Filed Pursuant to Rule 424(b)(5)

Registration No. 333-47493

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 27, 1999)

2,500,000 Shares

Actuant Corporation

Class A Common Stock

Actuant Corporation is offering 2,500,000 shares of its Class A common stock. Our Class A common stock is listed on the New York Stock Exchange under the symbol “ATU.” The last reported sale price of our Class A common stock on the New York Stock Exchange on December 21, 2004 was $50.10 per share.

We intend to use the net proceeds from this offering, together with borrowings under our new amended senior credit facility, to finance our acquisition of Key Components, Inc. and to reduce indebtedness. The closing of this offering is contingent upon the concurrent or prior acquisition of Key Components, Inc. and the concurrent or prior amendment of our senior credit facility.

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page S-26 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$49.500	$123,750,000
Underwriting Discounts and Commissions	$2.475	$6,187,500
Proceeds, Before Expenses, to Actuant	$47.025	$117,562,500

Delivery of the shares of our Class A common stock will be made on or about December 28, 2004.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase a maximum of 375,000 additional shares of our Class A common stock to cover over-allotments of shares, if any, exercisable at any time until 30 days after the date of this prospectus supplement.

Wachovia Securities

                JPMorgan    UBS Investment Bank

                                         Robert W. Baird & Co.     Bear, Stearns & Co. Inc.

The date of this prospectus supplement is December 21, 2004

Tools & Supplies

Engineered Solutions

Industrial Hydraulic Tools	Electrical Tools & Consumables	Specialty Electrical	Power Conversion

Truck Actuation	Convertible Top Actuation	Flexible Shaft Actuation	Aerospace Battery Systems

RV Actuation	Electric Utility	Truck Turbocharger

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized

S-i

anyone to provide you with different or varying information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. When you make a decision about whether to invest in our common stock, you should not rely on any information other than the information contained or incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus. You should assume that information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects, and the business, financial condition, results of operations and prospects of Key Components, Inc., may have changed since those dates.

This prospectus supplement is part of, and you should read it in conjunction with, the accompanying prospectus. In that regard, our company was previously known by the name Applied Power Inc., and the accompanying prospectus refers to us by our prior name. In addition, as described under “Incorporation of Certain Documents by Reference,” certain of the information in the accompanying prospectus has been superceded and replaced by the information in this prospectus supplement. Unless otherwise indicated or the context otherwise requires, in this prospectus supplement:

•	“Actuant,” the “Company,” “we,” “us” and “our” refer to Actuant Corporation and its subsidiaries;

•	“KCI” refers to Key Components, Inc., a Delaware corporation, and its subsidiaries;

•	“KCLLC” refers to Key Components, LLC, a Delaware limited liability company and wholly owned subsidiary of KCI;

•	all references to our “common stock” mean our Class A common stock, $0.20 par value per share;

•	all references to “SKUs” mean stock keeping units;

•	all references to “fiscal year 2005,” “fiscal 2005,” “fiscal year 2004,” “fiscal 2004,” “fiscal year 2003,” “fiscal 2003,” “fiscal year 2002” and “fiscal 2002” and other similar references, when used with respect to Actuant, refer to our fiscal years ending or ended on August 31, 2005, 2004, 2003 and 2002, respectively;

•	all references to the number of shares of our common stock and related per share data have been restated to reflect the 2-for-1 stock split that occurred by way of dividend on October 21, 2003; and

•	the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of common stock.

This prospectus supplement contains trademarks and trade names of other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated and deemed to be incorporated by reference herein and therein, contain statements that constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward-looking statements. The words “may,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “objective” and similar expressions are intended to identify forward-looking statements. Additionally, any projections or estimates of future revenues, earnings, earnings per share, tax rates, interest rates, debt reductions, earnings before interest, taxes, depreciation and amortization or similar matters (both with respect to Actuant or any companies we have acquired or may acquire), any projections or estimates regarding the effect of completed or pending acquisitions on revenues, earnings, earnings per share or other operating results, any projections or estimates of dates by which orders included in our backlog will be filled, future profit margins or

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operating results (including profit margins or operating results of us, our business units, companies we have acquired or may acquire or business units of those other companies), future sales to the recreational vehicle market, future profit margins of our automotive business, future commodity prices and their impact on gross profits, and future sales of convertible top actuation and latching systems, and any statements regarding our goals as to growth in our annual diluted earnings per share and our intention to leverage our market position to generate internal sales growth and the effect of our “Lean Enterprise Across Disciplines” process on profit margins, are forward-looking statements, and the actual results of operations, financial condition and other events and conditions could differ, perhaps substantially, from those expressed or implied in those forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with the forward-looking statements included in this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein and the risk factors discussed in this prospectus supplement under the caption “Risk Factors,” factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic conditions and market conditions in the industrial production, truck, construction, automotive, and recreational vehicle industries in North America and Europe and, to a lesser extent, Asia, and in the recreational boating and marine, electric utility and aerospace industries in North America, market acceptance of existing and new products, successful integration of acquisitions, competitive pricing, foreign currency risks, prices of commodities and other raw materials, interest rate risks, environmental matters, our ability to access capital markets, our high debt level, unforeseen costs and other factors that may be referred to in this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein might not transpire.

MARKET DATA

The information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein concerning market positions of certain of our products is based on our net sales for fiscal year 2004 and management’s estimates of our competitors’ respective dollar volumes of net sales for the products, markets and geographic region or regions to which we refer. These estimates are based on our internal estimates, our knowledge of our relative position and the relative position of our competitors in applicable markets, and, in some limited cases, industry sources. Other market data included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our business is estimated and is based on independent industry publications or other publicly available information. Although we believe that the information on which we have based these estimates of our market position and this market data are generally reliable, the accuracy and completeness of this information is not guaranteed and this information has not been independently verified. The information in this prospectus supplement and the documents incorporated by reference herein concerning market positions of certain of KCI’s businesses and products is based on information provided to us by KCI’s management and reports filed by KCLLC with the Securities and Exchange Commission. We have not independently verified this information and, accordingly, the accuracy of this information is not guaranteed. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include sales data for businesses that we acquired prior to their dates of acquisition. This sales data was provided to us by the sellers of those businesses and has not been independently verified, and the accuracy of that information is not guaranteed.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors,” and the documents incorporated by reference and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus carefully before making an investment decision. Unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of common stock.

Our Company

We are a diversified global manufacturer and marketer of a broad range of industrial products and systems, organized into two business segments, Tools & Supplies and Engineered Solutions. Our Tools & Supplies segment sells branded, specialized electrical and industrial tools and supplies to hydraulic and electrical tool wholesale distributors, to catalog houses and through various retail distribution channels. Our Engineered Solution segment’s primary expertise is in designing, manufacturing and marketing customized motion control systems primarily for automotive, recreational vehicle (“RV”) and truck original equipment manufacturers (“OEMs”) in diversified niche markets. We believe that our strength in these product categories is the result of the combination of our brand recognition, proprietary engineering and design competencies, dedicated service philosophy, and global manufacturing and distribution capabilities.

Over 75% of our net sales for our fiscal year ended August 31, 2004 were from products that we believe hold a leading position in their respective markets, based on our internal estimates of our competitors’ net sales of similar products. The following table sets forth our major product categories that we believe, based on these internal estimates, hold a leading position in their respective markets, as indicated, for those products:

Segment	Products	Market
Tools & Supplies	High-force hydraulic industrial tools	Global

Tools & Supplies	Electrical tools and supplies sold through retail home center, hardware cooperative, retail marine and retail automotive aftermarket distribution channels	North America, Germany, Benelux and Austria

Engineered Solutions	Hydraulic cab-tilt and latching systems for heavy-duty cab-over-engine trucks	Global

Engineered Solutions	Recreational vehicle slide-out, leveling, storage tray and retractable step systems	North America

Engineered Solutions	Electro-hydraulic automotive convertible top actuation and latching systems	Global

We have increased our net sales from $481.9 million for the fiscal year ended August 31, 2001 to $726.9 million for the fiscal year ended August 31, 2004, while our operating profits have grown from $71.9 million for fiscal year 2001 to $90.3 million for fiscal year 2004. We have also reduced our total indebtedness from $432.5 million at August 31, 2000 to $193.9 million at August 31, 2004. Although our indebtedness will increase as a result of the planned acquisition of Key Components, Inc., or “KCI,” described below, we will continue our efforts to reduce our leverage.

On November 18, 2004, we agreed to acquire KCI for a purchase price of $315 million, including the assumption of $80 million aggregate principal amount of 10.5% senior subordinated notes due 2008 of two subsidiaries of KCI (the “KCI senior notes”). We expect to acquire KCI prior to or concurrently with the closing of this offering. KCI is a manufacturer of custom engineered products and componentry for applications in a diverse array of niche markets. For the twelve months ended September 30, 2004, KCI generated net sales of $209.1 million and income from operations of $36.3 million. On a pro forma basis, assuming that our acquisition of KCI and the related transactions had occurred on September 1, 2003, for the fiscal year ended August 31, 2004, our unaudited pro forma net sales would have been $936.0 million and our unaudited pro forma operating profit would have been $118.6 million. This unaudited pro forma data is subject to a number of assumptions, estimates and uncertainties and you should read it in conjunction with the information appearing under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Tools & Supplies

The Tools & Supplies segment generated approximately 57% of our net sales for the fiscal year ended August 31, 2004. This segment includes our Enerpac, Gardner Bender, Dresco and Kopp businesses. These businesses share core competencies in product branding, distribution channel management, global sourcing and managing the logistics of SKU-intensive product lines. The segment’s products include high-force hydraulic tools and electrical tools and supplies that are sold directly to end-users, including customers in the general industrial, construction and production automation industries, as well as through retail home center, hardware cooperative, retail marine and retail automotive aftermarket distribution channels. Tools & Supplies provides over 25,000 SKUs, most of which are designed and manufactured by us in the United States, Germany or China. In addition, the segment manages a global sourcing operation that supplements its manufactured product offerings. Major customers include Lowe’s, Praktiker (Metro Group), Praxis, Hagebau/Zeus, Ace Hardware, The Home Depot, Gamma, Menards and W.W. Grainger. This segment also sells to over 12,000 small accounts globally and over 3,000 wholesale electrical, marine and automotive aftermarket distributors.

The following table illustrates our brands, products and key customers in our Tools & Supplies segment:

Brands	Products	Key Customers
Enerpac	Specialized high-force hydraulic tools and systems for general industrial, construction and production automation markets	W.W. Grainger, J. Blackwoods, Hydraulic Power and Applied Industrial Technologies

Gardner Bender	Electrical tools and supplies to the North American retail home center, hardware cooperative and wholesale electrical markets	Lowe’s, Ace Hardware, The Home Depot and Menards

Ancor	Electrical tools and supplies for the retail marine industry	West Marine and Boater’s World

CalTerm	Electrical tools and supplies for the automotive aftermarket	Advance Auto Parts and Ozark O’Reilly

Del City	Electrical tools and supplies sold through catalogs and the Internet	Over 10,000 small OEM customers

Kopp	Electrical tools and supplies to the German, Austrian and Eastern European retail home center and wholesale electrical markets	Praktiker (Metro Group), Hagebau/Zeus, Baumax, Rewe and Hornbach

Dresco	Electrical and plumbing supplies to the Benelux retail home center markets	Praxis, Gamma and Formido

Engineered Solutions

The Engineered Solutions segment generated approximately 43% of our net sales for the fiscal year ended August 31, 2004. We believe that the Engineered Solutions segment is a leading global designer and manufacturer of customized motion control systems for OEMs in a variety of niche industrial markets. The segment works with its customers to provide customized solutions, with a major presence in the RV, heavy-duty truck and automotive markets. Products include RV slide-out, leveling, storage tray and retractable step systems, hydraulic cab-tilt and latching systems for heavy-duty cab-over-engine trucks, and electro-hydraulic automotive convertible top actuation and latching systems. We believe that the segment’s principal brands, Power-Packer, Power Gear, Kwikee, Yvel, Milwaukee Cylinder and Nielsen Sessions, are recognized for their engineering, quality, integrated custom design and geographic reach. Major customers include Wilhelm Karmann GmbH, Fleetwood, CTS Dachsysteme, Monaco, Winnebago, Volvo and ASC Incorporated.

The following table illustrates our brands, products and systems and key customers in our Engineered Solutions segment:

Brands	Products and Systems	Key Customers
Power Gear/Kwikee	RV slide-out, leveling, storage tray and retractable step systems	Fleetwood, Monaco, Winnebago and Damon

Power- Packer/Yvel	Hydraulic cab-tilt and latching systems for heavy-duty cab-over-engine trucks	Volvo, Iveco, Scania, Renault and DAF/Leyland

Power-Packer	Electro-hydraulic automotive convertible top actuation and latching systems	Wilhelm Karmann GmbH (which in turn supplies these systems to Audi, Volkswagen and Mercedes-Benz), CTS Dachsysteme (which in turn supplies these systems to Cadillac, Saab and Peugeot), and ASC Incorporated and Bertone (which in turn supply these systems to General Motors)

Milwaukee Cylinder	Hydraulic and pneumatic tie-rod cylinders	Industrial distributors in North America and select OEM manufacturers in various industrial markets

Nielsen Sessions	Hardware for metal cases and containers	OEM manufacturers of metal cases and containers

Our Competitive Strengths

•	Market Leadership. We believe that the strength of our established products and brands and their market positions provide us with significant competitive advantages, including preferred supplier status with some of our customers and premium selling prices over some of our competitors in some of the product lines in which we compete.

•	Diversification and Stability. We believe that we have achieved a degree of product breadth and end-market and geographic diversity that differentiates us from many of our competitors. We have more than 20,000 customers in a wide array of niche markets, including many customers with whom we have developed long-standing and close relationships. We believe that the diversity of our customer base and products coupled with our global reach can help mitigate the effects of downturns in individual product markets. The following charts show the percentage of our net sales by end market and geographic region for the fiscal year ended August 31, 2004:

•	Attractive End Markets for Our Products. We believe that the markets for some of our products will continue to provide growth opportunities over the next few years. For example, we believe that the number of automobiles with convertible tops sold worldwide will continue to grow over the next several years. We believe that the number of RV owning households will grow over the next several years with the aging of the “baby-boomer” generation. We have continued to see an increase in the number of new RV models containing slide-out systems, which allow RV owners to increase a room’s size by telescoping a section of the room’s wall outward, as well as an increase in the number of RV models incorporating more than one slide-out system. These trends are favorable for sales of our convertible top actuation and latching systems and RV slide-out and leveling systems.

•	Brand Name Recognition. We sell our products under the brand names of Ancor, CalTerm, Del City, Dresco, Enerpac, Gardner Bender, Kwikee, Kopp, Milwaukee Cylinder, Nielsen Sessions, Power Gear, Power-Packer and Yvel. We believe that our brands include some of the most widely recognized and respected names in the markets we serve. In the Tools & Supplies business, we believe that our brand names provide us with the ability to market new product line extensions and promote cross-selling. Similarly, we believe that our Power-Packer, Power Gear, Yvel and Kwikee brand names in our Engineered Solutions segment are well respected by OEMs in the markets where they compete. In certain markets that we serve, we believe that our brand name products command premium prices compared to comparable products of our competitors. Additionally, we believe that our brands help to promote end-user demand in the markets that we serve.

•	Design and Engineering Capabilities. We believe that we have earned a reputation for design and engineering excellence in key technologies such as hydraulic and mechanical positioning and electronic controls for hydraulic systems. For example, our high pressure electro-hydraulic system is used in sophisticated convertible top systems for automobiles such as the Mercedes-Benz CLK; our PC Synchronous Hydraulic Lift system was used to temporarily lift the Golden Gate Bridge as part of a repair project; and our RV slide-out, leveling, storage tray and retractable step systems are used by a majority of the leading North American RV manufacturers. Through our proprietary processes, and over 500 patents and nearly 300 trademarks (including pending applications), we create products intended to satisfy specific customer needs and to make jobs easier and more efficient for our customers.

•	Global Distribution Management. We have established a network to source and distribute products and components effectively on a global basis while maintaining our inventory at low levels. We have major distribution warehouses located in North America, Europe and Asia, which serve over 5,000 industrial and electrical customer and distributor locations. We believe that our global infrastructure allows us to better serve our customers and provides the foundation to facilitate further global expansion initiatives.

•	Continuous Operational Improvements. We have significantly improved our cost structure, operating performance and asset utilization over recent years. We outsource the fabrication of components of most of our products and assemble the products either to actual orders or to lean stocking parameters. In other cases, we design the products and have them manufactured in their entirety by outside vendors. By focusing on design and product assembly and outsourcing the fabrication of many of our components, we seek to reduce our capital needs and fixed costs, which we believe makes us less susceptible to market downturns than would be the case for a more vertically integrated company. Over the past few years we have eliminated over 5,000 SKUs and have also improved our inventory turns. We believe that these achievements are the direct result of our manufacturing experience and our LEAD (“Lean Enterprise Across Disciplines”) driven operating culture. LEAD focuses on return on assets and operational improvement initiatives, including the implementation of Kanban, lean manufacturing and Kaizen philosophies. We believe that our continuous improvement culture provides a framework for ongoing benefits.

Our Strategy

•	Pursue Internal Growth Opportunities by Leveraging on Our Strengths. We have operated on a global basis for over 30 years and market products through our global distribution and sales network. We plan to leverage the strength of our brands and our long-standing relationships with key customers to build upon our current market positions. We believe that our Dresco, Enerpac, Gardner Bender, Kopp and Ancor brands in our Tools & Supplies segment are widely recognized in their respective market niches and present opportunities for new product introductions, line extensions and cross-selling.

In our Engineered Solutions segment, we have cultivated long-standing relationships with leading global OEMs who we believe have selected us as a vendor based on factors such as our proprietary designs, engineering expertise, quality and ability to support our customers in multiple locations around the world. We believe that these relationships provide us with opportunities for growth, particularly as our OEM customers expand into new geographic markets.

•	Capitalize on Design and Engineering Expertise. We design highly engineered products, and we believe we have earned a reputation for engineering excellence in key technologies such as hydraulic and mechanical positioning and electronic controls for hydraulic systems. We are continuously updating our product portfolios, many of which are designed in close coordination with our customers. We also seek patent and other protections to reinforce and strengthen our product positions and we strive to apply our existing competencies in new areas. For example, we successfully migrated our hydraulic cab-tilt system technology to our electro-hydraulic convertible top actuation systems and we also apply the same technology in other areas such as RV, agriculture, medical and marine actuation systems.

•

Cultivate a Culture Based on Continuous Improvement and Performance.    Our culture is based on the belief that people are a key ingredient to successful execution of business strategies and a driver of financial performance. Our decentralized and entrepreneurial approach to management is based on team-oriented managers who we believe share a strong sense of responsibility and accountability. Through LEAD, we target operational excellence, continuous cost reduction and asset efficiency initiatives. To date, broad initiatives to adopt Kanban, lean manufacturing and Kaizen philosophies have generated significant cost reductions and asset efficiency improvements.

We believe that opportunities exist to further improve operations by further reducing waste and working capital needs and improving upon floor-space utilization.

In addition, we use stock-based incentives to align our employees’ interests with those of our shareholders. Substantially all of our U.S.-based employees participate in a structured incentive compensation system based on achievement of both definitive performance targets for both the employee’s business unit and overall company results. These performance targets are based on year-over-year improvements in earnings less an asset carrying charge. Executive compensation is heavily weighted toward stock ownership, which is intended to align management’s interest with investors’ interests in achieving our strategic goals. Based upon the number of shares and options outstanding on August 31, 2004, management, director, and employee stock ownership represented more than 11% of our outstanding diluted shares of common stock. This percentage is calculated by dividing shares and shares issuable upon exercise of options owned by our officers, directors and employees by the total number of outstanding shares and shares issuable upon exercise of outstanding options, and does not take into account shares issuable upon conversion of our outstanding 2% convertible senior subordinated debentures due 2023, which we sometimes refer to as the “2% convertible senior subordinated debentures”.

•	Maintain the Business Model of an Assembly Company. We consider Actuant to be an assembler of industrial products rather than a vertically integrated manufacturer. We focus on adding value for our customers by designing a superior product, selecting quality-oriented component suppliers, efficiently assembling and distributing our products, and providing extensive customer service. Outside vendors provide most of the manufactured components that go into our products. Our non-vertical nature results in a more variable cost structure and helps to reduce our capital requirements and fixed costs compared to more vertically integrated businesses. We believe that the combination of our non-vertical business model and our market leadership positions help drive our cash flow and overall profit margins.

•	Continue to Pursue Complementary Acquisitions. Part of our growth strategy has been, and will continue to be, to make acquisitions that complement our existing businesses and whose products can be sold through our existing distribution channels. We have acquired seven businesses since January 2001. On November 18, 2004 we entered into a stock purchase agreement to acquire KCI, which we expect will close concurrently with or prior to this offering. See “—Acquisition of Key Components, Inc”. We will continue to pursue acquisition opportunities that complement our strategy of selling branded tools and supplies and motion control systems. Every newly acquired business unit participates in our formal integration process, the Acquisition Integration Model (“AIM”), which involves five functional teams using both our strengths and the strengths of the acquired business to drive value-creating projects over an initial integration phase that lasts for 100 days.

Divestitures and Acquisitions

Prior to July 31, 2000, we were known as Applied Power, Inc., and our business consisted of two segments, Electronics and Industrial. The Electronics segment, which we refer to as the “Electronics Business” or “APW”, focused on electronic enclosures, while the Industrial segment, which we refer to as the “Industrial Business”, concentrated on the current Tools & Supplies and Engineered Solutions businesses, as well as other businesses that have been divested. On January 26, 2000, our board of directors authorized various actions intended to position us to distribute the Electronics Business to our shareholders in the form of a special dividend, which we refer to as the “spin-off” or the “distribution”. The spin-off took place on July 31, 2000, and at that time we began doing business as Actuant Corporation.

Subsequent to the spin-off, we divested businesses that did not fit within our strategy of selling branded tools and supplies and motion control systems. During fiscal 2001, we divested our medical products business, Mox-Med, which was included in our Engineered Solutions segment, and the Quick Mold Change product line, which was included in the Tools & Supplies segment.

Thus far in fiscal 2005, we have acquired A.W. Sperry Instruments, Inc., a leading provider of electrical test meters and instruments to the North American professional and retail channels (“Sperry”), and Yvel S.A., a leading provider of hydraulic latches to the European cab-over-engine heavy-duty truck market (“Yvel”). In fiscal 2004, we acquired Dresco B.V., a provider of electrical, plumbing and other supplies to the Benelux retail home center markets (“Dresco”), and Kwikee Products Company, Inc., a leading North American provider of storage tray and retractable step systems for the North American RV market (“Kwikee”). In fiscal 2003, we acquired Heinrich Kopp AG (“Kopp”), a provider of electrical products to the German, Austrian and Eastern European retail home center markets. Also in fiscal 2003, we acquired Shanghai Sanxin Hydraulic Co., Ltd. (“Shanghai Sanxin”). During fiscal 2001, we acquired the assets of Dewald Manufacturing, Inc., a provider of slide-out and leveling systems to the North American RV market (“Dewald”). Dresco, Kopp, Shanghai Sanxin and Sperry are included in our Tools & Supplies segment, while Dewald, Kwikee and Yvel are included in our Engineered Solutions segment.

In addition, as discussed below under “—Acquisition of Key Components, Inc.,” we have entered into a stock purchase agreement to acquire KCI.

As you review our consolidated financial statements and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, please consider the effects of the divestitures and acquisitions described above and elsewhere in this prospectus supplement and the documents incorporated by reference herein.

Recent Developments

First Quarter Earnings Release

On December 16, 2004, we announced our results of operations for our fiscal quarter ended November 30, 2004, which is the first quarter of fiscal 2005. Net sales for the quarter ended November 30, 2004 increased approximately 20% to $199.7 million compared to $166.6 million for the quarter ended November 30, 2003. Results for the quarter ended November 30, 2004 included net sales from Dresco, which we acquired on December 30, 2003, and Yvel, which we acquired on September 16, 2004. Excluding the impact of the Dresco and Yvel acquisitions and foreign currency exchange rate changes, net sales for the quarter ended November 30, 2004 increased approximately 6% over the quarter ended November 30, 2003. Net earnings and diluted earnings per share (“EPS”) for the quarter ended November 30, 2004 were $17.5 million and $0.71, respectively, which includes a $2.0 million pre-tax gain, or $1.3 million after tax ($0.05 per diluted share), for the favorable settlement of a liability to APW, a former subsidiary. In connection with this settlement, we made a payment of approximately $15.8 million to APW for a fiscal 2000 income tax refund. This compares to net earnings and EPS of $0.3 million and $0.01, respectively, for the first quarter of fiscal 2003, which included a charge of $15.1 million, or $9.8 million after tax ($0.40 per diluted share), attributable to the early extinguishment of debt.

Net sales in the Tools & Supplies segment for the quarter ended November 30, 2004 were $112.5 million, a 17% increase over net sales of $96.3 million for the quarter ended November 30, 2003. Excluding the impact of the Dresco acquisition and the weaker U.S. dollar, Tools & Supplies segment net sales in the quarter ended November 30, 2004 increased approximately 2% compared to the quarter ended November 30, 2003. Engineered Solutions segment net sales in the quarter ended November 30, 2004 were $87.1 million, a 24% increase over net sales of $70.2 million for the quarter ended November 30, 2003 due to higher sales in the automotive and truck markets, the weaker U.S. dollar and the Yvel acquisition. Excluding the impact of the Yvel acquisition and foreign currency exchange rate changes, Engineered Solutions segment net sales grew 12% for the quarter ended November 30, 2004 compared to the quarter ended November 30, 2003.

Our operating profit in the quarter ended November 30, 2004 was $27.3 million, or 32% higher than the $20.7 million in the quarter ended November 30, 2003, resulting from both net sales and operating profit margin growth. Operating profit margin (which we define as operating profit divided by net sales) increased from 12.4% in the quarter ended November 30, 2003 to 13.7% in the quarter ended November 30, 2004. Operating profit margins in the quarter ended November 30, 2004 improved in both of our business segments compared to the quarter ended November 30, 2003. Tools & Supplies segment operating profit was $17.7 million, or 15.7% of net sales, for the three months ended November 30, 2004, compared to $14.4 million, or 14.9% of net sales, for the quarter ended November 30, 2003. For the three months ended November 30, 2004 and 2003, Engineered Solutions segment operating profit was $12.2 million (14.0% of net sales) and $8.8 million (12.5% of net sales), respectively. General corporate operating loss was $2.6 million and $2.4 million for the three months ended November 30, 2004 and 2003, respectively.

Total debt (including current maturities) at November 30, 2004 was approximately $212 million. Net debt (total debt less approximately $7 million of cash) was $205 million at November 30, 2004, compared to $188 million at August 31, 2004. The increase results from approximately $9 million of borrowings to fund the Yvel acquisition, and $16 million of borrowings to reimburse APW for a fiscal 2000 income tax refund, partly offset by operating cash flow in the quarter ended November 30, 2004.

The following table sets forth certain unaudited summary financial data for the quarters ended November 30, 2004 and November 30, 2003. Additional information with respect to our results of operations and financial condition for these quarters is incorporated by reference in this prospectus supplement and may be obtained as described under “Incorporation of Certain Documents by Reference.” The following summary financial data as of and for the quarter ended November 30, 2004 is not necessarily indicative of our results of operations or financial condition for any future period or as of any future date.

Summary Financial Data For Quarters

Ended November 30, 2004 and 2003

(in millions except per share amounts)

	Three Months Ended November 30,
	2004	2003
	(Unaudited)
Statement of Earnings Data:
Net sales	$199.7	$166.6
Cost of products sold	135.9	112.0

Gross profit	63.8	54.6
Selling, administrative and engineering expenses	35.9	33.4
Amortization of intangible assets	0.6	0.5

Operating profit	27.3	20.7
Financing costs, net	1.9	4.4
Charge for early extinguishment of debt	—	15.1
Other (income) expense, net	(1.2)	0.4

Earnings before income taxes and minority interest	26.6	0.8
Income tax expense	9.1	0.3
Minority interest, net of income taxes	—	0.2

Net earnings	$17.5	$0.3

Basic earnings per share (a)	$0.73	$0.01
Diluted earnings per share (a)	$0.71	$0.01
Weighted average common shares outstanding (a):
Basic	23.9	23.5
Diluted	24.6	24.7

Operating, Investing and Financing Cash Flows:
Net cash used in operating activities	$(6.3)	$(13.6)
Net cash used in investing activities	(11.8)	(36.1)
Net cash provided by financing activities	18.8	77.6
Net increase in cash and cash equivalents	1.1	28.1

	November 30, 2004
Balance Sheet Data:
Total assets	$470.7
Total current liabilities	144.9
Total debt, including current maturities	212.1
Total shareholders’ equity	64.4

(a)	We have excluded the potential conversion of our 2% convertible senior subordinated debentures from our diluted earnings per share calculation because the conditions under which conversion is allowed have not been met. Due to the adoption of EITF 04-8 by the Emerging Issues Task Force, we will be required to restate our diluted earnings per share for fiscal year 2004 and for the quarter ended November 30, 2004, which will substantially reduce diluted earnings per share for those periods. See “Summary Consolidated Financial Data—Actuant” and “Risk Factors—We will be required to include shares of common stock issuable upon conversion of our 2% convertible senior subordinated debentures when computing diluted earnings per share commencing with the second quarter of fiscal 2005, which will reduce diluted earnings per share and could adversely affect the market price of our common stock.”

Amended Senior Credit Facility

Our primary credit facility is a $250 million senior revolving credit facility, which we sometimes refer to as our “senior credit facility.” Concurrently with the closing of our acquisition of KCI, we intend to amend our senior credit facility, which we sometimes refer to herein as the “amended senior credit facility”, by adding a new $250 million five year term loan, borrowing $250 million under this new term loan and applying the proceeds from those borrowings to finance the purchase of KCI and to pay related costs and expenses. We anticipate that the amended senior credit facility will consist of a $250 million revolving credit facility and a $250 million term loan which will require repayments of principal in the last three years of the term loan. Both the revolving credit facility and the term loan will mature in 2009. For additional information with respect to the anticipated terms of the amended senior credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Recent Acquisitions

On December 1, 2004, we completed the purchase of all the outstanding stock of Sperry for approximately $12.5 million. Located in Hauppauge, New York, Sperry designs, tests, assembles, packages, and sells electrical test meters and instruments to the North American professional and retail channels.

On September 16, 2004, we completed the purchase of all the outstanding shares of Yvel for approximately $10.0 million. Located in Paris, France, Yvel is a leading provider of hydraulic latches to the European heavy duty cab-over-engine truck market.

Changes in our Board of Directors

On October 29, 2004, we announced the appointment of Larry Yost to our board of directors. Mr. Yost recently retired from ArvinMeritor where he held the positions of Chief Executive Officer and Chairman of the Board.

Two of our directors, H. Richard Crowther and Bruce S. Chelberg, have indicated that they will retire from our board of directors at our annual meeting to be held on January 10, 2005. The retirement of these two directors is pursuant to a director succession plan. Under this plan, we have already added three new directors, including Mr. Yost, in the past eighteen months.

Our Address

Headquartered in Milwaukee, we are a Wisconsin corporation incorporated in 1910. Our principal executive offices are located at 6100 North Baker Road, Milwaukee, Wisconsin 53209 and our telephone number at that location is (414) 352-4160.

Acquisition of Key Components, Inc.

On November 18, 2004, we entered into a stock purchase agreement pursuant to which we agreed to acquire all of the outstanding stock of KCI, which we sometimes refer to as the “KCI acquisition.” The aggregate purchase price is approximately $315 million, including the assumption of $80 million aggregate principal amount of KCI senior notes. The purchase price for KCI is subject to a possible reduction in the event that KCI’s working capital at the closing date is less than a specified amount.

We expect the KCI acquisition to close concurrently with or prior to this offering and that we will enter into our amended senior credit facility concurrently with the closing of the KCI acquisition. We intend to finance the acquisition and pay related costs and expenses with the proceeds from the new $250 million term loan under the amended senior credit facility. Accordingly, we expect that, on the closing date of the KCI acquisition, we will be required to make a cash payment of approximately $235 million to acquire KCI, which reflects the purchase price of approximately $315 million less $80 million aggregate principal amount of KCI senior notes that we will assume. In addition, we intend to use the net proceeds from this offering, together with the remaining proceeds from the new $250 million term loan, to redeem the KCI senior notes (or, as described below, to repay revolving credit borrowings temporarily incurred for that purpose), repay revolving credit and/or commercial paper borrowings and pay related costs and expenses. We anticipate that the total redemption price for the KCI senior notes will be approximately $84.2 million, including redemption premium and accrued interest, and that the redemption will occur in January 2005.

We expect that the bank lenders under our amended senior credit facility will require that, concurrently with the closing of the KCI acquisition, we make an irrevocable cash deposit with the trustee for the KCI senior notes in an amount equal to the anticipated redemption price of the KCI senior notes, which deposit will be held by the trustee and applied to redeem the KCI senior notes on the applicable redemption date in January 2005. We sometimes refer to this anticipated cash deposit as the “Redemption Deposit.” If the KCI acquisition closes prior to the closing of this offering, we anticipate that we will finance the Redemption Deposit with revolving credit borrowings under our amended senior credit facility and that we will repay those borrowings with a portion of the proceeds from this offering. If the KCI acquisition closes concurrently with the closing of this offering, we anticipate that we will finance the Redemption Deposit with a portion of the proceeds from this offering. To the extent that we initially finance the Redemption Deposit with revolving credit borrowings, we anticipate that those borrowings will be outstanding only temporarily. Accordingly, we have not reflected those possible revolving credit borrowings in the pro forma financial data, pro forma financial statements or other similar information appearing elsewhere in this prospectus supplement.

The stock purchase agreement contains customary conditions to each of our and the sellers’ obligations to close. See “—Acquisition Financing and Related Transactions,” “Use of Proceeds” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.” We anticipate that all of KCI’s outstanding stock options will be repurchased or cancelled in connection with the KCI acquisition.

Key Components, Inc.

KCI is a manufacturer of custom engineered products and componentry for applications in a diverse array of niche markets. KCI operates six businesses units, which are presently organized into two reporting segments, Electrical Components (“EC”) and Mechanical Engineered Components (“MEC”). Through these six decentralized business units, KCI manufactures mechanical and electrical components and supplies its products to OEMs and through other distribution channels. KCI’s strategy is to build competitive advantages by focusing on markets where it believes it can differentiate itself through product customization, value-added engineering and superior customer support. We believe, based on information provided to us by KCI’s management and KCLLC’s reports filed with the Securities and Exchange Commission, that a number of KCI’s products hold a leading position in their respective markets.

The six business units that comprise KCI’s EC and MEC segments are described below:

Electrical Components Segment

•	Specialty Electrical. Through its Marinco, Guest and other brand names, KCI’s Specialty Electrical business designs, manufactures and markets a broad line of electrical products for harsh environments. Products include wiring devices, battery chargers, electrical receptacles, plugs, switches and accessories. Such products are sold to powerboat OEMs, such as Sea Ray and Bayliner, marine retailers such as Boaters World and West Marine, and catalog businesses such as Cabelas and Bass Pro Shops. The Specialty Electrical business also sells products to other non-marine outdoor and harsh environment markets, including the outdoor theatrical and event lighting, recreational vehicle, medical, industrial and power generation markets. Customers in these non-marine markets include Applied Materials, Fleetwood, Pride Mobility Products and Kohler. The Specialty Electrical business is based in Napa, California, with additional manufacturing plants in Meriden, Connecticut and Monterrey, Mexico.

•	Acme Power Distribution Products. KCI’s Acme Power Distribution Products business manufactures single-phase, dry type transformers sold into the low voltage segment (which we define as 15 kilovolt-amperes or less) of the North American transformer market, in which we believe it holds a leading position. Its products are sold primarily through a wholesale distribution network of approximately 2,000 electrical distributors, including Affiliated Distributors, IMARK, CED and Rexel, as well as directly to industrial OEMs such as Siemens, Powerware and General Electric. Products are sold into the wholesale electrical, general industrial, construction and telecommunication markets. The Acme Power Distribution Products business manufactures products at its headquarters in Lumberton, North Carolina, and at additional plants in Monterrey, Mexico and Houston, Texas.

•	Acme Aerospace & Defense. KCI’s Acme Aerospace & Defense business, based in Tempe, Arizona, manufactures and sells sealed cell fibrous nickel cadmium batteries, battery chargers, power management systems, power supplies and converters used in a variety of aerospace applications. These products are used to provide electrical power in aerospace and defense platforms such as the Apache attack helicopter and Boeing 777, as well as the training system for the Javelin missile. Acme Aerospace & Defense customers include aerospace OEMs such as Boeing, defense contractors such as Lockheed Martin and Northrop Grumman, and commercial airlines and distributors of aircraft parts such as JAL and Avio-diepen.

•	Electrical Utility. KCI’s Turner Electrical Utility business engineers, manufactures and markets high voltage switch products consisting primarily of air break switches, load break interrupters and accessory equipment. Air break switches are used in the electric utility transmission, substation and distribution system for isolating, sectionalizing and routing power through the power grid. We believe that Turner is a leading manufacturer of high voltage utility pole-top switchgear products sold to the transmission segment of the North American electric utility industry. Turner operates two manufacturing facilities in the St. Louis area, and sells primarily to North American electric utilities such as Ameren, Alabama Power, Great River Energy and Illinois Power.

Mechanical Engineered Components Segment

•

Flexible Shafts.    We believe that KCI’s B.W. Elliott Manufacturing business, or “Elliott”, is a leading North American supplier of flexible shaft products and assemblies for the transmission of rotary power. Elliott also provides push/pull controls for the transmission of linear motion. Flexible shafts and push-pull controls are sold into a variety of markets including outdoor lawn and garden equipment, aircraft, construction, general industrial and marine markets. Elliott’s flexible shafts are used in diverse product applications, including weed trimmers, aircraft flap controls, concrete vibrators, and powered dental equipment. Representative customers include CNH Global, Honeywell, Electrolux, John Deere, Cessna, Caterpillar and Newport News Shipbuilding. Elliott designs, manufactures, and markets its products from its facility in Binghamton, New York.

•	Air Handling/Turbocharger Components. Through its Gits Manufacturing business, or “Gits”, we believe that KCI is a leading designer and supplier of wastegate actuators used in air handling/turbocharger systems produced by diesel engine and turbocharger manufacturers. Gits also produces exhaust flow control systems for diesel truck engines. Products include wastegate actuators for diesel engines, exhaust gas recirculation (EGR) valves and other components. Air handling and exhaust control systems are commonly used in turbochargers and diesel engines, including those found on heavy duty and mid-range trucks, buses and off-road vehicles. Gits does not supply components for diesel passenger car engines. Gits primarily supplies its products to leading North American diesel engine and turbocharger manufacturers such as Detroit Diesel, Garrett Turbochargers, Holset Engineering, IHI, Borg Warner Turbo Systems and Caterpillar, among others. Gits is based in Creston, Iowa, and has additional manufacturing plants in China and Thailand.

KCLLC, a subsidiary of KCI, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission, or “SEC”. The information filed by KCLLC with the Securities and Exchange Commission is not part of and is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

Strategic Benefits of the KCI Acquisition

Leading Positions in Niche Markets.    Over 75% of Actuant’s net sales for the fiscal year ended August 31, 2004 were from products that we believe hold a leading position in their respective markets, based on our internal estimates of our competitors’ net sales of similar products. We also believe that a number of KCI’s products hold a leading position in their respective markets, based on information provided to us by KCI’s management. For example, we believe that KCI’s Acme Power Distribution Products business is a leading manufacturer of single-phase, dry-type transformers sold into the low voltage segment of the North American transformer market, that KCI’s Turner Electrical Utility business is a leading manufacturer of high voltage utility pole-top switchgear products sold to the transmission segment of the North American electric utility industry, that KCI’s Elliott Flexible Shafts business is a leading North American supplier of flexible shaft products and assemblies for the transmission of rotary power, and that KCI’s Air Handling/Turbocharger Components business is a leading designer and supplier of wastegate actuators used in air handling/turbocharger systems produced by diesel truck engine and turbocharger manufacturers.

Complementary Product Lines.    The addition of KCI will add new products to the Actuant platform. Certain of these products are sold in some of the same niche markets in which Actuant participates and therefore complement Actuant’s current product offerings. As a result, we expect that the KCI acquisition will allow us to offer a broader line of products to certain of the customers and markets that we currently serve.

For example, our Ancor product line sells electrical wire, connectors, wire management consumables and installation tools that are used in the marine industry to make electrical connections within a boat, while KCI’s Specialty Electrical business offers a broad line of electrical products sold to the recreational marine market, such as ship-to-shore electrical connectors, electrical receptacles, plugs and switches, as well as non-electrical accessories such as vents, tables, ladders and fishing pole holders. There is also an opportunity to leverage KCI’s Specialty Electrical products in the RV market, where we believe that we hold a leading position in the North American market for RV slide-out, leveling, storage tray and retractable step systems. Likewise, KCI’s Air Handling/Turbocharger Components business supplies products to leading diesel engine and turbocharger manufacturers in North America but has relatively few customers in Europe, where we believe that our Power Packer business has a strong presence in the market for hydraulic cab-tilt and latching systems for heavy-duty cab-over-engine trucks.

Similar Business Model.    We believe that there are similarities between the Actuant and KCI business models. For example, both companies operate multiple business units through a decentralized management structure. In that regard, each of KCI’s six business units has its own management team, consisting of a General Manager or President and financial, operations, human resources, and sales and marketing personnel. Likewise, both Actuant and KCI sell their products into niche markets, which we believe can provide opportunities for higher margins compared to larger, more competitive markets. Finally, we believe that both companies focus on design and engineering capabilities to strengthen ties with customers.

Opportunities to Improve Performance with Actuant’s LEAD Process.    We believe that our LEAD (“Lean Enterprise Across Disciplines”) process has allowed us to improve the operating performance of a number of the businesses we have acquired over the last several years. LEAD focuses on return on assets and operational improvement initiatives intended to increase manufacturing output and quality while reducing costs. We believe that opportunities exist to improve KCI’s operating results through the use of our LEAD process.

Increased Size and Scale.    Through the KCI acquisition, we will become a larger company, which we expect will provide opportunities for us to realize cost efficiencies in supplier and distributor operations. Similarly, we expect to consolidate KCI’s corporate offices, which are currently located in Tarrytown, New York, with our headquarters in Glendale, Wisconsin, thereby eliminating some redundant functions and costs. We also expect that the larger size of the combined entity will enhance our purchasing power with suppliers and may make us a more attractive employer for some prospective employees. We also believe that some of KCI’s business units will be able to benefit from the favorable manufacturing costs of some of our existing suppliers in China and other Asian countries, thus creating opportunities for improved margins.

Increased Diversification of the Actuant Platform.    The addition of KCI will bring new niche markets to our business. For example, the acquisition will add products sold to the defense and aerospace, lawn and garden, and other markets. We believe that this increased diversification could help mitigate the effect of economic cycles within the particular industries we currently serve.

For further information on KCI, see “Business – Key Components, Inc.”

Acquisition Financing and Related Transactions

We have agreed to acquire KCI for a purchase price of approximately $315 million, of which approximately $235 million is payable in cash and $80 million is payable through the assumption of the KCI senior notes. We sometimes refer to this cash payment as the “Cash Portion” of the KCI purchase price. We intend to use the proceeds from the new $250 million term loan under our amended senior credit facility to pay the Cash Portion of the purchase price for KCI and related costs and expenses. We intend to use the remaining proceeds from the new $250 million term loan as described below.

We intend to use the net proceeds from this offering, together with the remaining proceeds from the new $250 million term loan, to redeem the KCI senior notes (or, as described below, to repay revolving credit borrowings temporarily incurred for that purpose), reduce our revolving credit and/or commercial paper borrowings and pay related costs and expenses. This offering is contingent upon the concurrent or prior closing of the KCI acquisition and amendment of our senior credit facility. The issuance and sale of the common stock in this offering, the KCI acquisition, the redemption of the KCI senior notes, the amendment to our senior credit facility and the borrowing of the $250 million term loan thereunder, the use of proceeds to reduce our revolving credit and/or commercial paper borrowings and the payment of related costs and expenses are collectively herein referred to as the “Transactions.”

The KCI senior notes are subject to redemption at the option of KCI at a redemption price currently equal to 103.5% of the principal amount plus accrued interest. Following completion of the KCI acquisition, we intend to redeem all of the outstanding KCI senior notes for an aggregate redemption price of approximately $84.2 million. We anticipate that this redemption will occur in January 2005.

We expect that the bank lenders under our amended senior credit facility will require that, concurrently with the closing of the KCI acquisition, we make an irrevocable cash deposit with the trustee for the KCI senior notes in an amount equal to the anticipated redemption price of the KCI senior notes, which deposit will be held by the trustee and applied to redeem the KCI senior notes on the applicable redemption date in January 2005. We sometimes refer to this anticipated cash deposit as the “Redemption Deposit”. If the KCI acquisition closes prior to the closing of this offering, we anticipate that we will finance the Redemption Deposit with revolving credit borrowings under our amended senior credit facility and that we will repay those borrowings with a portion of the proceeds from this offering. If the KCI acquisition closes concurrently with the closing of this offering, we anticipate that we will finance the Redemption Deposit with a portion of the proceeds from this offering. To the extent that we initially finance the Redemption Deposit with revolving credit borrowings, we anticipate that those borrowings will be outstanding only temporarily. Accordingly, we have not reflected those possible revolving credit borrowings in the following table or in the pro forma financial data, pro forma financial statements or other similar information appearing elsewhere in this prospectus supplement.

The following table sets forth the estimated sources and uses of funds relating to the Transactions, assuming that all of the Transactions were completed on August 31, 2004 (dollars in millions):

Sources of Funds		Uses of Funds
Net proceeds from common stock offered hereby	$116.3	Cash Portion of the KCI purchase price (1)	$235.0
New term loan under our amended senior credit facility	250.0	Redemption of KCI senior notes (2)	84.2
		Repayment of revolving credit and/or commercial paper borrowings (3)	40.1

Total sources of funds	$366.3	Costs and expenses	7.0

		Total uses of funds	$366.3

(1)	The purchase price for KCI is subject to a possible reduction in the event that KCI’s working capital at the closing date is less than a specified amount.
(2)	We intend to redeem all of the outstanding $80 million aggregate principal amount of KCI senior notes for a redemption price of approximately $84.2 million, which includes a redemption premium of $2.8 million and, assuming a redemption date of January 31, 2005, an estimated $1.4 million of accrued interest.
(3)	As of August 31, 2004, we had a total of $38.8 million of revolving credit and commercial paper borrowings outstanding, bearing interest at a weighted average rate of 2.30% per annum. Subsequent to August 31, 2004, we borrowed approximately $10.0 million and $12.5 million of additional revolving credit borrowings under our senior credit facility in connection with our acquisitions of Yvel and Sperry, respectively, and an additional $15.8 million of revolving credit borrowings under our senior credit facility to reimburse APW for a fiscal 2000 tax refund. Immediately prior to the closing of this offering, we expect to have a total of approximately $80 million of revolving credit and commercial paper borrowings outstanding, excluding any revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described above. See “—Recent Developments” and “Capitalization.”

The Offering

Common stock offered by us in this offering	2,500,000 shares, or 2,875,000 shares if the underwriters exercise their over-allotment option in full.

Common stock outstanding after this offering (1)	26,262,494 shares.

Use of proceeds

We estimate that we will receive approximately $116.3 million of net proceeds from this offering, or approximately $133.9 million if the underwriters exercise their over-allotment option in full. The closing of this offering is contingent upon the concurrent or prior closing of the KCI acquisition and amendment of our senior credit facility. We intend to use the proceeds from the new $250 million term loan under our amended senior credit facility to pay the Cash Portion of the purchase price for KCI and related costs and expenses. We intend to use the net proceeds from this offering, together with the remaining proceeds from the new $250 million term loan, to redeem the KCI senior notes (or, as described above under “—Acquisition Financing and Related Transactions”, to repay revolving credit borrowings temporarily incurred for that purpose), reduce our revolving credit and/or commercial paper borrowings and pay related costs and expenses.

Risk factors

See “Risk Factors” beginning on page S-26 of this prospectus supplement and the other information included and incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

New York Stock Exchange Symbol	“ATU.”

(1)	The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of August 31, 2004 and excludes:

•	375,000 shares issuable upon exercise of the underwriters’ over-allotment option;

•	1,974,758 shares issuable upon the exercise of stock options outstanding under our stock option plans at that date, with a weighted average exercise price of $15.72 per share;

•	674,533 shares reserved for future issuance under our stock option and employee stock purchase plans at that date; and

•	3,758,445 shares issuable upon conversion of our 2% convertible senior subordinated debentures. The number of shares issuable upon conversion of these debentures is subject to adjustment from time to time pursuant to anti-dilution provisions.

Subsequent to August 31, 2004, we granted options to purchase 263,800 additional shares of common stock under our stock option plans.

Summary Consolidated Financial Data—Actuant

The following summary consolidated financial data for and as of the end of each of the three fiscal years ended August 31, 2004 are derived from our audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004, which is incorporated by reference into this prospectus supplement, and with the information appearing under “Recent Developments—First Quarter Earnings Release” above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. The results of all businesses acquired during the time periods presented are included in the table only from their respective acquisition dates.

	Year Ended August 31,
	2004	2003	2002
	(in millions, except per share data)
Statement of Earnings Data (1):
Net sales	$726.9	$585.4	$463.0
Gross profit	231.2	190.0	159.0
Selling, administrative and engineering expenses	138.7	114.9	85.4
Amortization of intangible assets	2.2	2.3	2.5
Operating profit	90.3	72.8	71.1
Charge for early extinguishment of debt	36.7	2.0	16.4
Earnings from continuing operations (2)	23.9	29.0	14.6
Discontinued operations, net of income taxes (3)	10.9	—	(10.0)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(7.2)
Net earnings (loss)	34.8	29.0	(2.6)

Basic earnings (loss) per share (4):
Earnings from continuing operations	$1.01	$1.24	$0.73
Discontinued operations, net of income taxes (3)	0.46	—	(0.50)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.36)

Total	$1.47	$1.24	$(0.13)

Diluted earnings (loss) per share (4):
Earnings from continuing operations	$0.97	$1.18	$0.69
Discontinued operations, net of income taxes (3)	0.44	—	(0.47)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.34)

Total	$1.41	$1.18	$(0.12)

Weighted average common shares outstanding:
Basic	23.7	23.3	20.0
Diluted	24.7	24.5	21.2

Balance Sheet Data (at end of period) (1):
Total assets	$424.1	$358.7	$294.6
Total debt (including current maturities)	193.9	169.8	192.6
Total shareholders’ equity (deficit)	31.8	(11.6)	(43.6)

(1)	We completed various acquisitions that impact the comparability of the summary financial data presented in the above table. The following table summarizes the acquisitions that were completed during the periods presented above, but does not include the Yvel and Sperry acquisitions, which impact periods subsequent to our 2004 fiscal year end, or the pending KCI acquisition:

Business Acquired	Segment	Date Acquired	Approximate Purchase Price
			(in millions)
Dresco, B.V.	Tools & Supplies	December 2003	$32.0
Kwikee Products Company, Inc.	Engineered Solutions	September 2003	29.0
Shanghai Sanxin Hydraulic Co., Ltd.	Tools & Supplies	April 2003	1.0
Heinrich Kopp AG	Tools & Supplies	September 2002	19.0

(2)	Fiscal 2003 earnings from continuing operations include a pre-tax charge of $6.5 million for litigation associated with divested businesses.
(3)	In fiscal 2002, we recorded a non-cash charge of $10.0 million, or $0.47 per diluted share, in “Discontinued operations, net of income taxes” to reflect the termination of APW’s agreement to indemnify us for certain potential tax liabilities and other obligations relating to the spin-off as the result of APW’s bankruptcy. This charge was used to establish reserves to cover contingent liabilities that otherwise would have been subject to indemnification by APW. In August 2004, we recorded income of $10.9 million, or $0.44 per diluted share, in “Discontinued operations, net of income taxes” to reflect the release of these reserves for tax and other obligations related to the spin-off, based on our evaluation that no amounts would be due as a result of APW’s termination of the indemnification agreements.
(4)	We have excluded the potential conversion of our 2% convertible senior subordinated debentures into common stock in the diluted earnings per share calculation because the conditions under which conversion is allowed have not been met. The Emerging Issues Task Force (“EITF”) has adopted EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which will require the inclusion of the potential conversion of our 2% convertible senior subordinated debentures into common stock in the diluted earnings per share calculation even if the conditions that must be satisfied to allow conversion have not been met. EITF 04-8 is effective for reporting periods ending after December 15, 2004. We will adopt EITF No. 04-8 during the second quarter of fiscal 2005 and our adoption will require us to retroactively restate operating results for the first quarter of fiscal 2005 and for fiscal 2004. This restatement will have the following effect on fiscal 2004 results:

•	Diluted earnings per share from continuing operations will be reduced from $0.97 to $0.92;

•	Diluted earnings per share from discontinued operations, net of income taxes, will be reduced from $0.44 to $0.39; and

•	Diluted earnings per share will be reduced from $1.41 to $1.31.

EITF No. 04-8 will not impact the 2003 or 2002 fiscal year results because we issued the 2% convertible senior subordinated debentures in November 2003. The foregoing data is based upon an increase of 3,027,636 common and equivalent shares, which is less than the 3,758,445 shares, issuable upon conversion of the 2% convertible senior subordinated debentures, due to the fact that those debentures were not outstanding for all of fiscal 2004. Had the full number of shares issuable upon conversion of those debentures been used in the foregoing calculation, the reduction in diluted earnings per share would have been greater than the reduction reflected above. In fiscal 2005, the number of weighted average common and equivalent shares outstanding for purposes of computing diluted earnings per share will include the full 3,758,445 shares issuable on conversion of the 2% convertible senior subordinated debentures. For information regarding the impact of the adoption of EITF No. 04-8 on earnings per share for the first quarter of fiscal 2005, see “Risk Factors—We will be required to include shares of common stock issuable upon conversion of our 2% convertible senior subordinated debentures when computing diluted earnings per share commencing with the second quarter of fiscal 2005, which will reduce diluted earnings per share and could adversely affect the market price of our common stock.”

Summary Consolidated Financial Data—KCI

The following summary consolidated financial data for and as of the end of each of the three years ended December 31, 2003 are derived from KCI’s audited consolidated financial statements included in this prospectus supplement. The following summary consolidated financial data for and as of the end of the nine months ended September 30, 2004 and 2003 are derived from KCI’s unaudited consolidated financial statements, certain of which are included in this prospectus supplement. Financial data as of and for the nine months ended September 30, 2004 are not indicative of KCI’s results of operations or financial condition for any future period or as of any future date. The data should be read in conjunction with KCI’s financial statements included elsewhere in this prospectus supplement. The results of businesses acquired during the time periods presented are included in the table only from their respective acquisition dates. In that regard, KCI’s acquisitions included two businesses that designed, manufactured and marketed light-duty security locks (the “locks business”). KCI divested the locks business on October 22, 2004 to an independent third party. Operating results for the locks business are reported as discontinued operations in the table below.

We anticipate that we will effect certain changes to KCI’s business following the KCI acquisition. As a result, the historical results of operations and financial condition of KCI as reflected in the following table and elsewhere in this prospectus supplement are not necessarily indicative of its future operating results or financial condition.

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
	(in millions)
Statement of Operations Data (1):
Net sales	$163.2	$134.2	$180.1	$166.1	$161.1
Gross profit	61.7	51.2	67.4	63.6	59.2
Selling, general and administrative expenses (2)	31.5	28.7	38.8	35.9	37.7
Amortization of goodwill	—	—	—	—	2.4
Income from operations	30.2	22.5	28.6	27.7	19.8
Income from continuing operations	12.8	7.7	9.8	9.4	0.7
(Loss) income from discontinued operations, net of income taxes (3)	(5.4)	(0.3)	(13.2)	(7.9)	4.0
Cumulative effect of change in accounting principle, net of income taxes (3)	—	—	—	(8.1)	—
Net income (loss) (3)	7.3	7.3	(3.4)	(6.6)	4.7

Balance Sheet Data (end of period):
Total assets	205.3	197.8	184.6	195.0	223.2
Long term debt (including current maturities)	127.0	136.6	132.8	143.8	165.8

(1)	KCI completed various acquisitions that impact the comparability of the summary financial data presented in the above table. The following table summarizes the acquisitions that were completed during the periods presented above:

Business Acquired	Segment	Date Acquired	Approximate Purchase Price
			(in millions)
Amveco Magnetics, Inc.	Electrical Components	August 2004	$6.5
Advanced Devices, Inc.	Electrical Components	May 2004	8.0
Arens Controls, LLC	Mechanical Components	March 2003	4.5

For additional information about these acquisitions, including additional information concerning certain additional purchase price payments that KCI may be required to make, see the notes to KCI’s consolidated financial statements included elsewhere in this prospectus supplement.

(2)	Following the acquisition of Arens Controls, LLC (“Arens”) in March 2003, KCI operated under an interim operating agreement, which added duplicative costs during 2003 until the manufacturing of Arens’ product line was fully integrated into Elliott’s Binghamton, N.Y. manufacturing facility. The integration of Arens’ product line into Elliott’s Binghamton facility was not completed until November 2003. This also adversely affected gross margin for the relevant period.
(3)	KCI recorded charges of approximately $17.4 million and $12.4 million for the years ended December 31, 2003 and 2002, respectively, to recognize the impairment of the goodwill related to its locks business on both adoption of SFAS 142 and in subsequent periods. These charges are included in discontinued operations or cumulative effect of change in accounting principle, as appropriate. At December 31, 2003, KCI had written off all the goodwill related to its locks business, which is reflected in the table as a discontinued operation. The locks business was sold to an independent third party on October 22, 2004. For further information on the locks business, see the notes to KCI’s consolidated financial statements included elsewhere in this prospectus supplement.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

We derived the following summary unaudited pro forma condensed consolidated financial data by applying pro forma adjustments to both our and KCI’s historical financial statements. The following unaudited pro forma statement of earnings data for the fiscal year ended August 31, 2004 reflects the following events as if each had occurred at the beginning of the period, and the following unaudited pro forma balance sheet data as of August 31, 2004 reflects the following events as if each had occurred on August 31, 2004:

•	Our acquisition of KCI for $315 million, of which $235 million is payable in cash (the “Cash Portion”) and $80 million is payable through the assumption of the KCI senior notes;

•	The sale of 2,500,000 shares of our common stock in this offering and our receipt of approximately $116.3 million of net proceeds;

•	The amendment of our senior credit facility and our borrowing of $250 million pursuant to a new term loan thereunder;

•	The redemption of the KCI senior notes for an assumed aggregate redemption price of $84.2 million, including redemption premium and accrued interest to the redemption date;

•	The application of the estimated net proceeds from this offering and the proceeds from the new $250 million term loan to pay the Cash Portion of the acquisition price of KCI, to redeem the KCI senior notes, to reduce our revolving credit and/or commercial paper borrowings and to pay costs and expenses relating to the foregoing; and

•	The application of some of the Cash Portion of the acquisition price to repay all of KCI’s other outstanding indebtedness.

The actual purchase price for KCI is subject to a possible reduction in the event that KCI’s working capital as of the closing date is less than a specified amount.

KCI will be required to give holders of the KCI senior notes at least 30 days advance notice of the redemption of those notes, and we therefore expect that this redemption will occur during January 2005. We expect that the other transactions reflected in the foregoing bullet points will occur prior to or contemporaneously with the closing of this offering.

The unaudited pro forma financial data does not reflect the activity of Yvel and Sperry, which we acquired after August 31, 2004. In addition, the unaudited pro forma financial data does not reflect the full year impact of our acquisition of Dresco, which was acquired on December 30, 2003, or KCI’s acquisitions of Advanced Devices, Inc. and Amveco Magnetics, Inc. on May 7, 2004 and August 23, 2004, respectively. The unaudited pro forma financial data also does not reflect revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described above under “—Acquisition Financing and Related Transactions” or the application of a portion of the net proceeds from this offering to repay those borrowings if we are required to make them.

The unaudited pro forma condensed consolidated statement of earnings data for the fiscal year ended August 31, 2004 combines the historical consolidated statement of earnings of Actuant for the fiscal year ended August 31, 2004 and the consolidated historical results of operations of KCI for the twelve months ended September 30, 2004. The unaudited pro forma condensed consolidated balance sheet data as of August 31, 2004 combines the consolidated historical balance sheet of Actuant as of that date with the consolidated historical balance sheet of KCI as of September 30, 2004. The unaudited pro forma condensed consolidated financial data appearing below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and KCI’s historical financial statements and related notes included elsewhere in this prospectus supplement and the historical financial statements and related notes of Actuant incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed consolidated financial data have been prepared giving effect to the KCI acquisition, which will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The total purchase price will be allocated to the net assets of KCI based upon estimates of their fair value. The fair value of some of these assets will be determined on the basis of professional appraisals, none of which has yet commenced. The pro forma adjustments reflected in the following unaudited pro forma financial data are based on our estimates of the value of KCI’s tangible and intangible assets without the benefit of professional appraisals. Accordingly, the final purchase price allocation will likely differ from the allocation reflected in the following unaudited pro forma condensed consolidated financial data. In addition, the final purchase price allocation may also differ from that reflected in this unaudited pro forma financial data to the extent that the actual purchase price we pay for KCI is reduced because KCI’s working capital as of the closing date is less than a specified amount. A final valuation of some of KCI’s assets will be performed after the completion of the acquisition.

The unaudited pro forma condensed consolidated financial data is based upon available information and a number of assumptions and estimates and is subject to other uncertainties. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and does not purport to represent what our actual results of operations or financial position would have been had the KCI acquisition and related transactions described above been consummated at the dates indicated, nor do they purport to be indicative of our future results of operations or financial condition.

(dollars in millions, except per share amounts)

(unaudited)

	Year Ended August 31,
Statement of Earnings Data (1):	Actuant (1)	KCI (1)	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$726.9	$209.1	$—		$936.0
Cost of products sold	495.7	131.2	0.9 2.0 3.0	(2) (3) (4)	632.8

Gross profit	231.2	77.9	(5.9)		303.2

Selling, administrative and engineering expenses	138.7	41.6	(0.9	)(2)	179.4
Amortization of intangible assets	2.2	—	3.0	(3)	5.2

Operating profit	90.3	36.3	(8.0)		118.6
Financing costs, net	13.6	12.0	(3.6	)(5)	22.0

Charge for early extinguishment of debt	36.7	—			36.7
Other expense (income), net	1.2	—	—		1.2

Earnings from continuing operations before income tax expense and minority interest	38.8	24.3	(4.4)		58.7

Income tax expense	14.7	9.4	(1.7	)(6)	22.4
Minority interest, net of income taxes	0.2	—	—		0.2

Earnings from continuing operations	$23.9	$14.9	$(2.7)		$36.1

Basic earnings per share from continuing operations	$1.01				$1.38
Diluted earnings per share from continuing operations	$0.97				$1.33

Weighted average common shares outstanding:
Basic	23.7		2.5	(7)	26.2
Diluted	24.7		2.5	(7)	27.2

	At August 31, 2004
	Actuant (8)	KCI (8)	Pro Forma Adjustments		Pro Forma Consolidated
Balance Sheet Data (8):
Total assets	$424.1	$205.3	$195.1	(9)(10)(11)	$824.5
Long-term debt, less current maturities	189.1	109.3	101.9	(12)	400.3
Total shareholders’ equity	31.8	(83.9)	200.2	(13)	148.1

(1)	Actuant’s fiscal year ends on August 31 and KCI’s fiscal year ends on December 31. Because of differing fiscal year-ends for Actuant and KCI, the unaudited pro forma condensed consolidated statement of earnings data for the fiscal year ended August 31, 2004 combines Actuant’s historical consolidated statement of earnings for that fiscal year with KCI’s historical consolidated results of operations for the twelve months ended September 30, 2004.

(2)	Reflects the reclassification of certain costs classified as selling, general and administrative costs by KCI to conform to Actuant’s classification as cost of sales.

(3)	Reflects the expected annual amortization of identifiable finite-lived intangible assets acquired as part of the KCI acquisition and the incremental depreciation on the write-up of the fixed assets to fair value.

(4)	Reflects the amortization of the purchase accounting adjustment to record inventory at its fair value.

(5)	Reflects the net change in interest expense to give effect to (a) borrowings under our new term loan at an assumed interest rate of 3.8% per annum which is based upon LIBOR as of December 1, 2004 plus a borrowing spread, determined pursuant to the anticipated terms of the amended senior credit agreement, of 1.50%, (b) the repayment of all of KCI’s outstanding borrowings and the redemption of the KCI senior notes, (c) the amortization of $2.5 million of estimated debt issuance costs incurred in connection with our amended senior credit facility over five years and (d) the elimination of interest expense and debt issue cost amortization for KCI. A 1/8% increase in the LIBOR rate would result in an additional $0.3 million of interest expense under the new term loan.

(6)	Tax effects of the pro forma adjustments have been calculated based on the estimated statutory tax rate of 39%.

(7)	Reflects the issuance of shares of our common stock in this offering.

(8)	Actuant’s fiscal year ends on August 31 and KCI’s fiscal year ends on December 31. The unaudited pro forma condensed consolidated balance sheet data combines Actuant’s historical consolidated balance sheet as of August 31, 2004 with KCI’s historical consolidated balance sheet as of September 30, 2004, which is the last day of the third quarter of KCI’s fiscal year.

(9)	Reflects the elimination of KCI assets not acquired and the increase in cash from the estimated net proceeds from this offering and the proceeds from the new $250 million term loan in excess of amounts required to pay the Cash Portion of the acquisition price of KCI, to redeem the KCI senior notes, to pay costs and expenses relating to the foregoing, and to reduce revolving credit and/or commercial paper borrowings.

(10)	Under purchase accounting, a portion of the purchase price of KCI will be allocated to KCI’s tangible assets and liabilities based on their relative fair values. The remaining purchase price will be allocated to KCI’s identifiable intangible assets with a finite life and amortized over that life, as well as to goodwill and KCI’s identifiable intangible assets with an indefinite life, which are not amortized, but are evaluated on an annual basis to determine impairment and, if appropriate, adjusted accordingly. The pro forma adjustments are based on our preliminary assessment of the value of KCI’s tangible and intangible assets. As discussed in the introduction to the unaudited pro forma financial data, the final purchase price allocation will likely differ from the preliminary allocation reflected in this unaudited pro forma financial data. The preliminary purchase price allocation reflected in this unaudited pro forma financial data is as follows (dollars in millions):

Purchase price allocation:
Net cash paid for KCI acquisition	$235.0
Assumption of the KCI senior notes	80.0
Estimated acquisition expenses	4.5

Total acquisition consideration	319.5
Less: Estimated net book value of tangible assets acquired	(51.8)

Excess purchase price to be allocated	$267.7

Preliminary allocations of excess purchase price:
Inventory adjustment to reflect fair value	$3.0
Fixed asset adjustment to reflect fair value	18.0
Identifiable intangible assets—finite life	23.0
Identifiable intangible assets—indefinite life	30.0
Fair value of pension liability	(3.4)
Fair value of debt	(4.2)
Costs to close KCI’s corporate headquarters	(2.0)
Deferred tax liability	(25.1)
Goodwill	228.4

$267.7

Amortization of intangible assets, if applicable, will occur over the estimated useful lives of the intangible assets, which we estimate will range from five to ten years. Estimated intangible assets include $30 million of trademarks (indefinite life), $16 million of patents (ten year amortization), and $7 million of customer relationships (five year amortization).

(11)	Reflects the estimated debt issuance costs of $2.5 million relating to our new term loan and amended senior credit facility, offset by the elimination of KCI’s $2.6 million of capitalized debt issuance costs that will no longer be amortized due to the repayment of KCI’s outstanding indebtedness in connection with the KCI acquisition.

(12)	Reflects the adjustments of KCI’s and our outstanding indebtedness as follows (in millions):

Repayment of KCI senior notes	$(80.0)
Repayment of KCI’s senior and other debt	(47.0)
Incurrence of the new Actuant term loan	250.0
Utilization of the proceeds from this offering and the new term loan to repay Actuant’s revolving credit and commercial paper borrowings	(38.8)

Total change in debt	$84.2

Immediately prior to the closing of this offering, we expect to have a total of approximately $80 million of revolving credit and commercial paper borrowings outstanding, excluding any revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described above under “—Acquisition Financing and Related Transactions.” Accordingly, we expect that the actual amount of revolving credit and/or commercial paper borrowings that we repay with the proceeds from this offering and our new term loan, excluding the repayment of revolving credit borrowings, if any, made to temporarily finance the Redemption Deposit, will be approximately $40.1 million in the aggregate.

(13)	Reflects the elimination of KCI’s historical shareholders’ equity accounts and redeemable convertible preferred stock pursuant to the application of purchase accounting, and the issuance of shares of common stock in this offering.

RISK FACTORS

You should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment in our common stock. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed, the trading price of our common stock offered by this prospectus supplement could decline and you may lose all or part of your investment. We also may encounter risks in addition to those described below, which could have similar results.

Risks Relating to Our Business

We may not be able to realize the anticipated benefits from the KCI acquisition.

We may not be able to realize the anticipated benefits from the KCI acquisition. Achieving those benefits depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating KCI’s diversified businesses into our company. Factors that could affect our ability to achieve these benefits include:

•	Difficulties in integrating and managing personnel, financial reporting and other systems used by KCI’s businesses into our company;

•	The failure of KCI’s businesses to perform in accordance with our expectations;

•	Any future goodwill impairment charges that we may incur with respect to the assets of KCI;

•	Failure to achieve anticipated synergies between our business units and the business units of KCI;

•	The loss of KCI’s customers; and

•	The loss of any of the key managers of KCI’s six business units.

If KCI’s businesses do not operate as we anticipate, it could materially harm our business, financial condition and results of operations. In addition, KCI’s six business units operate in a number of niche markets in which we have little or no experience. Accordingly, we will be highly dependent upon KCI’s existing managers and employees to manage those businesses, and the loss of any key KCI managers or employees could have a material adverse effect on our business.

In addition, as a result of the KCI acquisition, we will assume all of KCI’s liabilities. We may learn additional information about KCI’s business that adversely affects us, such as unknown or contingent liabilities, issues relating to internal controls over financial reporting and issues relating to compliance with the Sarbanes-Oxley Act or other applicable laws. As a result, there can be no assurance that the KCI acquisition will be successful or will not, in fact, harm our business. Among other things, if KCI’s liabilities are greater than projected, or if there are obligations of KCI of which we are not aware at the time of completion of the acquisition, our business could be materially adversely affected.

The successful integration of KCI’s businesses into our company following the KCI acquisition will present significant challenges.

We anticipate that the KCI acquisition will place significant demands on our administrative, operational and financial resources, and we cannot assure you that we will be able to successfully integrate KCI’s businesses into our company. Our failure to successfully integrate KCI with our company, and to manage the challenges presented by the integration process successfully, may prevent us from achieving the anticipated benefits of the acquisition and could have a material adverse effect on our business.

As of August 31, 2004, we had $193.9 million in total consolidated indebtedness, and, as of August 31, 2004, after giving pro forma effect to the Transactions as if they had occurred on that date, we would have had total consolidated indebtedness of $405.1 million. Because of this substantial debt, our operating flexibility and competitive position could be seriously harmed.

As of August 31, 2004, we had $193.9 million in total consolidated indebtedness. We will incur substantial additional indebtedness to finance the KCI acquisition. As of August 31, 2004, after giving pro forma effect to the Transactions as if they had occurred as of that date, we would have had approximately $405.1 million of total debt and $8.0 million of letters of credit outstanding and approximately $247.0 million of unused borrowing capacity under our amended senior credit facility. In addition, we are party to an accounts receivable securitization arrangement, under which trade receivables sold and being serviced by us were $24.6 million at August 31, 2004. If we were to discontinue the securitization program, as of August 31, 2004, we would have been required to borrow approximately $24.6 million to finance the resultant increase in working capital. In addition, as of August 31, 2004, we were a party to operating leases requiring future minimum lease payments aggregating approximately $74.9 million. In addition, as of September 30, 2004, KCI was a party to operating leases requiring future minimum lease payments aggregating approximating $7.9 million. Although our amended senior credit facility and other debt agreements contain and will contain limitations on the amount of additional indebtedness that we and our subsidiaries may incur, both we and our subsidiaries retain the ability to incur substantial additional indebtedness. Accordingly, we may incur additional indebtedness in the future, including indebtedness incurred or assumed in connection with acquisitions.

We have, and after the completion of the Transactions will continue to have, a substantial amount of debt which will continue to require significant interest and principal payments. Our level of debt and the limitations imposed on us by our debt agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial debt level may adversely affect our future performance, because, among other things:

•	we may be placed at a competitive disadvantage relative to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	our ability to complete future acquisitions may be limited;

•	we will have to use a portion of our cash flow for debt service rather than for operations;

•	we may not be able to obtain further debt financing and may have to pay more for financing;

•	we may not be able to take advantage of business opportunities;

•	all but $150 million of our indebtedness bears interest at variable interest rates, making us vulnerable to increases in interest rates; and

•	we will be more vulnerable to adverse economic conditions.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt and lease obligations will depend upon our future operating performance, which may be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financing will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, our business, financial condition and results of operations would be materially adversely affected.

Market demand for our products and KCI’s products may suffer cyclical declines.

The level of market demand for our products and KCI’s products depends on the general economic condition of the markets in which we and KCI compete. A substantial portion of our revenues and KCI’s revenues is derived from customers in cyclical industries that typically are adversely affected by downward economic cycles, which may result in lower demand for products in the affected business segment. For example, we derive significant revenues from sales to original equipment manufacturers (“OEMs”) in the heavy-duty truck, recreational vehicle (“RV”), automotive and construction industries. If consumer confidence declines considerably or if conditions in these industries otherwise deteriorate, consumer discretionary spending on home, RV and automobile purchases and remodeling and other construction projects could be negatively impacted, which would adversely impact our sales to customers in these markets. KCI also operates in a number of the same industries as we do. As a result, deterioration in the conditions in any of these industries, as well as in any of the other industries in which we and KCI operate, could adversely affect our and KCI’s businesses.

We will be required to include shares of common stock issuable upon conversion of our 2% convertible senior subordinated debentures when computing diluted earnings per share commencing with the second quarter of fiscal 2005, which will reduce diluted earnings per share and could adversely affect the market price of our common stock.

We have excluded the potential conversion of our 2% convertible senior subordinated debentures into common stock in our diluted earnings per share calculation because the conditions under which conversion is allowed have not been met. The Emerging Issues Task Force (“EITF”) has adopted EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which will require the inclusion of the potential conversion of our 2% convertible senior subordinated debentures into common stock in our diluted earnings per share calculation even if the conditions that must be satisfied to allow conversion have not been met. EITF 04-8 is effective for reporting periods ending after December 15, 2004. We will adopt EITF No. 04-8 during the second quarter of fiscal 2005 and our adoption will require us to retroactively restate operating results for the first quarter of fiscal 2005 and fiscal 2004. This restatement will have the following effect on fiscal 2004 and the first quarter of fiscal 2005 results:

•	Diluted earnings per share from continuing operations will be reduced from $0.97 to $0.92 for fiscal 2004;

•	Diluted earnings per share from discontinued operations, net of taxes, will be reduced from $0.44 to $0.39 for fiscal 2004; and

•	Diluted net earnings per share will be reduced from $1.41 to $1.31 for fiscal 2004 and from $0.71 to $0.63 for the first quarter of fiscal 2005.

The foregoing data for fiscal 2004 is based upon an increase of 3,027,636 common and equivalent shares, which is less than the 3,758,445 shares issuable upon conversion of the 2% convertible senior subordinated debentures, due to the fact that those debentures were not outstanding for all of fiscal 2004. Had the full number of shares issuable upon conversion of these debentures been used in the foregoing calculation for fiscal 2004, the reduction in diluted earnings per share would have been greater than the reduction reflected above. The foregoing data for the first quarter of fiscal 2005 includes the full 3,758,445 shares issuable upon conversion of the debentures.

Adoption of this rule will result in a substantial reduction in our diluted earnings per share and could have a material adverse effect on the market price of our common stock.

Our ability to service our debt obligations would be harmed if we fail to comply with the financial and other covenants of our debt agreements.

We anticipate that our amended senior credit agreement will contain, and our other debt agreements currently contain, a number of significant financial and other restrictive covenants. These covenants could adversely affect us by limiting our financial and operating flexibility as well as our ability to plan for and react to market conditions and to meet our capital needs. Our failure to comply with these covenants could result in events of default which, if not cured or waived, could result in our being required to repay indebtedness before its due date, and we may not have the financial resources or be able to arrange alternative financing to do so. As of August 31, 2004, we were in compliance with all of our covenants under our debt agreements. Borrowings under our senior credit facility are, and borrowings under our amended senior credit facility will be, secured by a pledge of stock of certain of our subsidiaries and guaranteed by certain other subsidiaries. If borrowings under our senior credit facility, as currently in effect or as amended in connection with the KCI acquisition, were declared or became due and payable immediately as the result of an event of default and we were unable to repay or refinance those borrowings, the lenders could foreclose on the pledged stock. Any event that requires us to repay any of our debt before it is due could require us to borrow additional amounts at unfavorable borrowing terms, cause a significant decrease in our liquidity, and impair our ability to pay amounts due on our indebtedness. Moreover, if we are required to repay any of our debt before it becomes due, we may be unable to borrow additional amounts or otherwise obtain the cash necessary to repay that debt, and any failure to pay that debt when due could seriously harm our business.

In addition, the indenture governing our 2% convertible senior subordinated debentures and our senior credit facility, as currently in effect and as proposed to be amended, could require us to repurchase or repay the debentures or borrowings outstanding under that credit facility upon the occurrence of a change in control of our company or similar events. In addition, on specified dates in 2010, 2013 and 2018, each holder of our 2% convertible senior subordinated debentures may require us to repurchase all or any of that holder’s debentures at a repurchase price equal to 100% of the principal amount plus accrued interest. We cannot assure you that we will have sufficient funds or will be able to arrange for financing to repurchase or repay our debentures or borrowings under our amended senior credit facility if we are required to do so under the circumstance described above. Like our existing credit facility, we expect that our amended senior credit facility will prohibit the redemption or repurchase of our subordinated indebtedness prior to its stated maturity. If we are required to repurchase or repay any of our 2% convertible senior subordinated debentures or other indebtedness while we are prohibited by our amended senior credit facility or any other agreement from taking this action, we would have to seek the consent of our lenders to purchase or refinance any debentures or other such debt. There can be no assurance that we would be able to obtain such a consent or obtain necessary financing arrangements to purchase or repay those debentures or other indebtedness if required. Our failure to repurchase or repay those debentures or other indebtedness when required would generally constitute an event of default under the related debt instruments, which could constitute a cross default under the terms of our amended senior credit facility and our other debt instruments. In such event, the lenders to our amended senior credit facility and the holders of that other indebtedness generally would be able to declare that indebtedness to be due and payable immediately and, in the case of secured indebtedness, to realize upon the collateral.

Our businesses and KCI’s businesses operate in highly competitive markets, so we may be forced to cut prices or to incur additional costs.

Our businesses and KCI’s businesses generally face substantial competition in each of their respective markets. Competition may force us or KCI to cut prices or to incur additional costs to remain competitive. We and KCI compete on the basis of product design, quality, availability, performance, customer service and price. Present or future competitors may have greater financial, technical or other resources which could put us or KCI at a disadvantage in the affected business or businesses.

Our international operations pose currency and other risks. In particular, a portion of the increase in our net sales for fiscal 2004 was due to the favorable impact of foreign currency exchange rate changes.

Our international operations present special risks, primarily from currency exchange rate fluctuations, exposure to local economic and political conditions, export and import restrictions, controls on repatriation of cash and exposure to local political conditions. In particular, our results of operations have been significantly affected by fluctuations in foreign currency exchange rates. In that regard, our consolidated net sales for fiscal 2004 increased by $141.5 million over fiscal 2003, and approximately $34.4 million of that increase was due to the favorable impact of foreign currency exchange rate changes on translated results, due primarily to the weakness of the U.S. dollar relative to the Euro and certain other currencies. Accordingly, to the extent that the U.S. dollar strengthens relative to the Euro or certain other currencies, it could have an adverse effect on our results of operations.

We have significant international operations. In that regard, for fiscal 2004, we derived approximately 48% of our net sales from North America, 45% from Europe, 6% from Asia and 1% from South and Latin America. To the extent that we expand our international presence these risks may increase.

Future acquisitions may create transitional challenges.

Our business strategy includes growth through small, strategic acquisitions, although we may from time to time consider larger acquisitions, such as the KCI acquisition. That strategy depends on the availability of suitable acquisition candidates at reasonable prices and our ability to quickly resolve challenges associated with integrating these acquired businesses into our existing business. These challenges include integration of product lines, sales forces and manufacturing facilities as well as decisions regarding divestitures, inventory write-offs and other charges. These challenges also pose risks with respect to employee turnover, disruption in product cycles and the loss of sales momentum. We cannot be certain that we will find suitable acquisition candidates or that we will consistently meet these challenges.

Environmental laws and regulations may result in additional costs.

We and KCI are subject to federal, state, local and foreign laws and regulations governing public and worker health and safety and the indoor and outdoor environment. Any violations of these laws by us or KCI could cause us or KCI to incur unanticipated liabilities that could harm our operating results and cause our or KCI’s business to suffer. Pursuant to such laws, governmental authorities have required us to contribute to the cost of investigating or remediating, or to investigate or remediate, third party as well as currently or previously owned and operated sites. In addition, we provided environmental indemnities in connection with the sale of certain businesses and product lines. Liability as an owner or operator, or as an arranger for the treatment or disposal of hazardous substances, can be joint and several and can be imposed without regard to fault. As of August 31, 2004, we had a reserve of $1.9 million to cover known environmental costs. There is a risk that our costs relating to these matters could be greater than what we currently expect or exceed our insurance coverage, or that additional remediation and compliance obligations could arise which require us to make material expenditures, particularly as a result of the KCI acquisition. In particular, more stringent environmental laws, unanticipated remediation requirements or the discovery of previously unknown conditions could materially harm our financial condition and operating results. We and KCI are also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of our and KCI’s businesses, and we could suffer if we are unable to renew existing permits or to obtain any additional permits that we may require.

Any loss of key personnel and the inability to attract and retain qualified employees could have a material adverse impact on our operations.

We are dependent on the continued services of key executives such as Robert C. Arzbaecher, our Chief Executive Officer, Andrew G. Lampereur, our Chief Financial Officer, William S. Blackmore, our Executive Vice President, Engineered Solutions, and Mark E. Goldstein, Executive Vice President, Tools & Supplies. We do not currently have employment agreements with these or any other officers. Following the KCI acquisition, we will also be highly dependent upon the continued services of key managers and employees of each of KCI’s six business units. The departure of key personnel without adequate replacement could severely disrupt our business operations. In addition, the departure of any of the key management of KCI’s six business units after the closing of the KCI acquisition could have a material adverse impact on our business and our integration of KCI into our businesses. Additionally, we and KCI need qualified managers and skilled employees with technical and manufacturing industry experience to operate our respective businesses successfully. From time to time there may be shortages of skilled labor which may make it more difficult and expensive for us and KCI to attract and retain qualified employees. If we and KCI are unable to attract and retain qualified individuals or our respective costs to do so increase significantly, our operations would be materially adversely affected.

We and KCI may be required to make payments in respect of businesses that we have sold.

We and KCI have sold a number of businesses over the last several years. We and KCI have typically agreed to indemnify the buyers in respect to certain matters relating to the businesses that we and KCI have sold, and we and KCI may from time to time be required to make payments to the buyers under those indemnities. To the extent we and KCI are required to make any similar payments in the future, those payments could be substantial, which could require us to borrow additional amounts at unfavorable borrowing terms and cause a significant decrease in our liquidity, both of which could severely harm our business.

If our and KCI’s intellectual property protection is inadequate, others may be able to use our and KCI’s technologies and tradenames and thereby reduce our and KCI’s ability to compete, which could have a material adverse effect on us, our financial condition and results of operations.

We regard much of the technology underlying our and KCI’s services and products and the trademarks under which we and KCI market our products as proprietary. The steps we take to protect our and KCI’s proprietary technology may be inadequate to prevent misappropriation of our and KCI’s technology, or third parties may develop similar technology independently. We and KCI rely on a combination of patents, trademark, copyright and trade secret laws, employee and third-party non-disclosure agreements and other contracts to establish and protect our and KCI’s technology and other intellectual property rights. The agreements may be breached or terminated, and we may not have adequate remedies for any breach, and existing trade secrets, patent and copyright law afford us limited protection. Policing unauthorized use of our and KCI’s intellectual property is difficult. A third party could copy or otherwise obtain and use our and KCI’s products or technology without authorization.

Litigation may be necessary for us to defend against claims of infringement, to protect our and KCI’s intellectual property rights and could result in substantial cost to us, and diversion of our efforts. Further, we might not prevail in such litigation which could harm our business.

Our and KCI’s products could infringe on the intellectual property of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our and KCI’s products.

Third parties may assert infringement or other intellectual property claims against us or KCI based on their patents or other intellectual property claims, and we may have to pay substantial damages, possibly including treble damages, if it is ultimately determined that they do. We may have to obtain a license to sell our and KCI’s products if it is determined that our or KCI’s products infringe upon another person’s intellectual property. We might be prohibited from selling our and KCI’s products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending these types of lawsuits takes significant time, may be expensive and may divert management attention from other business concerns.

The conflict in Iraq and any future armed conflict or terrorist activities may cause the economic conditions in the U.S. or abroad to deteriorate, which could harm our business.

The U.S. and other countries are engaged in a war in Iraq and military personnel are still engaged in that country. The duration and outcome of these activities are unknown. Continued occupation of Iraq, future terrorist attacks against targets in the U.S. or abroad, rumors or threats of war, additional conflicts involving the U.S. or its allies or trade disruptions may impact our operations and those of KCI or cause general economic conditions in the U.S. and abroad to deteriorate. A prolonged economic slowdown or recession in the U.S. or in other areas of the world could reduce the demand for our products and those of KCI and, therefore, negatively affect our future sales. Any of these events could have a significant impact on our business, financial condition or results of operations and may result in the volatility of the market price for our common stock.

In the event we are unable to satisfy regulatory requirements relating to internal controls, or if these internal controls over financial reporting are not effective, our business and our stock price could suffer.

Section 404 of Sarbanes Oxley requires companies to do a comprehensive evaluation of their internal controls. As a result, we are currently performing an evaluation of our internal controls over financial reporting so that our management can certify as to the effectiveness of our internal controls and our auditor can publicly attest to this certification. This certification will also need to encompass the internal controls of KCI, but KCI’s internal controls evaluation is in its early stages. Accordingly, as permitted by the SEC, we currently intend to exclude KCI from our certification under Section 404 of Sarbanes Oxley for a period of up to one year following the acquisition. There may be deficiencies in KCI’s internal accounting system and we may therefore be delayed in detecting them and we may not detect them at all, which could have a material adverse effect on our business. Our efforts to comply with Section 404 and related regulations regarding our management’s required assessment of internal control over financial reporting and our independent auditors’ attestation of that assessment has required, and continues to require, the commitment of significant financial and managerial resources, and we anticipate that the KCI acquisition will require the commitment of further resources, which will be substantial. If we fail to timely complete our current evaluation or the evaluation of KCI, if our management is unable to certify the effectiveness of our internal controls or if our auditors cannot attest to our certification, we could be subject to regulatory scrutiny and a loss of public confidence, which could have a material adverse effect on our business and our stock price.

Large or rapid increases in the costs of raw materials or substantial decreases in their availability could adversely affect our and KCI’s operations.

The primary raw materials that we and KCI use include steel, plastic resin, copper, brass, steel wire and rubber. Most of our and KCI’s suppliers are not currently parties to long-term contracts with us or KCI. Consequently, we and KCI are vulnerable to fluctuations in prices of such raw materials. Market prices for certain materials such as steel, plastic resin and copper have been rising, which could have a negative effect on our and KCI’s operating results and ability to manufacture our respective products on a timely basis. Prior to the announcement of the KCI acquisition, we estimated that increases in raw material prices would have an incremental negative impact on our gross profit of approximately $2-$3 million in fiscal 2005 as compared to fiscal 2004 although we cannot assure you that the actual negative impact will not be higher. The actual negative impact may also be higher than we anticipated because our estimate did not take into account our acquisition of KCI. We have not entered into any derivative contracts to hedge our exposure to commodity risk. Factors such as supply and demand, freight costs and transportation availability, inventory levels, the level of imports and general economic conditions may affect the prices of raw materials that we and KCI need. If we or KCI experience any significant increases in raw material prices, or if we or KCI are unable to pass along any increases in raw material prices to our customers, then our results of operations could be adversely affected.

Risks Related to the Common Stock

The market price for our common stock may be volatile.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below. The market price of our common stock has in the past fluctuated significantly and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	changes in securities analysts’ estimates of our future performance and the future performance of our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	gains or losses of significant customers;

•	additions or departure of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in industries in which we operate;

•	general conditions in the United States and abroad;

•	the presence or absence of short selling of our common stock;

•	future sales of our common stock or debt securities; and

•	announcements by us or our competitors of technological improvements or new products.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the trading price of the common stock.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale.

As of August 31, 2004, we had 23,762,494 shares of common stock outstanding, excluding 1,974,758 shares issuable upon the exercise of outstanding options granted under our existing stock option plans, 674,533 additional shares reserved for issuance under existing stock option plans and employee stock purchase plans, and 3,758,445 shares issuable upon conversion of our 2% convertible senior subordinated debentures. In addition, the number of shares issuable upon conversion of these debentures may increase pursuant to anti-dilution provisions applicable to the debentures. We cannot predict the effect, if any, that future sales of shares of common stock, including common stock issuable upon the exercise of options or the conversion of the 2% convertible senior subordinated debentures, or the availability of shares of common stock for future sale, will have on the market price of our common stock prevailing from time to time.

Our 2% convertible senior subordinated debentures are convertible into common stock, at the option of the holders, only upon the occurrence of certain specified events. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement for a description of those events. Among other things, the debentures may be converted into common stock during any fiscal quarter if the closing sale price of our common stock exceeds approximately $47.89 for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. If holders become entitled to convert their debentures into our common stock, it could result in the issuance of up to 3,758,445 additional shares of common stock, which could be dilutive to other stockholders and adversely affect the market price of our common stock, perhaps substantially.

Based on filings made with the SEC we are aware of three institutions that each hold in excess of 5% of our outstanding common stock. We are not able to predict whether or when any of these institutions will sell substantial amounts of our common stock. Sales of our common stock by these institutions could adversely affect prevailing market prices for our common stock.

We do not intend to pay cash dividends in the foreseeable future.

We currently do not plan to declare or pay cash dividends in the foreseeable future but instead intend to retain cash for working capital needs, acquisitions, if any, and to reduce outstanding debt.

Some provisions of our charter and bylaws and of Wisconsin law may prevent a change in control or adversely affect our shareholders.

Certain provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage, delay or prevent transactions that our shareholders may consider favorable, including transactions that could provide for payment of a premium over the prevailing market price of our common stock, and also may limit the price that investors are willing to pay in the future for shares of our common stock.

For example, our articles of incorporation and bylaws:

•	do not provide for cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of our common stock to elect some directors;

•	while currently not implemented, permit us to classify the board of directors into two or three classes serving staggered two or three-year terms, respectively, which may lengthen the time required to gain control of our board of directors;

•	require super-majority voting to effect amendments to provisions of our articles of incorporation and bylaws or to approve or adopt a merger or consolidation of us, or approve or adopt a sale or exchange of all or substantially all of our assets;

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at a shareholder meeting; and

•	allow the board to issue shares of Class B common stock (which would then have the right to elect a majority of the directors) and to issue and determine terms of preferred stock.

In addition, certain sections of the Wisconsin Business Corporation Law may discourage, delay or prevent a change in control by:

•	limiting the voting power of certain shareholders exercising 20% or more of our voting power,

•	prohibiting us from engaging in a business combination with an interested stockholder, or

•	requiring a super-majority vote for any business combination that does not meet certain fair price standards.

See “Description of Capital Stock—Certain Statutory Provisions” in this prospectus supplement.

Any issuance of preferred stock or Class B common stock could adversely affect the holders of our common stock.

Our board of directors is authorized to issue shares of preferred stock or Class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue may have a preference over our common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up and the holders of the preferred stock would be entitled to vote as a single class with the holders of our common stock in the election of directors. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our common stock. If any shares of Class B common stock are issued, our articles of incorporation provide that the Class B common shareholders, voting as a separate class, would be entitled to elect a majority of our board of directors, while the holders of our common stock, voting as a single class with the holders of any outstanding preferred stock, would be entitled to elect a minority of our board of directors. As a result, the issuance of any Class B common stock would adversely affect the voting rights of holders of our common stock. We do not currently intend to issue any preferred stock or Class B common stock.

Persons holding our common stock could have the voting power of their shares of common stock on all matters significantly reduced under Wisconsin anti-takeover statutes, if the person holds 20% of the voting power in the election of directors.

Under Section 180.1150(2) of the Wisconsin Business Corporation Law, if a person holds voting power of our company in excess of 20% of the voting power in the election of directors, then that person’s voting power shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored to that person at a special meeting of the shareholders called for that purpose. A person’s common stock holdings as well as any shares issuable upon conversion of convertible securities or the exercise of options or warrants owned by that person are included in calculating such person’s voting power. Therefore, any shares issuable to a holder of our 2% convertible senior subordinated debentures, as well as any shares acquired in this offering, will be included in determining whether such holder holds more than 20% of our voting power. If a holder of common stock holds more than 20% of our outstanding common stock, after taking into account any shares of common stock that the holder acquires in this offering or that the holder would receive upon the exercise or conversion of outstanding options, warrants or 2% convertible senior subordinated debentures, then the holder’s voting power would be significantly reduced under Wisconsin anti-takeover statutes. See “Description of Capital Stock—Certain Statutory Provisions.”

USE OF PROCEEDS

We expect to receive approximately $116.3 million of net proceeds from the sale of the shares of common stock in this offering (or approximately $133.9 million if the underwriters’ over-allotment option is exercised in full). The closing of this offering is contingent upon the concurrent or prior closing of the KCI acquisition and amendment of our senior credit facility.

We intend to use the proceeds from the new $250 million term loan borrowed under our amended senior credit facility to pay the Cash Portion of the purchase price for KCI and pay related costs and expenses.

We intend to use the net proceeds from this offering, together with the remaining proceeds from the new $250 million term loan, to redeem the KCI senior notes (or, as described below, to repay revolving credit borrowings temporarily incurred for that purpose), reduce our revolving credit and/or commercial paper borrowings and pay related costs and expenses. Pending application for the foregoing purposes, we may use the net proceeds from this offering to temporarily reduce our revolving credit and/or commercial paper borrowings. Revolving credit borrowings that we repay may be reborrowed, subject to customary conditions under our senior credit facility. We may also make additional commercial paper borrowings in the future, subject to market and other conditions.

We expect that the bank lenders under our amended senior credit facility will require that, concurrently with the closing of the KCI acquisition, we make an irrevocable cash deposit with the trustee for the KCI senior notes in an amount equal to the anticipated redemption price of the KCI senior notes, which deposit will be held by the trustee and applied to redeem the KCI senior notes on the applicable redemption date in January 2005. We sometimes refer to this anticipated cash deposit as the “Redemption Deposit”. If the KCI acquisition closes prior to the closing of this offering, we anticipate that we will finance the Redemption Deposit with revolving credit borrowings under our amended senior credit facility and that we will repay those borrowings with a portion of the proceeds from this offering. If the KCI acquisition closes concurrently with the closing of this offering, we anticipate that we will finance the Redemption Deposit with a portion of the proceeds from this offering. To the extent that we initially finance the Redemption Deposit with revolving credit borrowings, we anticipate that those borrowings will be outstanding only temporarily. Accordingly, we have not reflected those possible revolving credit borrowings in the following table or in the pro forma financial data, pro forma financial statements or other similar information appearing elsewhere in this prospectus supplement.

The following table sets forth the estimated sources and uses of funds relating to the Transactions assuming that all of the Transactions were completed on August 31, 2004 (dollars in millions):

Sources of Funds		Uses of Funds
Net proceeds from common stock offered hereby	$116.3	Cash Portion of the KCI purchase price (1)	$235.0
New term loan under our amended senior credit facility	250.0	Redemption of KCI senior notes (2) Repayment of revolving credit and/or	84.2
Total sources of funds	$366.3	commercial paper borrowings (3)	40.1

		Costs and expenses	7.0

		Total uses of funds	$366.3

(1)	The purchase price for KCI is subject to a possible reduction in the event that KCI’s working capital at the closing date is less than a specified amount.
(2)	We intend to redeem all of the outstanding $80 million aggregate principal amount of KCI senior notes for a redemption price of approximately $84.2 million, which includes a redemption premium of $2.8 million and, assuming a redemption date of January 31, 2005, an estimated $1.4 million of accrued interest.

(3)	As of August 31, 2004, we had a total of $38.8 million of revolving credit and commercial paper borrowings outstanding, bearing interest at a weighted average rate of 2.30% per annum. Subsequent to August 31, 2004, we borrowed approximately $10.0 million and $12.5 million of additional revolving credit borrowings under our senior credit facility in connection with our acquisitions of Yvel and Sperry, respectively, and an additional $15.8 million of revolving credit borrowings under our senior credit facility to reimburse APW for a fiscal 2000 tax refund. Immediately prior to the closing of this offering, we expect to have a total of approximately $80 million of revolving credit and commercial paper borrowings outstanding, excluding any revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described above. See “Prospectus Supplement Summary—Recent Developments” and “Capitalization.”

CAPITALIZATION

The following table sets forth our capitalization (including current portion of long-term debt) as of August 31, 2004 (1) on an actual basis and (2) on a pro forma basis to reflect the following transactions as if they had occurred on that date:

•	Our acquisition of KCI for $315 million, of which $235 million is payable in cash (the “Cash Portion”) and $80 million is payable through the assumption of the KCI senior notes;

•	The sale of 2,500,000 shares of our common stock in this offering and our receipt of approximately $116.3 million of net proceeds;

•	The amendment of our senior credit facility and our borrowing of $250 million pursuant to a new term loan thereunder;

•	The redemption of the KCI senior notes for an assumed aggregate redemption price of $84.2 million, including redemption premium and accrued interest to the redemption date;

•	The application of the estimated net proceeds from this offering and the proceeds from the new $250 million term loan to pay the Cash Portion of the acquisition price of KCI, to redeem the KCI senior notes, to reduce our revolving credit and/or commercial paper borrowings and to pay costs and expenses relating to the foregoing; and

•	The application of some of the Cash Portion of the acquisition price to repay all of KCI’s other outstanding indebtedness.

The following table does not reflect any revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described under “Use of Proceeds.”

You should read the following table in conjunction with “Prospectus Supplement Summary—Acquisition Financing and Related Transactions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our and KCI’s consolidated financial statements and related notes and “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement. The following pro forma data is based upon a number of assumptions and estimates, is subject to uncertainties and does not purport to be indicative of the actual capitalization that would have resulted had the transactions described above in fact occurred on the date indicated, nor does it purport to be indicative of our future capitalization.

	August 31, 2004
	Actual	Pro Forma
	(dollars in millions, except per share amounts)
Senior credit facility (1):
Revolving credit borrowings	$15.0	$—
Term loan	—	250.0
Commercial paper	23.8	—
2% convertible senior subordinated debentures due 2023	150.0	150.0
Euro denominated term loan	4.1	4.1
Other	1.0	1.0

Total debt (including current portion of long-term debt) (2)(3)(4)	$193.9	$405.1

Preferred stock, $1.00 par value per share; authorized, 160,000 shares; issued and outstanding, none	$—	$—
Class A common stock, $0.20 par value per share; authorized, 42,000,000 shares; issued and outstanding, 23,762,494 shares actual and 26,262,494 shares pro forma (5)	4.8	5.3
Class B common stock, $0.20 par value per share; authorized, 1,500,000 shares; issued and outstanding, none	—	—
Additional paid-in capital	(518.3)	(402.5)
Accumulated other comprehensive loss	(17.6)	(17.6)
Retained earnings	562.9	562.9

Total shareholders’ equity	31.8	148.1

Total capitalization (including current portion of long-term debt)	$225.7	$553.2

(1)	Does not include outstanding letters of credit of $6.1 million (actual) and $8.0 million (pro forma). Subsequent to August 31, 2004, we made a total of approximately $38.3 million of additional revolving credit borrowings in connection with our acquisition of Yvel and Sperry and to reimburse APW for a fiscal 2000 tax refund. Immediately prior to the closing of this offering, we expect to have a total of approximately $80 million of revolving credit and commercial paper borrowings outstanding, excluding any revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described under “Use of Proceeds.” Accordingly, we expect that the actual amount of revolving credit and/or commercial paper borrowings that we repay with the proceeds from this offering and our new term loan, excluding the repayment of revolving credit borrowings, if any, made to temporarily finance the Redemption Deposit, will be approximately $40.1 million in the aggregate. See “Prospectus Supplement Summary—Recent Developments” and “Use of Proceeds.”
(2)	In addition to the amounts set forth in this table, we are party to an accounts receivable securitization arrangement. Trade receivables sold and being serviced by us were $24.6 million at August 31, 2004. If we were to discontinue this securitization program, at August 31, 2004, we would have been required to borrow approximately $24.6 million to finance the increase in working capital.
(3)	Total debt includes current portion of $4.8 million, actual and pro forma.
(4)	Amounts presented do not include our obligations under various leases requiring, as of August 31, 2004, future minimum operating lease payments of approximately $74.9 million in the aggregate. In addition, amounts presented do not include KCI’s obligations under various operating leases requiring, as of September 30, 2004 future minimum lease payments of approximately $7.9 million in the aggregate.
(5)	The pro forma number of shares of our common stock outstanding is based on the number of shares outstanding as of August 31, 2004 and excludes:

•	375,000 shares issuable upon exercise of the underwriters’ over-allotment option;

•	1,974,758 shares issuable upon the exercise of stock options outstanding under our stock option plans at that date, with a weighted average exercise price of $15.72 per share;

•	674,533 shares reserved for future issuance under our stock option and employee stock purchase plans at that date; and

•	3,758,445 shares issuable upon conversion of our 2% convertible senior subordinated debentures. The number of shares issuable upon conversion of these debentures is subject to adjustment from time to time pursuant to anti-dilution provisions.

Subsequent to August 31, 2004, we granted options to purchase 263,800 additional shares of common stock under our stock option plans.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol ATU. At September 30, 2004, the approximate number of record shareholders of common stock was 1,709. The table below sets forth the high and low sales prices for our common stock on the New York Stock Exchange for the periods indicated. The high and low prices for our common stock have been adjusted to reflect the impact of a two-for-one stock split effected on October 21, 2003.

Fiscal Year	Period	High	Low
2005	December 1, 2004 to December 21, 2004	$52.70	$46.57
	September 1, 2004 to November 30, 2004	49.00	37.68

2004	June 1, 2004 to August 31, 2004	$40.15	$32.52
	March 1, 2004 to May 31, 2004	42.35	32.17
	December 1, 2003 to February 29, 2004	43.10	30.62
	September 1, 2003 to November 30, 2003	33.42	25.76

2003	June 1, 2003 to August 31, 2003	$26.82	$20.75
	March 1, 2003 to May 31, 2003	21.64	16.25
	December 1, 2002 to February 28, 2003	24.68	16.78
	September 1, 2002 to November 30, 2002	22.40	16.55

As of December 21, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $50.10 per share

DIVIDEND POLICY

Cash dividends on our common stock were not declared or paid during fiscal 2004, 2003 or 2002 and we currently do not plan to pay cash dividends. Cash is currently expected to be retained for working capital needs, acquisitions, if any, and to reduce outstanding debt. Our existing senior credit facility restricts, and our amended senior credit facility will restrict, the amount of cash dividends that we may pay.

SELECTED CONSOLIDATED FINANCIAL DATA FOR ACTUANT

The following selected consolidated financial data for and as of the end of each of the three fiscal years ended August 31, 2004 are derived from our audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004, which is incorporated by reference into this prospectus supplement, and with the information appearing under “Recent Developments—First Quarter Earnings Release” above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. The results of all businesses acquired during the time periods presented are included in the table only from their respective acquisition dates.

	Year Ended August 31,
	2004	2003	2002
	(in millions, except per share data)
Statement of Earnings Data (1):
Net sales	$726.9	$585.4	$463.0
Gross profit	231.2	190.0	159.0
Selling, administrative and engineering expenses	138.7	114.9	85.4
Amortization of intangible assets	2.2	2.3	2.5
Operating profit	90.3	72.8	71.1
Charge for early extinguishment of debt	36.7	2.0	16.4
Earnings from continuing operations (2)	23.9	29.0	14.6
Discontinued operations, net of income taxes (3)	10.9	—	(10.0)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(7.2)
Net earnings (loss)	34.8	29.0	(2.6)

Basic earnings (loss) per share (4):
Earnings from continuing operations	$1.01	$1.24	$0.73
Discontinued operations, net of income taxes (3)	0.46	—	(0.50)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.36)

Total	$1.47	$1.24	$(0.13)

Diluted earnings (loss) per share (4):
Earnings from continuing operations	$0.97	$1.18	$0.69
Discontinued operations, net of income taxes (3)	0.44	—	(0.47)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.34)

Total	$1.41	$1.18	$(0.12)

Weighted average common shares outstanding:
Basic	23.7	23.3	20.0
Diluted	24.7	24.5	21.2

Balance Sheet Data (at end of period) (1):
Total assets	$424.1	$358.7	$294.6
Total debt (including current maturities)	193.9	169.8	192.6
Total shareholders’ equity (deficit)	31.8	(11.6)	(43.6)

S-39

(1)	We completed various acquisitions that impact the comparability of the summary financial data presented in the above table. The following table summarizes the acquisitions that were completed during the periods presented above, but does not include the Yvel and Sperry acquisitions, which impact periods subsequent to our 2004 fiscal year end, or the pending KCI acquisition:

Business Acquired	Segment	Date Acquired	Approximate Purchase Price
			(in millions)
Dresco, B.V.	Tools & Supplies	December 2003	$32.0
Kwikee Products Company, Inc.	Engineered Solutions	September 2003	29.0
Shanghai Sanxin Hydraulic Co, Ltd.	Tools & Supplies	April 2003	1.0
Heinrich Kopp AG	Tools & Supplies	September 2002	19.0

(2)	Fiscal 2003 earnings from continuing operations include a pre-tax charge of $6.5 million for litigation associated with divested businesses.
(3)	In fiscal 2002, we recorded a non-cash charge of $10.0 million, or $0.47 per diluted share, in “Discontinued operations, net of income taxes” to reflect the termination of APW’s agreement to indemnify us for certain potential tax liabilities and other obligations relating to the spin-off as the result of APW’s bankruptcy. This charge was used to establish reserves to cover contingent liabilities that otherwise would have been subject to indemnification by APW. In August 2004, we recorded income of $10.9 million, or $0.44 per diluted share, in “Discontinued operations, net of income taxes” to reflect the release of these reserves for tax and other obligations related to the spin-off, based on our evaluation that no amounts would be due as a result of APW’s termination of the indemnification agreements.
(4)	We have excluded the potential conversion of our 2% convertible senior subordinated debentures into common stock in the diluted earnings per share calculation because the conditions under which conversion is allowed have not been met. The Emerging Issues Task Force (“EITF”) has adopted EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which will require the inclusion of the potential conversion of our 2% convertible senior subordinated debentures into common stock in the diluted earnings per share calculation even if the conditions that must be satisfied to allow conversion have not been met. EITF 04-8 is effective for reporting periods ending after December 15, 2004. We will adopt EITF No. 04-8 during the second quarter of fiscal 2005 and our adoption will require us to retroactively restate operating results for the first quarter of fiscal 2005 and for fiscal 2004. This restatement will have the following effect on fiscal 2004 results:

•	Diluted earnings per share from continuing operations will be reduced from $0.97 to $0.92;

•	Diluted earnings per share from discontinued operations, net of income taxes, will be reduced from $0.44 to $0.39; and

•	Diluted earnings per share will be reduced from $1.41 to $1.31.

EITF No. 04-8 will not impact the 2003 or 2002 fiscal year results because we issued the 2% convertible senior subordinated debentures in November 2003. The foregoing data is based upon an increase of 3,027,636 common and equivalent shares, which is less than the 3,758,445 shares issuable upon conversion of the 2% convertible senior subordinated debentures, due to the fact that those debentures were not outstanding for all of fiscal 2004. Had the full number of shares issuable upon conversion of those debentures been used in the foregoing calculation, the reduction in diluted earnings per share would have been greater than the reduction reflected above. In fiscal 2005, the number of weighted average common and equivalent shares outstanding for purposes of computing diluted earnings per share will include the full 3,758,445 shares issuable on conversion of the 2% convertible senior subordinated debentures. For information regarding the impact of the adoption of EITF No. 04-8 on earnings per share for the first quarter of fiscal 2005, see “Risk Factors—We will be required to include shares of common stock issuable upon conversion of our 2% convertible senior subordinated debentures when computing diluted earnings per share commencing with the second quarter of fiscal 2005, which will reduce diluted earnings per share and could adversely affect the market price of our common stock.”

SELECTED CONSOLIDATED FINANCIAL DATA FOR KCI

The following selected consolidated financial data for and as of the end of each of the three years ended December 31, 2003 are derived from KCI’s audited consolidated financial statements included in this prospectus supplement. The following selected consolidated financial data for and as of the end of the nine months ended September 30, 2004 and 2003 are derived from KCI’s unaudited consolidated financial statements, certain of which are included in this prospectus supplement. Financial data as of and for the nine months ended September 30, 2004 are not indicative of KCI’s results of operations or financial condition for any future period or as of any future date. The data should be read in conjunction with KCI’s financial statements included elsewhere in this prospectus supplement. The results of businesses acquired during the time periods presented are included in the table only from their respective acquisition dates. In that regard, KCI’s acquisitions included two businesses that designed, manufactured and marketed light-duty security locks (the “locks business”). KCI divested the locks business on October 22, 2004 to an independent third party. Operating results for the locks business are reported as discontinued operations in the table below.

We anticipate that we will effect certain changes to KCI’s business following the KCI acquisition. As a result, the historical results of operations and financial condition of KCI as reflected in the following table and elsewhere in this prospectus supplement are not necessarily indicative of its future operating results or financial condition.

	Nine months ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001
	(in millions)
Statement of Operations Data (1) :
Net sales	$163.2	$134.2	$180.1	$166.1	$161.1
Gross profit	61.7	51.2	67.4	63.6	59.2
Selling, general and administrative expenses (2)	31.5	28.7	38.8	35.9	37.7
Amortization of goodwill	—	—	—	—	2.4
Income from operations	30.2	22.5	28.6	27.7	19.8
Income from continuing operations	12.8	7.7	9.8	9.4	0.7
(Loss) income from discontinued operations, net of income taxes (3)	(5.4)	(0.3)	(13.2)	(7.9)	4.0
Cumulative effect of change in accounting principle, net of income taxes (3)	—	—	—	(8.1)	—
Net income (loss) (3)	7.3	7.3	(3.4)	(6.6)	4.7

Balance Sheet Data (end of period):
Total assets	205.3	197.8	184.6	195.0	223.2
Long term debt (including current maturities)	127.0	136.6	132.8	143.8	165.8

(1)	KCI completed various acquisitions that impact the comparability of the selected financial data presented in the above table. The following table summarizes the acquisitions that were completed during the periods presented above:

Business Acquired	Segment	Date Acquired	Approximate Purchase Price
			(in millions)
Amveco Magnetics, Inc.	Electrical Components	August 2004	$6.5
Advanced Devices, Inc.	Electrical Components	May 2004	8.0
Arens Controls, LLC	Mechanical Components	March 2003	4.5

For additional information about these acquisitions, including additional information concerning certain additional purchase price payments that KCI may be required to make, see the notes to KCI’s consolidated financial statements included elsewhere in this prospectus supplement.

(2)	Following the acquisition of Arens Controls, LLC (“Arens”) in March 2003, KCI operated under an interim operating agreement, which added duplicative costs during 2003 until the manufacturing of Arens’ product line was fully integrated into Elliott’s Binghamton, N.Y. manufacturing facility. The integration of Arens’ product line into Elliott’s Binghamton facility was not completed until November 2003. This also adversely affected gross margin for the relevant period.
(3)	KCI recorded charges of approximately $17.4 million and $12.4 million for the years ended December 31, 2003 and 2002, respectively, to recognize the impairment of the goodwill related to its locks business on both adoption of SFAS 142 and in subsequent periods. These charges are included in discontinued operations or cumulative effect of change in accounting principle, as appropriate. At December 31, 2003, KCI had written off all the goodwill related to its locks business, which is reflected in the table as a discontinued operation. The locks business was sold to an independent third party on October 22, 2004. For further information on the locks business, see the notes to KCI’s consolidated financial statements included elsewhere in this prospectus supplement.

S-42

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to both our and KCI’s historical financial statements. The following unaudited pro forma statement of earnings for the fiscal year ended August 31, 2004 reflects the following events as if each had occurred at the beginning of the period, and the following unaudited pro forma balance sheet as of August 31, 2004 reflects the following events as if each had occurred on August 31, 2004:

•	Our acquisition of KCI for $315 million, of which $235 million is payable in cash (the “Cash Portion”) and $80 million is payable through the assumption of the KCI senior notes;

•	The sale of 2,500,000 shares of our common stock in this offering and our receipt of approximately $116.3 million of net proceeds;

•	The amendment of our senior credit facility and our borrowing of $250 million pursuant to a new term loan thereunder;

•	The redemption of the KCI senior notes for an assumed aggregate redemption price of $84.2 million, including redemption premium and accrued interest to the redemption date;

•	The application of the estimated net proceeds from this offering and the proceeds from the new $250 million term loan to pay the Cash Portion of the acquisition price of KCI, to redeem the KCI senior notes, to reduce our revolving credit and/or commercial paper borrowings and to pay costs and expenses relating to the foregoing; and

•	The application of some of the Cash Portion of the acquisition price to repay all of KCI’s other outstanding indebtedness.

The actual purchase price for KCI is subject to a possible reduction in the event that KCI’s working capital as of the closing date is less than a specified amount.

KCI will be required to give holders of the KCI senior notes at least 30 days advance notice of the redemption of those notes, and we therefore expect that this redemption will occur during January 2005. We expect that the other transactions reflected in the foregoing bullet points will occur prior to or contemporaneously with the closing of this offering.

The unaudited pro forma financial statements do not reflect the activity of Yvel and Sperry, which we acquired after August 31, 2004. In addition, the unaudited pro forma financial statements do not reflect the full year impact of our acquisition of Dresco, which was acquired on December 30, 2003, or KCI’s acquisitions of Advanced Devices, Inc. and Amveco Magnetics, Inc. on May 7, 2004 and August 23, 2004, respectively. The unaudited pro forma financial statements also do not reflect revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described above under “Use of Proceeds” or the application of a portion of the net proceeds from this offering to repay those borrowings if we are required to make them.

The unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended August 31, 2004 combines the historical consolidated statement of earnings of Actuant for the fiscal year ended August 31, 2004 and the consolidated historical results of operations of KCI for the twelve months ended September 30, 2004. The unaudited pro forma condensed consolidated balance sheet as of August 31, 2004 combines the consolidated historical balance sheet of Actuant as of that date with the consolidated historical balance sheet of KCI as of September 30, 2004. The unaudited pro forma condensed consolidated financial statements appearing below should be read in conjunction with “Management’s Discussion and Analysis of

Financial Condition and Results of Operations” and KCI’s historical financial statements and related notes included elsewhere in this prospectus supplement and the historical financial statements and related notes of Actuant incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the KCI acquisition, which will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The total purchase price will be allocated to the net assets of KCI based upon estimates of their fair value. The fair value of some of these assets will be determined on the basis of professional appraisals, none of which has yet commenced. The pro forma adjustments reflected in the following unaudited pro forma financial statements are based on our estimates of the value of KCI’s tangible and intangible assets without the benefit of professional appraisals. Accordingly, the final purchase price allocation will likely differ from the allocation reflected in the following unaudited pro forma condensed consolidated financial statements. In addition, the final purchase price allocation may also differ from that reflected in these unaudited pro forma financial statements to the extent that the actual purchase price we pay for KCI is reduced because KCI’s working capital as of the closing date is less than a specified amount. A final valuation of some of KCI’s assets will be performed after the completion of the acquisition.

The unaudited pro forma condensed consolidated financial statements are based upon available information and a number of assumptions and estimates and are subject to other uncertainties. These unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what our actual results of operations or financial position would have been had the KCI acquisition and related transactions described above been consummated at the dates indicated, nor do they purport to be indicative of our future results of operations or financial condition.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

August 31, 2004

(dollars in millions)

(unaudited)

	Actuant (1)	KCI (1)	Pro Forma Adjustments			Pro Forma Consolidated
Assets
Current assets
Cash and cash equivalents	$6.0	$1.1		$0.2	(2)	$7.3
Accounts receivable, net	90.5	30.0				120.5
Inventories, net	87.1	35.8		3.0	(3)	125.9
Deferred income taxes	11.1	4.9				16.0
Other current assets	7.6	2.4				10.0
Assets held for sale	—	15.6		(15.6	)(2)

Total current assets	202.3	89.8		(12.4)		279.7

Property, plant and equipment, net	48.0	18.9		18.0	(3)	84.9
Goodwill	145.4	89.1		139.3	(3)	373.8
Other intangibles, net	22.1	—		53.0	(3)	75.1
Other long-term assets	6.3	7.5		(0.1	)(4)	11.0
				(2.7	)(3)

Total assets	$424.1	$205.3		$195.1		$824.5

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$1.0	$—	$			$1.0
Trade accounts payable	64.2	15.2				79.4
Accrued compensation and benefits	21.4	5.2				26.6
Income taxes payable	9.6	9.0				18.6
Current maturities of long-term debt	3.8	17.7		(17.7	)(5)	3.8
Other current liabilities	34.6	14.0		2.0	(3)	47.3
				(3.3	)(2)
Liabilities associated with assets held for sale	—	1.0		(1.0	)(2)	—

Total current liabilities	134.6	62.1		(20.0)		176.7
Long-term debt, less current maturities	189.1	109.3		101.9	(5)	400.3
Deferred income taxes	8.3	2.5		25.1	(3)	35.9
Other long-term liabilities	60.1	2.5		0.7	(3)	63.3

Minority interest in net equity of consolidated affiliates	0.2	—				0.2
Redeemable convertible preferred stock	—	112.8		(112.8	)(7)	—

Shareholders’ equity
Capital stock	4.8	—		0.5	(6)	5.3
Additional paid-in capital	(518.3)	—		115.8	(6)	(402.5)
Retained earnings	562.9	(83.9)		83.9	(7)	562.9
Accumulated other comprehensive income (loss)	(17.6)	—				(17.6)

Total shareholders’ equity	31.8	(83.9)		200.2		148.1

Total liabilities and shareholders’ equity	$424.1	$205.3		$195.1		$824.5

(1)	Actuant’s fiscal year ends on August 31 and KCI’s fiscal year ends on December 31. The unaudited pro forma condensed consolidated balance sheet combines Actuant’s historical consolidated balance sheet as of August 31, 2004 with KCI’s historical consolidated balance sheet as of September 30, 2004, which is the last day of the third quarter of KCI’s fiscal year.
(2)	Reflects the elimination of KCI assets and liabilities not acquired or assumed. In addition, cash and cash equivalents reflect the $1.3 million increase in cash from the estimated net proceeds from this offering and the proceeds from the new $250 million term loan in excess of amounts required to pay the Cash Portion of the acquisition price of KCI, to redeem the KCI senior notes, to pay costs and expenses relating to the foregoing, and to reduce revolving credit and/or commercial paper borrowings.

(3)	Under purchase accounting, a portion of the purchase price of KCI will be allocated to KCI’s tangible assets and liabilities based on their relative fair values. The remaining purchase price will be allocated to KCI’s identifiable intangible assets with a finite life and amortized over that life, as well as to goodwill and KCI’s identifiable intangible assets with an indefinite life, which are not amortized, but are evaluated on an annual basis to determine impairment and, if appropriate, adjusted accordingly. The pro forma adjustments are based on our preliminary assessment of the value of KCI’s tangible and intangible assets. As discussed in the introduction to these unaudited pro forma financial statements, the final purchase price allocation will likely differ from the preliminary allocation reflected in these unaudited pro forma financial statements. The preliminary purchase price allocation reflected in these unaudited pro forma financial statements is as follows (dollars in millions):

Purchase price allocation:
Net cash paid for KCI acquisition	$235.0
Assumption of the KCI senior notes	80.0
Estimated acquisition expenses	4.5

Total acquisition consideration	319.5
Less: Estimated net book value of tangible assets acquired	(51.8)

Excess purchase price to be allocated	$267.7

Preliminary allocations of excess purchase price:
Inventory adjustment to reflect fair value	$3.0
Fixed asset adjustment to reflect fair value	18.0
Identifiable intangible assets—finite life	23.0
Identifiable intangible assets—indefinite life	30.0
Fair value of pension liability	(3.4)
Fair value of debt	(4.2)
Costs to close KCI’s corporate headquarters	(2.0)
Deferred tax liability	(25.1)
Goodwill	228.4

$267.7

Amortization of intangible assets, if applicable, will occur over the estimated useful lives of the intangible assets, which we estimate will range from five to ten years. Estimated intangible assets include $30 million of trademarks (indefinite life), $16 million of patents (ten year amortization) and $7 million of customer relationships (five year amortization).

(4)	Reflects the estimated debt issuance costs of $2.5 million relating to our new term loan and amended senior credit facility, offset by the elimination of KCI’s $2.6 million of capitalized debt issuance costs that will no longer be amortized due to the repayment of KCI’s outstanding indebtedness in connection with the KCI acquisition.
(5)	Reflects the adjustments of KCI’s and our outstanding indebtedness as follows (in millions):

Repayment of KCI senior notes	$(80.0)
Repayment of KCI’s senior and other debt	(47.0)
Incurrence of the new Actuant term loan	250.0
Utilization of the proceeds from this offering and the new term loan to repay Actuant’s revolving credit and commercial paper borrowings	(38.8)

Total change in debt	$84.2

Immediately prior to the closing of this offering, we expect to have a total of approximately $80 million of revolving credit and commercial paper borrowings outstanding, excluding any revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit as described above under “Use of Proceeds.” Accordingly, we expect that the actual amount of revolving credit and/or commercial paper borrowings that we repay with the proceeds from this offering and our new term loan, excluding the repayment of revolving credit borrowings, if any, made to temporarily finance the Redemption Deposit, will be approximately $40.1 million in the aggregate.

(6)	Reflects the issuance of shares of our common stock in this offering.
(7)	Reflects the elimination of KCI’s historical shareholders’ equity accounts and redeemable convertible preferred stock pursuant to the application of purchase accounting, and the issuance of shares of common stock in this offering.

Unaudited Pro Forma Condensed Consolidated Statements Of Earnings

For the Fiscal Year Ended August 31, 2004

(dollars in millions, except per share amounts)

(unaudited)

	Actuant (1)	KCI (1)	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$726.9	$209.1	$—		$936.0
Cost of products sold	495.7	131.2	0.9	(2)	632.8
			2.0	(3)
			3.0	(4)

Gross profit	231.2	77.9	(5.9)		303.2

Selling, administrative and engineering expenses	138.7	41.6	(0.9	)(2)	179.4
Amortization of intangible assets	2.2	—	3.0	(3)	5.2

Operating profit	90.3	36.3	(8.0)		118.6

Financing costs, net	13.6	12.0	(3.6	)(5)	22.0
Charge for early extinguishment of debt	36.7	—			36.7
Other expense (income), net	1.2	—	—		1.2

Earnings from continuing operations before income tax expense and minority interest	38.8	24.3	(4.4)		58.7

Income tax expense	14.7	9.4	(1.7	)(6)	22.4
Minority interest, net of income taxes	0.2	—	—		0.2

Earnings from continuing operations	$23.9	$14.9	$(2.7)		$36.1

Basic earnings per share from continuing operations	$1.01				$1.38

Diluted earnings per share from continuing operations	$0.97				$1.33

Weighted average common shares outstanding:
Basic	23.7		2.5	(7)	26.2
Diluted	24.7		2.5	(7)	27.2

(1)	Because of differing fiscal year-ends for Actuant and KCI, the unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended August 31, 2004 combines Actuant’s historical consolidated statement of earnings for that fiscal year with KCI’s historical consolidated results of operations for the twelve months ended September 30, 2004.
(2)	Reflects the reclassification of certain costs classified as selling, general and administrative costs by KCI to conform to Actuant’s classification as cost of sales.
(3)	Reflects the expected annual amortization of identifiable finite-lived intangible assets acquired as part of the KCI acquisition and the incremental depreciation on the write-up of the fixed assets to fair value.
(4)	Reflects the amortization of the purchase accounting adjustment to record inventory at its fair value.
(5)	Reflects the net change in interest expense to give effect to (a) borrowings under our new term loan at an assumed interest rate of 3.8% per annum, which is based upon LIBOR as of December 1, 2004 plus a borrowing spread, determined pursuant to the anticipated terms of the amended senior credit agreement, of 1.50%, (b) the repayment of all of KCI’s outstanding borrowings and the redemption of the KCI senior notes, (c) the amortization of $2.5 million of estimated debt issuance costs incurred in connection with our amended senior credit facility over five years and (d) the elimination of interest expense and debt issue cost amortization for KCI. A 1/8% increase in the LIBOR rate would result in an additional $0.3 million of interest expense under the new term loan.
(6)	Tax effects of the pro forma adjustments have been calculated based on the estimated statutory tax rate of 39%.
(7)	Reflects the issuance of shares of common stock in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and related notes and other financial data of Actuant, included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004 (the “2004 Form 10-K”), which is incorporated by reference into this prospectus supplement, as well as the information appearing under “Prospectus Supplement Summary—Recent Developments—First Quarter Earnings Release.”

Background

We are a diversified global manufacturer and marketer of a broad range of industrial products and systems, organized into two reportable segments, Tools & Supplies and Engineered Solutions. Our Tools & Supplies segment provides branded specialized electrical and industrial tools and supplies to hydraulic and electrical wholesale distributors, to catalog houses and through various retail distribution channels. Our Engineered Solutions segment’s primary expertise is in designing, manufacturing and marketing customized motion control systems primarily for automotive, recreational vehicle and truck OEMs in diversified niche markets. We believe that our strength in these product categories is the result of a combination of our brand recognition, proprietary engineering and design competencies, dedicated service philosophy, and global manufacturing and distribution capabilities.

As discussed below under “—New Accounting Pronouncements,” we will adopt an accounting pronouncement during the second quarter of fiscal 2005 that will require us to include shares of our common stock issuable upon conversion of our outstanding 2% convertible senior subordinated debentures in the calculation of our diluted earnings per share. This will result in a reduction in our diluted earnings per share, commencing in the period in which that pronouncement is adopted, compared to the diluted earnings per share that we would have reported in the absence of that pronouncement. In addition, we will be required to retroactively restate our diluted earnings per share for the first quarter of fiscal 2005 and for fiscal 2004 as a result of this pronouncement. See “—New Accounting Pronouncements.”

As discussed above under “Use of Proceeds,” the closing of this offering is contingent upon the concurrent or prior closing of the KCI acquisition and the concurrent or prior amendment of our senior credit facility. We intend to use the proceeds from the new $250 million term loan under our amended senior credit facility to pay the Cash Portion of the purchase price for KCI and pay related costs and expenses. We intend to use the net proceeds from this offering, together with the remaining proceeds from the new $250 million term loan, to redeem the KCI senior notes, reduce our revolving credit and/or commercial paper borrowings and pay related costs and expenses. See “Use of Proceeds.” KCI is substantially larger than any of the businesses that we have acquired in the past. As a result, the discussion of our historical financial condition and results of operations appearing below is not necessarily indicative of our results of operations and financial condition for periods following the KCI acquisition.

Results of Operations

	Year Ended August 31,
	2004	2003	2002
	(dollars in millions)
Statements of Earnings Data:
Net sales	$726.9	$585.4	$462.9
Cost of products sold	$495.6	$395.4	$303.9
Gross profit	$231.2	$190.0	$159.0
Gross profit margin	31.8%	32.5%	34.3%
Selling, administration, and engineering (“SAE”) expenses	$138.7	$114.9	$85.4
SAE as a percentage of net sales	19.1%	19.6%	18.4%
Amortization of intangible assets	$2.2	$2.3	$2.5
Operating profit	$90.3	$72.8	$71.1
Operating profit margin	12.4%	12.4%	15.4%
Financing costs, net	$13.6	$21.4	$32.7
Charge for early extinguishment of debt	$36.7	$2.0	$16.4
Litigation charge associated with divested businesses	$—	$6.5	$—
Other expense (income), net	$1.2	$(2.2)	$(0.9)
Earnings from continuing operations before income tax expense and minority interest	$38.8	$45.1	$22.9

Other Financial Data:
Depreciation	$14.4	$12.8	$9.9
Capital expenditures	$10.9	$12.7	$10.0

On September 3, 2002, we acquired 80% of the outstanding capital stock of Heinrich Kopp AG (“Kopp” or the “Kopp Acquisition”). The remaining 20% of the outstanding capital stock of Kopp was acquired by us in October 2003. We acquired certain assets and assumed certain liabilities of Kwikee Products Company, Inc. (“Kwikee” or the “Kwikee Acquisition”) on September 3, 2003 and on December 30, 2003 acquired 100% of the outstanding capital stock of Dresco B.V. (“Dresco” or the “Dresco Acquisition”). All of these transactions impact the comparability of the operating results for the fiscal years ended August 31, 2004, 2003 and 2002. For further information, see Note 2, “Acquisitions” in the notes to our consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement. Additionally, the weak U.S. dollar favorably impacted comparisons of fiscal 2004 and 2003 results to prior years due to the translation of non-U.S. dollar denominated subsidiary results.

Consolidated net sales increased by $141.5 million, or 24%, from $585.4 million for fiscal 2003 to $726.9 million for the 2004 fiscal year. Excluding acquisitions and the $34.4 million favorable impact of foreign currency exchange rate changes on translated results, fiscal 2004 consolidated net sales increased approximately 9%. Net sales at the reportable segment level for fiscal 2004 excluding acquisition and foreign currency impacts increased 1% for Tools & Supplies and 21% for Engineered Solutions as compared to fiscal 2003. Consolidated net sales increased by $122.4 million, or 26%, from $462.9 million for fiscal 2002 to $585.4 million for the 2003 fiscal year. Excluding the Kopp Acquisition and the $21.2 million favorable impact of foreign currency exchange rate changes on translated results, fiscal 2003 consolidated net sales remained relatively unchanged compared to fiscal 2002. Net sales at the reportable segment level for the 2003 fiscal year excluding acquisition and foreign currency impacts were relatively unchanged from fiscal 2002 for both Tools & Supplies and Engineered Solutions as well. Net sales at the operating segment level are discussed in further detail below.

Consolidated earnings from continuing operations before income tax expense and minority interest for fiscal year 2004 was $38.8 million, compared with $45.1 million for the 2003 fiscal year and $22.9 million for fiscal year 2002. In addition to the impact of the Kopp, Kwikee, and Dresco Acquisitions, the comparability of consolidated earnings from continuing operations before income tax expense and minority interest was impacted by our recording pre-tax charges for the early extinguishment of debt of $36.7 million, $2.0 million, and $16.4 million during the 2004, 2003, and 2002 fiscal years, respectively. Additionally, a pre-tax charge of $6.5 million was recorded during the 2003 fiscal year for litigation matters associated with businesses divested before the spin-off. The changes in earnings from continuing operations before income taxes and minority interest due to operating segment results and financing costs are discussed below.

Tools & Supplies Segment Results

	Year Ended August 31,
	2004	2003	2002
	(dollars in millions)
Net sales	$416.1	$366.5	$259.5
Cost of products sold	$257.4	$227.7	$150.9
Gross profit	$158.7	$138.8	$108.6
Gross profit margin	38.1%	37.9%	41.9%
Selling, administration, and engineering expenses (“SAE”)	$92.5	$85.1	$59.6
SAE as a percentage of net sales	22.2%	23.2%	23.0%
Amortization of intangible assets	$1.4	$1.5	$1.6
Operating profit	$64.8	$52.2	$47.4
Operating profit margin	15.6%	14.2%	18.3%
Other expense (income), net	$0.1	$(0.6)	$0.5
Earnings from continuing operations before income tax expense and minority interest	$64.7	$52.8	$46.9

Fiscal 2004 compared to Fiscal 2003

Net sales in fiscal 2004 increased $49.6 million, or 14%, to $416.1 million from $366.5 million for fiscal 2003. This increase is primarily comprised of the impact of the Dresco Acquisition and the $22.2 million positive impact of currency translation rates. Excluding the Dresco Acquisition and currency rate changes, sales increased 1%. North American sales increased 3% driven by strong Enerpac sales due to improving economic conditions in the region, whereas European sales declined by 3% due to the positive impact in the first half of fiscal 2003 of Kopp’s electrical line fills (the incremental sales associated with filling the shelves of a new customer with our products) at certain European home centers and fiscal 2003 Enerpac sales related to the Millau Viaduct project, which were not repeated in fiscal 2004.

Gross profit in fiscal 2004 increased by $19.9 million, or 14%, to $158.7 million from $138.8 million primarily due to higher sales. Excluding the $7.4 million impact of foreign currency rate changes on translated results, gross profit increased 9%. Gross profit margins increased slightly from 37.9% during fiscal 2003 to 38.1% for fiscal 2004 due to margin expansion at Enerpac and Kopp. Enerpac’s improvement reflects successful efforts in material cost reductions and other LEAD initiatives, while Kopp benefited from continuing efforts to reduce manufacturing capacity and overhead, implement lean manufacturing techniques, shorten cycle time and reduce overall inventory levels. These positive results were partially offset by the impact of Dresco’s comparatively lower profit margins. Although we have initiated actions intended to improve Dresco’s gross profit margins, we cannot assure you if or when those initiatives will be successful.

SAE increased by $7.4 million, or 9%, from $85.1 million in fiscal 2003 to $92.5 million for the 2004 fiscal year. Excluding the $4.9 million impact of foreign currency rate changes on translated results, SAE increased 3%. This increase is mainly due to the impact of the Dresco Acquisition, which was partially offset by the benefits of ongoing cost reduction actions.

Other expense (income) increased $0.7 million during the 2004 fiscal year due to foreign currency transaction gains realized in the prior fiscal year that were not repeated in fiscal 2004.

Fiscal 2003 compared to Fiscal 2002

Net sales for the Tools & Supplies segment increased by $107.0 million or 41%, from $259.5 million in fiscal 2002 to $366.5 million in fiscal 2003. The Kopp Acquisition comprised 93% of the increase. Excluding the impact of the Kopp Acquisition and foreign currency rate changes on translated results, which had a positive impact of $8.7 million, sales were essentially unchanged from the prior fiscal year. The flat sales reflect lower sales in North America due to weak economic conditions, especially in the commercial construction markets, partially offset by growth in the emerging Chinese market and large infrastructure projects in Europe.

In fiscal 2003, Tools & Supplies gross profit increased $30.2 million, or 28%, to $138.8 million from $108.6 million in fiscal 2002. This increase is due to the Kopp Acquisition, the impact of currency exchange rates on translated results, and the raw material cost reduction initiatives. Gross profit margins in Tools & Supplies decreased in fiscal 2003 as compared to fiscal 2002 due to the lower gross profit margins realized by Kopp as compared to the rest of the Tools & Supplies segment. Excluding the impact of the Kopp Acquisition, gross profit margins were essentially unchanged.

Tools & Supplies SAE expenses increased $25.5 million, or 43%, from $59.6 million in fiscal 2002 to $85.1 million in fiscal 2003. Approximately $20.5 million of this increase was a result of the Kopp Acquisition. Additionally, severance costs due to downsizing actions and higher SAE costs in the Enerpac business to support construction and infrastructure market initiatives, as well as currency translation, increased SAE expenses.

Engineered Solutions Segment Results

	Year Ended August 31,
	2004	2003	2002
	(dollars in millions)
Net sales	$310.7	$218.9	$203.4
Cost of products sold	$238.2	$167.7	$153.0
Gross profit	$72.5	$51.2	$50.4
Gross profit margin	23.4%	23.4%	24.8%
Selling, administration, and engineering expenses (“SAE”)	$33.1	$22.8	$20.8
SAE as a percentage of net sales	10.7%	10.4%	10.2%
Amortization of intangible assets	$0.8	$0.8	$0.8

Operating profit	$38.6	$27.6	$28.8
Operating profit margin	12.4%	12.6%	14.2%
Other expense (income), net	$1.1	$(0.2)	$—

Earnings from continuing operations before income tax expense and minority interest	$37.5	$27.8	$28.8

Fiscal 2004 compared to Fiscal 2003

Net sales increased by $91.8 million, or 42%, from $218.9 million in fiscal 2003 to $310.7 million in fiscal 2004. Kwikee, which was acquired on September 3, 2003, comprised 27% of the increase. Currency translation rates positively impacted sales in fiscal 2004 by $12.2 million. Excluding the impact of the Kwikee Acquisition and foreign currency translation, sales during fiscal 2004 increased 21%. The largest sales growth driver was a 55% increase in automotive convertible top actuation and latching system sales due to the introduction of new convertible models in Europe and North America as well as increased demand for certain existing models. Recreational vehicle market sales increased 9% due to stronger demand from RV OEMs in fiscal 2004 as compared to lower sales in the prior fiscal year driven by excess inventory levels at dealers in fiscal 2003. We expect RV market sales to be slightly lower in fiscal 2005 consistent with lower published industry forecasts. Sales to the truck market increased 15% year over year reflecting strong demand in Europe and increased U.S. demand due to the Iraqi conflict.

Gross profit increased by $21.3 million, or 42%, from $51.2 million in fiscal 2003 to $72.5 million in fiscal 2004 primarily due to sales growth. Excluding the $2.7 million impact of foreign currency rate changes on translated results, gross profit increased 36%. Gross profit margins did not change in fiscal 2004, remaining at 23.4%. Automotive business gross profit margins in fiscal 2004 were lower than those experienced in fiscal 2003 due to inefficiencies and manufacturing variances resulting from the production start-ups of new convertible top platforms and the recent launch of production at our North America automotive plant. However, automotive business gross profit margins have improved sequentially in both the third and forth quarters of fiscal 2004, and this improvement is expected to continue into fiscal 2005 due to improving efficiencies, although there can be no assurance that this will occur. The overall automotive business decline was offset by gross profit margin expansion in the recreational vehicle business due to lower overhead and material cost reductions.

SAE increased by $10.3 million, or 45%, from $22.8 million in fiscal 2003 to $33.1 million for the 2004 fiscal year. Excluding the $1.4 million impact of foreign currency rate changes on translated results, SAE increased 39%. The increase is primarily due to the impact of the Kwikee Acquisition and increased spending to support automotive business growth.

Other (income) expense decreased $1.3 million from $(0.2) million during fiscal 2003 to $1.1 million for the 2004 fiscal year. This decrease is the result of an increase in foreign currency transaction losses and a one-time gain of $0.5 million recorded in the second quarter of fiscal 2003 related to our settlement of a patent infringement suit.

Fiscal 2003 compared to Fiscal 2002

Engineered Solutions net sales increased $15.4 million, or 8%, from $203.5 million in fiscal 2002 to $218.9 million in fiscal 2003. Excluding the impact of foreign currency rate changes on translated results, which had a positive impact of $12.5 million, sales increased $3.0 million, or 1%, as compared to fiscal 2002. This increase was caused by growth in demand in both the truck and convertible top actuation and latching markets offset by decreased RV market sales due to excess inventory levels held at dealers and the loss of two customers in late fiscal 2002.

Engineered Solutions gross profit increased $0.8 million, or 2%, to $51.2 million in fiscal 2003 as compared to $50.4 million in fiscal 2002. This increase is due to the significant progress that was made on material cost reduction initiatives and improvements in manufacturing efficiencies in the RV business, offset by initial production costs and inefficiencies with new automotive platforms which began production in fiscal 2003, a start-up joint venture in Germany, and the opening of a United States automotive plant to support new business. Gross profit margin decreased from 24.7% in fiscal 2002 to 23.4% in fiscal 2003 as a result.

Engineered Solutions SAE expenses increased $2.0 million, or 10%, from $20.8 million in fiscal 2002 to $22.8 million in fiscal 2003. This increase was primarily the result of preproduction engineering and start-up costs incurred for the new German automotive joint venture and the new United States automotive plant, and the impact of currency on translated results.

General Corporate Results

	Year Ended August 31,
	2004	2003	2002
	(dollars in millions)
Selling, administration, and engineering expenses (“SAE”)	$13.0	$7.0	$5.0
Financing costs, net	13.6	21.4	32.7
Charge for early extinguishment of debt	36.7	2.0	16.4
Litigation charge associated with divested businesses	—	6.5	—
Other (income) expense, net	—	(1.4)	(1.3)

Earnings from continuing operations before income tax expense and minority interest	$(63.3)	$(35.5)	$(52.8)

Fiscal 2004 compared to Fiscal 2003

General corporate SAE increased by $6.0 million, from $7.0 million in fiscal 2003 to $13.0 million in fiscal 2004. This increase resulted from a $1.6 million increase in incentive compensation provisions due to favorable fiscal 2004 results, a $1.0 million charge recorded during the fourth quarter of fiscal 2004 to reflect new information for a pre-existing environmental matter, and increased spending due to additional headcount and costs related to Sarbanes-Oxley Section 404 compliance, severance costs, increased staffing to support our growth initiatives, and increased spending on tax planning services and acquisition advice.

Although net debt levels increased during fiscal 2004 to fund acquisitions and pay premiums to retire our 13% senior subordinated notes due 2009 (“13% Notes”), financing costs, net decreased by $7.8 million. This decline is the result of the gradual replacement, via open market and negotiated repurchases and the completion of the August 2004 tender offer, of the 13% Notes with lower interest rate debt, and lower market interest rates during fiscal 2004 as compared to fiscal 2003. See “Liquidity and Capital Resources” below for further information.

During fiscal 2004, we retired all of the $110.1 million of 13% Notes outstanding through open market and negotiated purchases of $49.4 million and $31.5 million during the first and third fiscal quarters, respectively; tenders and consent solicitation of $28.0 million during the fourth fiscal quarter; and the establishment of a defeasance trust for the remaining $1.2 million of 13% Notes outstanding during the fourth fiscal quarter. Pre-tax charges of $15.1 million, $9.9 million, and $9.4 million were recorded during the first, third, and fourth quarters of fiscal 2004 for these actions taken to retire 13% Notes. The total pre-tax charge of $34.4 million in fiscal 2004 was comprised of $30.1 million of premium payments made to bondholders, $3.0 million for the non-cash write-off of unamortized debt discount and capitalized debt issuance costs, $0.9 million for the non-cash write-off of fair value adjustments to the 13% Notes for fixed rate to variable rate interest rate swaps underlying the 13% Notes, and $0.4 million of legal and professional fees.

In February 2004, we entered into a $250 million five-year senior revolving credit facility (the “senior credit facility”). The senior credit facility replaced our prior senior secured credit agreement, which had a final maturity of June 2006. All borrowings outstanding under the senior secured credit agreement were repaid in February 2004 and we were released from any remaining obligations. The early extinguishment resulted in a non-cash, pre-tax charge of approximately $2.3 million in the second quarter of fiscal 2004, representing the non-cash write-off of remaining capitalized debt issuance costs.

During the first quarter of fiscal 2003, we retired $9.4 million of our 13% Notes acquired through a negotiated purchase. We recorded a pre-tax charge of $2.0 million related to the redemption of the 13% Notes. The pre-tax charge consisted of $1.7 million of bond redemption premium payments and a $0.3 million non-cash write-off of the associated debt discount and debt issuance costs.

In fiscal 2003, we recorded a pre-tax charge of $6.5 million to recognize the impact of adverse developments in two separate litigation matters associated with businesses divested prior to the spin-off of the Electronics Segment in July 2000, for which we retained indemnification risk. Both matters were resolved and funded during fiscal year 2003.

Other income of $1.4 million in fiscal 2003 included a one-time $1.0 million net foreign currency translation gain related to the liquidation of two foreign subsidiaries.

Fiscal 2003 compared to Fiscal 2002

General corporate SAE expenses increased $2.0 million from $5.0 million in fiscal 2002 to $7.0 million in fiscal 2003. This increase was primarily due to increased corporate personnel to support our initiatives in addition to increased legal and professional fees over the comparable prior fiscal year period.

Fiscal 2003 financing costs, net decreased 35% to $21.4 million from $32.7 million in fiscal 2002. This reduction is primarily due to reduced debt levels, especially the 13% Notes, and lower interest rates due to our deleveraging and the lower interest rate environment in fiscal 2003 as compared to fiscal 2002. See “Liquidity and Capital Resources” below for further information regarding the composition of our debt and deleveraging.

During the fourth quarter of fiscal 2002, we retired $10.4 million of our 13% Notes by acquiring them through open market purchases. We recorded a pre-tax charge of $2.1 million, or $1.3 million after-tax, for the $1.7 million bond redemption premium payment and the $0.4 million write-off of the associated debt discount and debt issuance costs. In March 2002, we used the proceeds from a common stock offering to redeem $70 million of the 13% Notes and optionally prepay $16.5 million of debt under the senior secured credit agreement. We recorded a pre-tax charge of $12.0 million related to the redemption of the 13% Notes. The pre-tax charge consisted of the $9.1 million bond redemption premium payment and a $2.9 million non-cash write-off of the associated debt discount and debt issuance costs. Also in the third quarter of fiscal 2002, we recorded a pre-tax charge of $2.3 million related to refinancing a portion of the senior secured credit agreement. The non-cash, pre-tax charge represents the write-off of a portion of the capitalized debt issuance costs from the original financing.

Income Tax Expense

Our income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the federal statutory rate, state tax rates in the jurisdictions where we do business, and our ability to utilize various tax credits. Our effective income tax rate on earnings from continuing operations in fiscal 2004 was 37.8%, compared to 35.3% in fiscal 2003. This increase is the result of foreign tax credit limitations due to higher debt extinguishment charges in fiscal 2004. Our effective income tax rate on earnings from continuing operations for fiscal 2003 was 35.3%, compared to 36.2% for fiscal 2002. The decrease is primarily due to ceasing the amortization of goodwill in fiscal 2002, most of which was not deductible for income tax purposes, and lower overall effective tax rates in foreign jurisdictions. For more information regarding the variations in effective tax rates for the periods presented, see Note 9, “Income Taxes,” in the notes to our consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement.

Discontinued Operations

See Note 10, “Discontinued Operations” in the notes to our consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement, for information regarding the results of our discontinued operations.

Cumulative Effect of Change in Accounting Principle

We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” on September 1, 2001. Under the transitional provisions of SFAS No. 142, we recorded a goodwill impairment loss associated with our Milwaukee Cylinder reporting unit of $7.2 million in fiscal 2002. The impairment loss has been recorded as a cumulative effect of change in accounting principle in the consolidated statements of earnings included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement. See Note 5, “Goodwill and Other Intangible Assets,” in the notes to consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement, for more information regarding this change in accounting principle.

Restructuring Reserves

We committed to integration plans to restructure portions of Kopp’s operations during the first quarter of fiscal 2003. These plans were designed to reduce administrative and operational costs and resulted in a $16.7 million restructuring reserve being recorded in the Kopp preliminary purchase price allocation. During fiscal 2003 and 2004, we revised our estimate of the total cost of restructuring Kopp, due to higher attrition rates and lower than anticipated severance costs. These adjustments resulted in restructuring reserve reductions of $5.0 million and $3.3 million during fiscal 2003 and 2004, respectively, which were recorded as a reduction in the recorded value of the acquired long-lived assets as required by generally accepted accounting principles (“GAAP”). Of the reserves recorded, $2.6 million relates to the closure of Kopp’s manufacturing facility in Ingolstadt, Germany, with the balance primarily representing other employee severance costs to be incurred in connection with the transfer of certain production out of Germany to lower cost locations and general reductions in the workforce. As of August 31, 2004, the Ingolstadt, Germany facility had been closed, three German warehouses leased from third parties have been vacated, and German employment has been reduced by over 200 employees, or 30%. The remaining $2.8 million of accrued severance costs at August 31, 2004 will be paid to former employees over the next two years as dictated by contractual arrangements with those employees.

A rollforward of the restructuring reserve follows (in millions):

	August 31, 2003 Balance	Reserve Adjustment	Cash Payments	Currency Impact	August 31, 2004 Balance
Severance	$8.4	$(3.0)	$(3.5)	$0.9	$2.8
Exit costs	0.4	(0.3)	(0.1)	—	—

Total reserve	$8.8	$(3.3)	$(3.6)	$0.9	$2.8

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP. This requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. The following policies are considered by management to be the most critical in understanding the judgments that are involved in the preparation of our consolidated financial statements and the uncertainties that could impact our results of operations, financial position and cash flows.

Inventories: Inventories are stated at the lower of cost or market. Inventory cost is determined using the last-in, first-out (“LIFO”) method for a portion of U.S. owned inventory (approximately 35% and 47% of total inventories at August 31, 2004 and 2003, respectively). The first-in, first-out or average cost method is used for all other inventories. If the LIFO method were not used, the inventory balance would be higher than the amount in our consolidated balance sheet by approximately $5.2 million and $5.6 million at August 31, 2004 and 2003, respectively. Each of our business units perform an analysis of the historical sales usage of the individual inventory items on hand and a reserve is recorded to adjust inventory cost to market value. The inventory valuation assumptions used are based on historical experience. We believe that such estimates are made with consistent and appropriate methods; however, actual results may differ from these estimates under different assumptions or conditions.

Goodwill and Long-Lived Assets: Our goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We perform impairment reviews for our reporting units using a fair-value method based on management’s judgments and assumptions. The fair value represents the amount at which a reporting unit could be bought or sold in a current transaction between willing parties on an arms-length basis. In estimating the fair value, we use multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) based on prevailing marketplace valuations. We have determined that this approach to measuring fair value is the most appropriate. The estimated fair value is then compared with the carrying amount of the reporting unit, including goodwill. Independent appraisers are retained to perform additional fair value calculations in situations where our fair value calculations approximate the carrying value of the reporting unit. During fiscal 2002, we recorded a $7.2 million goodwill impairment loss as a result of these policies. See Note 5, “Goodwill and Other Intangible Assets” in the notes to our consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement, for further discussion. We are subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value. The impairment testing performed by us at August 31, 2004, indicated that the estimated fair value of each reporting unit exceeded its corresponding carrying amount, including recorded goodwill and, as such, no impairment existed at that time. Indefinite lived intangible assets are subject to annual impairment testing, as well. On an annual basis, the fair value of the indefinite lived assets are estimated by us and compared to the carrying value to determine if an impairment charge is required.

Effective September 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Long-lived Assets,” which supercedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 related to the disposal of a segment of a business. We review long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If such indicators are present, we perform undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value.

A considerable amount of management judgment and assumptions are required in performing the impairment tests, principally in determining the fair value of each reporting unit and the indefinite lived intangible assets. While we believe our judgments and assumptions were reasonable, different assumptions could change the estimated fair values and, therefore, impairment charges could be required.

Employee Benefit Plans: We provide a range of benefits to certain of our employees and retired employees, including pensions and postretirement health care. Plan assets and obligations are recorded based on our measurement date utilizing various actuarial assumptions such as discount rates, assumed rates of return, and health care cost trend rates as of that date. The discount rate used by us is based on the interest rate of noncallable high-quality corporate bonds, with appropriate consideration of local market factors for foreign benefit plans and our benefit plans’ participants’ demographics and benefit payment terms. At August 31, 2004 and 2003, our weighted-average discount rate on domestic benefit plans was 6.25% and 6.75%, respectively. A change in the discount rate by 25 basis points would impact our domestic benefit plan expense in fiscal year 2005 by less than $0.1 million. At August 31, 2004 and 2003, our weighted-average discount rate on foreign benefit plans was 5.64% to 5.51%, respectively. Foreign benefit plans are principally held by European subsidiaries. A change in the discount rate by 25 basis points would impact our foreign benefit plan expense in fiscal year 2005 by less than $0.1 million. In estimating the expected return on plan assets, we consider the historical returns on plan assets, adjusted for forward-looking considerations, inflation assumptions and the impact of the active management of the plans’ invested assets. Domestic benefit plan assets consist primarily of participating units in common stock and bond funds. We assumed our expected return on domestic benefit plan assets to be 8.50% at both August 31, 2004 and 2003. A 25 basis point change in this assumption would impact fiscal 2005 domestic benefit plan expense by less than $0.1 million. Due to the insignificance of the foreign benefit plan assets, the expected return on plan assets does not materially impact our results of operations. See Note 8, “Employee Benefit Plans” in the notes to our consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement.

We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As required by U.S. GAAP, the effects of the modifications are recorded currently or amortized over future periods. Based on information provided by our independent actuaries and other relevant sources, we believe that the assumptions used are reasonable; however, changes in these assumptions could impact our financial position, results of operations or cash flows.

Income Taxes: We accounted for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income tax expense recognized by us also reflects our estimates and assumptions regarding, among other things, the level of future taxable income and effect of our various tax planning strategies. Future tax authority rulings and changes in tax laws, changes in projected levels of taxable income, and future tax planning strategies could affect the actual effective tax rate and tax balances recorded by us.

Use of Estimates: We have recorded reserves or allowances for customer returns and discounts, doubtful accounts, incurred but not reported medical claims, warranty claims, workers compensation claims, product and non-product litigation, and incentive compensation. These reserves require the use of estimates and judgment. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. We believe that such estimates are made with consistent and appropriate methods. Actual results may differ from these estimates under different assumptions or conditions.

Liquidity and Capital Resources

Cash and cash equivalents totaled $6.0 million and $4.6 million at August 31, 2004 and 2003, respectively. Our goal is to maintain low cash balances, utilizing any excess cash to pay down debt in an effort to minimize financing costs.

We reported cash provided from operating activities of continuing operations of $48.0 million, $49.4 million and $18.9 million in fiscal 2004, 2003 and 2002, respectively. These cash flows include the impact of premiums paid to bondholders for 13% Note repurchases, net of the related tax benefit, of $19.7 million, $1.0 million and $5.7 million in fiscal 2004, 2003, and 2002, respectively. Fiscal 2004 cash provided from operating activities, after considering the impact of the premiums paid to bondholders, increased as compared to fiscal 2003 due to improved profitability resulting from the Kwikee and Dresco acquisitions and core business growth, reduced cash payments for interest of approximately $4.5 million, and active management of our primary working capital. Fiscal 2003 cash provided from operations increased as compared to fiscal 2002 due to improved profitability resulting from the Kopp Acquisition and core business growth and $14.5 million of reduced cash payments for interest. In addition, fiscal 2002 included approximately $7.0 million of spending for income tax and transaction costs related to the August 2001 sale of our Mox-Med business unit.

Cash used in investing activities was $61.4 million, $20.7 million, and $4.8 million in fiscal 2004, 2003 and 2002, respectively. During fiscal 2004, $31.9 million of cash was used for the acquisition of Dresco, $28.2 million for the acquisition of Kwikee, and $5.0 million to fund the purchase of the Kopp minority interest and pay the Kopp deferred purchase price. Net cash proceeds of $14.6 million were received from the sale-leaseback of a German facility in December 2003. During fiscal 2003, $8.7 million was used to fund the Kopp Acquisition. Fiscal 2002 cash flows consisted of the payment of the deferred purchase price related to the acquisition of Dewald, partially offset by $3.2 million of proceeds from the sale of fixed assets and $2.9 million of recoveries under an insurance settlement. Capital expenditures were fairly constant over the three-year period, approximating $10.9 million, $12.7 million, and $10.0 million in fiscal 2004, 2003, and 2002, respectively.

Net cash provided by financing activities totaled $14.6 million in fiscal 2004. In November 2003, we sold $150.0 million aggregate principal amount of our 2% convertible senior subordinated debentures, which generated net proceeds of $145.0 million. We redeemed all $110.1 million of our 13% Notes through open market and negotiated purchases, a tender, and a defeasance of approximately $1.2 million and replaced our senior secured credit agreement with our current $250 million senior credit facility. Approximately $30.0 million of senior credit facility borrowings were used to pay down the remaining balance on the senior secured facility. Cash used in financing activities was $27.3 million and $37.7 million fiscal 2003 and 2002, respectively, the majority of which represented debt repayments. Fiscal 2003 cash flows from financing activities primarily consisted of $9.4 million used to redeem a portion of the 13% Notes, $21.1 million used for net repayments on all other debt, offset by $1.5 million of proceeds from the early termination of an interest rate swap. In fiscal 2002 cash flows from financing activities primarily reflect the $99.7 million of proceeds from a common stock offering, offset by debt repayments on both the 13% Notes and the senior secured credit agreement.

Debt

In February 2004, we entered into our senior credit facility. All outstanding borrowings under our senior credit facility can be repaid at any time without premium or penalty. The senior credit facility is guaranteed by some of our significant domestic subsidiaries and secured by a pledge of the capital stock of certain of our significant foreign subsidiaries. At August 31, 2004, outstanding borrowings under our senior credit facility were at an interest rate of 2.94%, which represents 30 day LIBOR plus a 1.38% spread. A non-use fee is payable quarterly on the average unused credit line under the senior credit facility. At August 31, 2004, the annual non-use fee was 0.30%. Borrowings and non-use fees under the senior credit facility are subject to a pricing grid, which can result in further increases or decreases in the borrowing spread and non-use fees depending on our Leverage Ratio (which is described below). As a result of the reduction in our Leverage Ratio for the twelve months ended August 31, 2004, the spread for the fiscal 2005 first quarter will be reduced from 1.38% to 1.25% for new borrowings and 0.30% to 0.25% for the non-use fee. The unused and available credit line under our senior credit facility at August 31, 2004 was approximately $210 million.

Our senior credit facility contains customary limits and restrictions concerning investments, sales of assets, liens on assets, acquisitions, dividends, and other restricted payments. In addition, we must comply with two separate financial ratio covenants on a quarterly basis: the Leverage Ratio and the Fixed Charge Coverage Ratio. The Leverage Ratio measures indebtedness (as defined by the senior credit facility) as a multiple of earnings before interest, taxes, depreciation, and amortization (as defined by the senior credit facility). The maximum Leverage Ratio allowed by the senior credit facility is 3.50. For the twelve months ended August 31, 2004, our Leverage Ratio was 2.04, including the impact of accounts receivable sold under the accounts receivable securitization program. The Fixed Charge Coverage Ratio measures earnings before interest, taxes, depreciation, and amortization adjusted for capital expenditures and lease payments (as defined by the senior credit facility) as a multiple of interest expense (as defined by the senior credit facility). The minimum Fixed Charge Coverage Ratio allowed by the senior credit facility is 1.75. For the twelve months ended August 31, 2004, our Fixed Charge Coverage Ratio was 2.88.

Concurrently with the closing of the KCI acquisition, we intend to amend our senior credit facility and to use the proceeds from a new $250 million term loan thereunder to finance the KCI acquisition and pay related costs and expenses. We anticipate that the amended senior credit facility will be similar to the senior credit facility currently in effect, except that the amended senior credit facility will include a five year $250 million senior term loan in addition to the existing $250 million revolving senior credit facility and except for anticipated changes to our maximum Leverage Ratio described below. We intend to borrow all $250 million of this new term loan simultaneously with the closing of the KCI acquisition. The term loan is expected to bear interest, at our option, at a rate per annum equal to the LIBOR rate plus, as described below, an applicable margin. We expect that all outstanding borrowings under the term loan may be repaid, at our option, at any time. We expect that the term loan will be entitled to the benefit of the same subsidiary guarantees and pledged capital stock that currently secure our revolving credit borrowings under the senior credit facility and that will continue to secure revolving credit borrowings under the amended senior credit facility. We expect that all borrowings under the amended senior credit facility will become due and payable in 2009, and that we will be required to make periodic repayments on the term loan during the last three years of the term loan. We expect that the interest rate on the term loan will be subject to a pricing grid, which could result in increases or decreases in the applicable margin depending upon our Leverage Ratio. We expect that the initial maximum Leverage Ratio, as defined under the amended senior credit facility, will be 4.00 to 1.0 through June 30, 2005, and thereafter we expect the maximum Leverage Ratio will be 3.50 to 1.0. We expect that our minimum Fixed Charge Coverage Ratio under the amended senior credit facility will be 1.75 to 1.0. The foregoing description is based on the anticipated terms of the amended senior credit facility and it is possible that the actual terms of the amended senior credit facility may differ from those described above.

As a result of the additional borrowings that we will incur under the term loan portion of our amended senior credit facility, the aggregate amount of our annual interest expense and our aggregate indebtedness will increase substantially following the KCI acquisition. See “Risk Factors,” “Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Statements”.

During March 2004, we initiated a commercial paper program with two financial institutions that provided for us to issue up to a maximum of $50 million of commercial paper at any time outstanding. The aggregate capacity of the program with the two banks was increased to $65 million in August 2004; however, total commercial paper outstanding cannot exceed $50 million. At August 31, 2004, there was $23.8 million of commercial paper outstanding, all of which had original maturity terms of 70 days or less and was at an average interest rate of 1.90%, including issuance fees. The revolving credit facility that is included in our senior credit facility, and that will be included in our amended senior credit facility, acts as a liquidity backstop for outstanding commercial paper, meaning the combined outstanding balance of borrowings and letters of credit outstanding under the revolving credit portion of the senior credit facility and outstanding commercial paper cannot exceed $250 million.

The senior credit facility replaced the prior senior secured credit agreement, which had a final maturity of June 2006. All borrowings outstanding under the senior secured credit agreement were repaid in February 2004 with proceeds from the senior credit facility and we were released from any remaining obligations under the senior secured credit agreement. The early extinguishment resulted in a non-cash, pre-tax charge of approximately $2.3 million in the second quarter of fiscal 2004, representing the non-cash write-off of remaining capitalized debt issuance costs.

In November 2003, we sold $150 million aggregate principal amount of our 2% convertible senior subordinated debentures. The 2% convertible senior subordinated debentures bear interest at a rate of 2.00% annually which is payable on November 15 and May 15 of each year. Beginning with the six-month interest period commencing November 15, 2010, holders will receive contingent interest if during any six-month interest period the trading price of the 2% convertible senior subordinated debentures equals or exceeds 120% of their underlying principal amount over a specified trading period. If payable, the contingent interest shall equal 0.25% per six-month interest period of the average trading price of the 2% convertible senior subordinated debentures during the five trading days immediately preceding the applicable six-month interest period. We have the right to redeem for cash, all or part of the 2% convertible senior subordinated debentures on or after November 20, 2010. The holders have the right to require us to purchase all or a portion of the 2% convertible senior subordinated debentures on November 15, 2010, November 15, 2013 and November 15, 2018 or upon certain corporate events. The purchase price for these repurchases shall equal 100% of the principal amount plus accrued and unpaid interest and is payable in cash.

The 2% convertible senior subordinated debentures are convertible into shares of our common stock at a conversion rate of 25.0563 shares per $1,000 of principal amount, which equals a conversion price of approximately $39.91 per share (subject to anti-dilution adjustments) only under the following conditions: (i) during any fiscal quarter commencing after November 30, 2003, and only during such quarter, if the closing sale price of our common stock exceeds $47.89 (120% of the conversion price of $39.91) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter, (ii) during any period in which our senior subordinated debt credit rating falls below certain thresholds, (iii) if any 2% convertible senior subordinated debentures have been called for redemption and have not yet been redeemed, the holders of those 2% convertible senior subordinated debentures may convert prior to the close of business on the last business day prior to the redemption date, or (iv) if specified corporate transactions relating to us occur. As allowed by current GAAP, the potential conversion of the 2% convertible senior subordinated debentures into shares of our common stock has not been included the diluted earnings per share calculations since the conditions under which the 2% convertible senior subordinated debentures can be converted into common stock have not been satisfied. See “—New Accounting Pronouncements” for discussions of changes to GAAP that we expect to adopt in the second quarter of fiscal 2005 that will require us to include the shares of common stock issuable upon conversion of the 2% convertible senior subordinated debentures in calculating diluted earnings per share even if conditions under which conversion is allowed have not yet been met.

Net proceeds from the issuance of the 2% convertible senior subordinated debentures were $145.0 million. We used $63.9 million of the net proceeds to fund the repurchase of $49.4 million of our 13% Notes through open market and negotiated purchases during the first quarter of fiscal 2004, including premium payments and accrued interest. In addition, the net proceeds were used to repay $28.2 million of borrowings under the senior secured credit agreement related to the acquisition of Kwikee, and $3.4 million for the remaining 20% interest in Kopp, as well as $1.6 million for the Kopp deferred purchase price. We also made optional repayments on the term loan under the senior secured credit agreement and the Euro-denominated term loans totaling $17.3 million. The remaining net proceeds were used to fund the $31.9 million net cash purchase price of the Dresco acquisition.

Our 13% Notes were issued at a price of 98.675% on July 31, 2000 and had a May 1, 2009 maturity date. There were no required principal payments on the 13% Notes and we had the right to redeem all or a portion of the 13% Notes at certain specified redemption prices on or after May 1, 2007. During fiscal 2004, we effectively retired all of our $110.1 million of 13% Notes outstanding through open market and negotiated purchases of $49.4 million and $31.5 million during the first and third fiscal quarters, respectively; a cash tender and consent solicitation for $28.0 million of 13% Notes outstanding during the fourth fiscal quarter; and the establishment of an irrevocable defeasance trust for the remaining $1.2 million of 13% Notes outstanding during the fourth fiscal quarter. Pre-tax charges of $15.1 million, $9.9 million, and $9.4 million were recorded during the first, third, and fourth fiscal quarters of fiscal 2004 for these actions taken to retire 13% Notes. The total pre-tax charge of $34.4 million in fiscal 2004 was comprised of $30.1 million of premium payments made to bondholders, $3.0 million for the non-cash write-off of unamortized debt discount and capitalized debt issuance costs, $0.9 million for the non-cash write-off of fair value adjustments to the 13% Notes for fixed rate to variable rate interest rate swaps underlying the 13% Notes, and $0.4 million of legal and professional fees. See Note 1, “Summary of Significant Accounting Policies” to our consolidated financial statements which are included in our 2004 Form 10-K, which is incorporated herein by reference, for further information related to the interest rate swaps.

Effective November 2000, one of our wholly-owned subsidiaries entered into a Euro denominated unsecured $13.1 million term loan, which accrues interest at EURIBOR plus 1.10%, or approximately 3.18% at August 31, 2004. Total borrowings outstanding were $3.7 million and $6.6 million at August 31, 2004 and 2003, respectively. Two remaining principal payments of $1.85 million each are due in January 2005 and July 2005.

In connection with the Kopp Acquisition in September 2002, we assumed three Euro denominated term loans with outstanding borrowings totaling $5.5 million. One of these loans was extinguished during the first quarter of fiscal 2004 with a $3.7 million prepayment. The two remaining term loans have a total outstanding balance of $0.4 million at August 31, 2004.

Debt outstanding at August 31, 2004 totaled $193.9 million, a $24.1 million increase from the $169.8 million at August 31, 2003. The net increase was attributable to $65.1 million of cash paid for acquisitions, $30.1 million in premiums paid to repurchase 13% Notes, and $6.4 million of debt issuance costs on the 2% convertible senior subordinated debentures and the senior credit facility. These increases were partially offset by strong cash flow from operations and $14.6 million of proceeds from the sale-leaseback of a German facility.

We have made considerable effort to reduce our financing costs since fiscal 2001. Financing costs, net were $13.6 million in fiscal 2004, compared with $49.2 million in fiscal 2001. A major part of this was the replacement of the 13% Notes with less expensive forms of debt, such as our 2% convertible senior subordinated debentures and senior credit facility borrowings. A total of $200 million of 13% Notes were outstanding August 31, 2001. During fiscal 2002, we redeemed $70 million of the 13% Notes with the proceeds from our February 2002 equity offering, and retired an additional $10.4 million of the 13% Notes via open-market and negotiated repurchases. A repurchase totaling $9.4 million of 13% Notes was completed during fiscal 2003. During fiscal 2004, we effectively retired all of the remaining 13% Notes outstanding through open market and negotiated purchases of $49.4 million and $31.5 million during the first and third quarters, respectively; a cash tender and consent solicitation for $28.0 million of 13% Notes outstanding during the fourth quarter; and the establishment of a defeasance trust for the remaining $1.2 million of 13% Notes outstanding during the fourth quarter.

Notwithstanding these efforts, our total indebtedness and financing costs will increase substantially as a result of the KCI acquisition. See “Risk Factors”, ”Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this prospectus supplement.

See the first table under “Timing of Commitments” below for the maturities schedule of long-term debt outstanding at August 31, 2004.

At August 31, 2004 we were not party to any interest rate swaps. See Note 1, “Summary of Significant Accounting Policies,” and Note 6, “Debt” in the notes to our consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement, for more information.

The foregoing summary of certain provisions of the debt agreements discussed in this section is not complete, and is subject to, and qualified in its entirety by reference to, the related debt agreements, copies of which may be obtained by contacting us at the address or telephone number appearing under “Where You Can Find More Information” and certain of which have been filed as exhibits to the documents incorporated by reference in this prospectus supplement and may be obtained from the SEC as described under “Where You Can Find More Information.”

2002 Equity Offering

We issued 6,900,000 shares of previously unissued shares of our common stock in February 2002 for $15.25 per share (the “2002 Equity Offering”). Cash proceeds from the 2002 Equity Offering, net of underwriting discounts, were approximately $99.7 million. See Note 6, “Debt” and Note 11, “Capital Stock” in the notes to consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement for further information regarding the 2002 Equity Offering. In March 2002, we used the proceeds from the Equity Offering to redeem $70 million of the 13% Notes and pay down $16.5 million of debt under the senior secured credit agreement then in effect.

Commitments and Contingencies

We lease certain facilities, computers, equipment and vehicles under various operating lease agreements, generally over periods from one to twenty years. Under most arrangements, we pay the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable us to renew the lease based upon fair value rental rates on the date of expiration of the initial lease. See Note 7, “Leases,” in the notes to our consolidated financial statements, included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement, and the first table under “Timing of Commitments” below for further information.

We are contingently liable for certain lease agreements held by businesses owned by APW, which was spun-off to our shareholders in fiscal 2000. Some of these businesses were subsequently sold to third parties. If any of these businesses do not fulfill their obligations under the leases, we could be liable for such leases. The discounted present value of future minimum lease payments for such leases total approximately $15.0 million at August 31, 2004. The future undiscounted minimum lease payments for these leases are as follows: $1.3 million in the balance of calendar 2004; $3.1 million in calendar 2005; $2.4 million in calendar 2006; $2.4 million in calendar 2007; $2.5 million in calendar 2008; and $9.1 million thereafter.

As more fully discussed in Note 3, “Accounts Receivable Financing” in the notes to our consolidated financial statements, included in the 2004 Form 10-K, which is incorporated by reference into this prospectus supplement, we are party to an accounts receivable securitization arrangement. Trade receivables sold and being serviced by us were $24.6 million and $23.9 million at August 31, 2004 and 2003, respectively. If we were to discontinue this securitization program, at August 31, 2004 we would have been required to borrow approximately $24.6 million to finance the working capital increase. Total capacity under the program is approximately $35 million.

Pursuant to an agreement with a former subsidiary regarding contingencies related to the spin-off of APW, on November 30, 2004, we reimbursed approximately $15.8 million to that subsidiary for a fiscal 2000 income tax refund. This reimbursement was accrued in other long-term liabilities in our consolidated balance sheet at August 31, 2004. In connection with this reimbursement, we borrowed $15.8 million under our senior credit facility.

In August 2004 we recorded income of $10.9 million, or $0.44 per diluted share, in “Discontinued operations, net of income taxes” to reflect the release of a reserve for tax and other obligations related to the spin-off, based on our evaluation that no amounts would be due as a result of APW having been released from its obligation to indemnify us for certain matters relating to the spin-off. Cash outflows totaling approximately $2.8 million will be required in fiscal 2005 and 2006 to fund the Kopp restructuring cash flow requirements. See Note 2, “Acquisitions,” in the notes to consolidated financial statements included in our 2004 Form 10-K, which is incorporated by reference into this prospectus supplement.

We had outstanding letters of credit of $6.1 million and $9.2 million at August 31, 2004 and 2003, respectively. The letters of credit secure self-insured workers compensation liabilities and contingent payments related to indemnifications provided to purchasers of divested businesses.

Cash dividends have not been declared or paid during fiscal 2004, 2003 or 2002, and we currently do not plan to pay cash dividends. Cash flow from operations is expected to be retained for working capital needs, acquisitions, and to reduce outstanding debt. At August 31, 2004, we had approximately $210 million of availability under the senior credit facility. We believe that availability under the amended senior credit facility, plus funds generated from operations, will be adequate to meet operating, debt service and capital expenditure requirements for at least the next twelve months. However, to the extent that we make additional acquisitions, we may require additional sources of funding to finance those acquisitions.

As discussed in the following table, we may be required to make additional payments related to the Dresco Acquisition.

Timing of Commitments

The timing of payments due under our commitments at August 31, 2004 is as follows:

Contractual Obligations (a)

Fiscal Year Ending August 31,	Long-term Debt Obligations (b)	Operating Lease Obligations (c)	Total
	(in millions)
2005	$3.9	$13.3	$17.2
2006	0.1	11.2	11.3
2007	0.1	8.8	8.9
2008	—	7.9	7.9
2009	38.8	6.7	45.5
Thereafter	150.0	27.0	177.0

Total	$192.9	$74.9	$267.8

(a)	The preceding table excludes the approximately $15.8 million payment to a former subsidiary that we made in November 2004 for contingencies related to the spin-off of APW.

The above table also excludes the additional payments due related to the Dresco Acquisition. The Dresco purchase agreement allows for additional payments to the sellers aggregating no less than $2.1 million and no more than $12.2 million, contingent on our achieving targeted net sales in the calendar years ended December 31, 2004 through 2006.

(b)	Interest on long-term debt is payable as follows:

•	Senior credit facility: payable on interest-rate reset dates on individual borrowings

•	Commercial paper: payable on maturity dates of individual issuances

•	2% convertible senior subordinated debentures: payable semi-annually on November 15th and May 15th

•	Euro denominated term loans: payable semi-annually on January 31st and July 31st

(c)	Our purchase obligations generally relate to amounts due under contracts with third party service providers. These contracts are primarily for real estate leases, information technology services, including software and hardware support services and leases, and telecommunications services. Those purchase obligations, such as leases, that are not cancelable are included in the table. We routinely issue purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor, and as such, they are excluded from the contractual obligations table.

During the second quarter of fiscal 2004, we entered into a sale-leaseback of a German facility which has future operating lease payment obligations totaling $25.9 million over the next 16 years, and we assumed a total of $11.3 million of future operating lease payment obligations in the Kwikee and Dresco Acquisitions.

The foregoing table does not include payments to be made by KCI under its contractual commitments. Some of these contractual commitments relate to indebtedness that will be repaid in connection with the KCI acquisition. However, KCI’s contractual commitments that will remain in effect following the acquisition included, at September 30, 2004, the following:

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions)
Operating lease obligations	$7.9	$1.6	$2.5	$1.7	$2.1
Accrued lease costs	0.9	0.3	0.4	0.2	—
Other long-term liabilities	1.0	0.1	0.1	0.1	0.7
Acquisition purchase price liabilities	1.7	1.1	0.4	0.2	—

	$11.5	$3.1	$3.4	$2.2	$2.8

Seasonality and Working Capital

We have met our working capital needs and capital expenditure requirements through a combination of operating cash flow and availability under revolving credit facilities. Although there are modest seasonal factors within certain of our businesses, on a consolidated basis, we do not experience material changes in seasonal working capital or capital resource requirements.

Our receivables are derived from a diverse customer base in a number of industries. The largest single customer generated approximately 7.1% of fiscal 2004 net sales.

Capital Expenditures

The majority of our manufacturing operations consist of the assembly of components that are sourced from a variety of vendors. We believe that our capital expenditure requirements are not as extensive as many other industrial companies given the assembly nature of our operations. Capital expenditures for the fiscal years ended August 31, 2004, 2003, and 2002 were $10.9 million, $12.7 million, and $10.0 million, respectively.

Capital expenditures have historically been funded by operating cash flows and borrowings under revolving credit facilities. For the past three fiscal years, capital expenditures were invested primarily in machinery and equipment and computer systems. We have no significant capital programs planned in the near future that would require expenditures in excess of fiscal 2002 through 2004 levels, not taking into account any programs relating to KCI.

Raw Material Costs and Inflation

We source a wide variety of materials and components from a network of global suppliers. While such materials are typically available from numerous suppliers, commodity raw materials are subject to price fluctuations. Fluctuations in the market prices for these commodities resulted in a reduction in gross profit by approximately $2.0 million for fiscal 2004 and less than $1.0 million for fiscal 2003 and 2002. However, market prices of certain commodities such as steel, plastic resin, and copper have been rising, which could have a negative impact on our results. Prior to the announcement of the KCI acquisition, we estimated that increases in raw material prices would have an incremental negative impact on our gross profit of approximately $2 – $3 million in fiscal 2005 as compared to fiscal 2004. However, the actual negative impact of increases in raw material prices will likely be higher, perhaps substantially, in part because this estimate did not take into account the effect of these increases on KCI’s operating results. We attempt to pass along such commodity price increases to customers to avoid profit margin erosion. We have not entered into any derivative contracts to hedge our exposure to commodity risk in fiscal years 2004, 2003, or 2002.

No meaningful measures of inflation are available because we have significant operations in countries with diverse rates of inflation and currency rate movements. However, we believe that the overall rate of inflation in recent years has been relatively low and has not had a significant effect on our results of operations.

New Accounting Pronouncements

The Emerging Issues Task Force (“EITF”) has adopted EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which will require the inclusion of the potential conversion of our 2% convertible senior subordinated debentures into common stock in the diluted earnings per share calculation even if the conditions that must be satisfied to allow conversion have not been met. EITF 04-8 is effective for reporting periods ending after December 15, 2004. We will adopt EITF No. 04-8 during the second quarter of fiscal 2005 and our adoption will require us to retroactively restate the first quarter of fiscal 2005 and fiscal 2004 in future filings. This restatement will have the following effect on fiscal 2004 results:

•	Diluted earnings per share from continuing operations will be reduced from $0.97 to $0.92;

•	Diluted earnings per share from discontinued operations, net of taxes, will be reduced from $0.44 to $0.39; and

•	Diluted net earnings per share will be reduced from $1.41 to $1.31.

EITF No. 04-8 will not impact the 2003 or 2002 fiscal year results because we issued the 2% convertible senior subordinated debentures in November 2003. See “Risk Factors—We will be required to include shares of common stock issuable upon conversion of our 2% convertible senior subordinated debentures when computing diluted earnings per share commencing with the second quarter of fiscal 2005, which will reduce diluted earnings per share and could adversely affect the market price of our common stock” and notes to consolidated financial statements included in the 2004 Form 10-K, which is incorporated by reference into this prospectus supplement, for further details.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 clarifies the application of Accounting Research Bulletin No. 52, “Consolidated Financial Statements,” to certain entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance our activities without additional subordinated financial support from other parties. We are required to consolidate a variable interest entity that has a majority of the exposure to expected losses of the variable interest entity. FIN No. 46 is effective for variable interest entities created after January 31, 2003. The adoption did not have any effect on our consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as “derivatives”) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003, except as defined in the SFAS. We effectively adopted this Statement during the fourth quarter of fiscal 2003; however, we currently do not have any instruments that the adoption impacted.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement also addresses the classification of financial instruments that include obligations to issue equity shares as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective as of July 1, 2003. The adoption of SFAS No. 150 did not have an impact on our consolidated financial statements.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Our postretirement medical benefit plans provide for a prescription drug benefit. The disclosed measures of the accumulated benefit obligation or net periodic benefit cost of our postretirement medical benefit plans assume that we will receive the subsidy because we have concluded the benefits provided by the plan are actuarially equivalent to the Medicare Part D benefit under the Act. FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “FSP”) was issued on May 19, 2004 and is effective as of the first interim or annual period beginning after June 15, 2004. The FSP provides guidance on accounting for the effects of the new Medicare prescription drug legislation and also contains guidance on transition. The subsidy provided under the Act will reduce our net periodic benefit cost by less than $0.1 million annually.

BUSINESS

General

Headquartered in Milwaukee, Wisconsin, Actuant Corporation is a Wisconsin corporation incorporated in 1910. Actuant is a diversified global manufacturer and marketer of a broad range of industrial products and systems, organized into two business segments, Tools & Supplies and Engineered Solutions. Our Tools & Supplies segment sells branded, specialized electrical and industrial tools and supplies to hydraulic and electrical tool wholesale distributors, to catalog houses and through various retail distribution channels. Our Engineered Solutions segment’s primary expertise is in designing, manufacturing and marketing customized motion control systems primarily for automotive, RV and truck OEMs in diversified niche markets. We believe that our strength in these product categories is the result of the combination of our brand recognition, proprietary engineering and design competencies, dedicated service philosophy and global manufacturing and distribution capabilities.

During fiscal 2004, Actuant acquired Kwikee and Dresco. Kwikee is included in the Engineered Solutions segment and Dresco is included in the Tools & Supplies segment. During fiscal 2003, Actuant acquired Kopp and Shanghai Sanxin, both included in the Tools & Supplies segment. These acquisitions impact the comparability of operating results. For further information, see Note 2, “Acquisitions” in the notes to consolidated financial statements included in the 2004 Form 10-K, which is incorporated herein by reference.

Description of Business Segments

Tools & Supplies.    The Tools & Supplies segment includes our Enerpac, Gardner Bender, Dresco and Kopp businesses. These businesses share core competencies in product branding, distribution channel management, global sourcing and managing the logistics of SKU-intensive product lines.

The Tools & Supplies segment sells a wide array of branded, specialized electrical and industrial tools and supplies to hydraulic and electrical tool wholesale distributors, to catalog houses and through various retail distribution channels. The segment’s products include high-force hydraulic tools and electrical tools and supplies, which are sold directly to end-users, including customers in the general industrial, construction, and production automation industries, as well as through retail home center, hardware cooperative, retail marine and retail automotive aftermarket distribution channels. Tools & Supplies provides over 25,000 SKUs, most of which are designed and manufactured by us in the United States, Germany or China. In addition, the segment manages a global sourcing operation that supplements its manufactured product offerings. Major customers include Lowe’s, Praktiker (Metro Group), Praxis, Hagebau/Zeus, Ace Hardware, The Home Depot, Gamma, Menards and W.W. Grainger. Tools & Supplies also sells to over 12,000 small accounts globally and over 3,000 wholesale electrical, marine and automotive aftermarket distributors.

We believe Enerpac is a leading global supplier of specialized high-force hydraulic tools and systems for general industrial, construction and production automation markets. The following is a summary of each of Enerpac’s three major product lines:

Industrial Tools.    We believe Enerpac is a leading global supplier of high-force hydraulic industrial tools and systems operating at very high pressures of approximately 5,000 pounds per square inch to 12,000 pounds per square inch. The industrial tool line consists of a broad range of products that are generally sold by industrial and specialty fluid power distributors to customers in the construction, mining, steel mill, cement, railway, oil and gas, and general maintenance industries. Enerpac also works closely with major global construction firms to supply products that are used in major infrastructure projects. Enerpac’s products allow users to apply controlled force and motion to increase productivity, reduce labor costs and make work safer and easier to perform. Enerpac maintains strong customer relationships with such leading distributors as W.W. Grainger, J. Blackwoods, Hydraulic Power and Applied Industrial Technologies.

Workholding.    We also believe Enerpac is a leading global supplier of hydraulic workholding systems. Workholding products hold parts in position in metal cutting machine tools during the machining process. The products are marketed through distributors to the automotive, machine tool and fixture design markets.

Customized Solutions.     Enerpac’s customized solutions consist of customized hydraulic products that are sold directly to OEM customers including Caterpillar and Parker-Hannifin. Enerpac’s product development staff works closely with OEM customers to develop hydraulic solutions for specific applications.

We believe Gardner Bender is a leading supplier of electrical tools and supplies to the North American retail home center and hardware cooperative markets, and also supplies its products to wholesale electrical markets, supplying approximately 9,000 SKUs through a variety of distribution channels. Gardner Bender maintains strong customer relationships with leading retailers such as Lowe’s, Ace Hardware, The Home Depot and Menards. Gardner Bender’s main product lines include the following:

•	cable ties, staples, fasteners and wire management

•	wire connectors, solderless terminals and lugs

•	conduit bending and conduit fishing

•	electrical handtools

•	electrical testers and meters

•	electric wire and cable

•	plugs, sockets and other automotive products

We believe Kopp and Dresco are leading suppliers of electrical tools and supplies to the German, Benelux and Austrian retail home center markets. Supplying over 8,000 SKUs, our European electrical business maintains strong customer relationships with leading retailers such as Praktiker (Metro Group), Hagebau/Zeus, Baumax, Rewe, Hornbach, Praxis, Gamma and Formido. Kopp and Dresco’s main product lines include the following:

•	wall switches and receptacles

•	circuit breakers

•	multiple socket outlets and surge protectors

•	cable ties, staples, fasteners and wire management

•	electric wire and cable

•	bicycle accessories

•	plumbing accessories

Engineered Solutions.    We believe that the Engineered Solutions segment is a leading global designer and manufacturer of customized motion control systems for OEMs in a variety of niche industrial markets. The segment works with its customers to provide customized solutions, with a major presence in the RV, heavy-duty truck and automotive markets. Products include RV slide-out, leveling, storage tray and retractable step systems, hydraulic cab-tilt and latching systems for heavy-duty cab-over engine trucks, and electro-hydraulic automotive convertible top actuation and latching systems. We believe that the segment’s principal brands, Power-Packer, Power Gear, Kwikee, Yvel, Milwaukee Cylinder and Nielsen Sessions, are recognized for their engineering, quality, integrated custom design and geographic reach. Engineered Solutions’

customers include leading corporations in the automotive and RV industries such as Wilhelm Karmann GmbH, Fleetwood, CTS Dachsysteme, Monaco, Winnebago, Volvo and ASC Incorporated. Engineered Solutions’ main brands or businesses are summarized below:

Power-Packer and Yvel.    Under this brand, Engineered Solutions manufactures hydraulic and electro-hydraulic motion control systems for OEM applications in the truck, automotive, and medical markets. Products manufactured include hydraulic cab-tilt and latching systems and cab suspension systems for heavy-duty cab-over-engine trucks, electro-hydraulic automotive convertible top latching and actuation systems and self-contained hydraulic actuators for patient lifting and positioning applications within the medical market. The majority of sales of cab-tilt systems and convertible top actuation and latching systems are generated in the European market. North American convertible top actuation and latching system sales are expected to grow, although we cannot assure you that this will or when it may occur. These systems are comprised of sensors, electronic controls, hydraulic cylinders, electric motors and a hydraulic pump. Our convertible top actuation and latching systems are utilized on both retractable soft and hard top vehicles. Over the past three years we have been named as the supplier of the convertible top actuation and latching system on a number of replacement and new automotive platforms. For example, Engineered Solutions was awarded the actuation system on European models such as the Renault Megane, Volkswagen Beetle, Audi A4, and Mercedes CLK and U.S. models such as the Corvette, Chrysler PT Cruiser, Cadillac XLR, and Chevrolet SSR. Engineered Solutions also markets and produces a smaller, low-cost hydraulic cab-tilt and latching system called the “Hy-Cab.” This system replaces existing component supply or torsion bars that have historically been used for cab-tilt applications on medium sized trucks. The segment’s patient positioning systems are incorporated into hospital beds, stretchers, examination chairs, surgery tables and transfer lifts. Power-Packer also designs, manufactures, and markets trailer landing gears, which generally consists of two adjustable legs used to support the front end of a semi-trailer in a level position when disconnected from the towing vehicle. Our hydraulic stabilizers quickly position and level off-highway equipment at remote sites.

Recreational Vehicle.    Engineered Solutions designs, manufactures and markets both electric and hydraulic powered slide-out systems, leveling systems, landing gears and storage tray and retractable step systems for the RV market under the Power Gear and Kwikee brand names. Slide-out systems, which are typically comprised of sensors, electronic controls, and either hydraulic pumps and cylinders or electric motors, allow an RV owner to increase a room’s size by telescoping a section of the room’s wall outward. Leveling systems typically consist of hydraulic cylinders, a 12-volt DC hydraulic motor pump and an electronic control system and are capable of leveling motor homes to within three degrees of fully horizontal. Steps, which are comprised of 12-volt gear motors, along with fabricated steps, allow the RV owners to easily access the RV. Storage trays, which can be electrically actuated or manually actuated, allow the RV owners to easily access materials contained in the compartments underneath the RV. Substantially all of our sales to RV OEM’s are generated in North America, although we have recently won our first supply contract for the European RV market.

Other Products.    Engineered Solutions also supplies other niche markets with positioning products and industrial case hardware. Under the Milwaukee Cylinder brand, it produces a broad range of tie-rod hydraulic and pneumatic cylinders for a wide variety of applications including automated production lines, machine tools, machinery, boat drives and material handling. It also designs and manufactures highly specialized cylinders such as servo-actuators used in vibration and fatigue testing. Engineered Solutions offers a comprehensive line of case, container and industrial hardware marketed under the Nielsen Sessions brand. Products include a variety of hinges, latches, handles, caster plates and accessories.

International Business

Actuant is a global business. In fiscal 2004, we derived approximately 47% of our net sales from the United States, 45% from Europe, 6% from Asia, 1% from Canada, and 1% from South and Latin America.

International sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other factors associated with foreign trade. We serve a global customer base and have implemented a global infrastructure for the manufacturing, sourcing, distribution and sales of our products. Our global scale and infrastructure enable us to meet the needs of our customers with global operations, which supports our strong relationships with many leading global customers.

Distribution and Marketing

Enerpac sells its products through a combination of distributors, direct sales personnel and manufacturers representatives. We believe that Enerpac’s distributor network is one of its key competitive strengths and this network generates the majority of its net sales. Enerpac employs territory managers that make joint sales calls to large end-users with distributor sales personnel, train end-user and distributor personnel on products and provide product application expertise.

Gardner Bender markets its electrical tools and supplies through an extensive distribution network, and has established strong positions in each of its major sales channels, including retail, distribution and direct sales. Gardner Bender products may be found under the Gardner Bender, Cal Term, Ancor, and Del City brand names.

Retail.    Gardner Bender utilizes a combination of internal account managers and independent manufacturers representatives to serve its retail customers, including home centers, specialty marine and automotive retailers, mass merchandisers and hardware cooperatives. Gardner Bender’s sales and marketing personnel provide significant marketing support, including promotional planning, sales programs, retail point-of-purchase materials and displays, effective product packaging, strong merchandising, and advertising programs.

Distribution.    Gardner Bender also sells its products to thousands of distributors through internal sales managers dedicated to the distributor channel and independent sales representatives. Due to the distributor channel’s high level of fragmentation, Gardner Bender relies extensively on independent manufacturers representatives to provide ongoing customer sales and service support.

Direct.    Gardner Bender currently focuses the majority of its direct marketing efforts on small OEM companies. Sales to this channel require no internal field sales personnel or independent sales representatives, and are made through a combination of catalogs, telemarketers and the Internet.

Kopp and Dresco market products similar to Gardner Bender. Internal account managers serve all retail customers and sales and marketing employees provide significant marketing support, including promotional planning, sales programs, retail point-of-purchase materials and displays, effective product packaging, strong merchandising, and advertising programs. Similarly, internal employees sell to the distribution channel.

Engineered Solutions’ products are marketed directly to OEMs through a direct technical sales organization. Most product lines also have dedicated market managers as well as a technical support organization. Engineered Solutions has an experienced sales force, organized by end-market, that typically resides in the manufacturing facilities and reports to market sales leaders that are based in the primary engineering facilities for their respective market areas. We believe that Engineered Solutions’ engineering capabilities, technical service and established customer relationships are key competitive advantages in winning new contracts.

Product Development and Engineering

We believe that we have earned a reputation for design and engineering expertise and for the creation of highly engineered innovative products. We maintain engineering staff at several locations that design new products and make improvements to existing product lines. Research and development costs are expensed as incurred. Expenditures for research and development were $5.3 million, $4.3 million, and $3.1 million in fiscal 2004, 2003 and 2002, respectively. We have developed several proprietary technologies and hold over 500 patents and nearly 300 trademarks, including pending applications, across the world.

Competition

We have numerous competitors in each of our markets, but we believe that we are well positioned to compete successfully. Although we face larger competitors in some markets, the majority of our competition in our niche markets is primarily composed of small, regional competitors who often lack the infrastructure and financial resources to support global customers. We believe that our global scale and infrastructure help to build and maintain strong relationships with major customers.

Patents and Trademarks

We own numerous United States and foreign patents and trademarks. No individual patent or trademark is believed to be of such importance that its termination would have a material adverse effect on our businesses.

Manufacturing and Operations

Our manufacturing operations primarily consist of light assembly operations. We also have plastic injection molding capabilities and automated welding and painting lines. We have implemented single piece flow methodology in our manufacturing plants, which reduces inventory levels, lowers “re-work” costs and shortens lead time to customers. We manufacture the majority of the products we sell, but strategically outsource components and finished goods from an established global network of qualified suppliers. Components are purchased from a variety of suppliers. We have built strong relationships with our key suppliers over many years, and while we single source many of our components, we believe that in most cases there are several qualified alternative sources.

Order Backlogs and Seasonality

We had an order backlog of approximately $90.9 million and $60.7 million at August 31, 2004 and 2003, respectively. Our order backlog has significantly increased as a result of growth in our automotive convertible top actuation and latching systems business due to the introduction of new convertible models in Europe and North America as well as increased demand for certain existing models. Substantially all orders included in backlog at August 31, 2004 are expected to be completed prior to the end of fiscal 2005, although we cannot assure you that this will occur. As illustrated in the following table, our consolidated sales are not subject to significant seasonal fluctuations:

Sales Percentages by Fiscal Quarter

	2004	2003
Quarter 1	22.9%	25.3%
Quarter 2	24.2%	24.3%
Quarter 3	27.0%	25.1%
Quarter 4	25.9%	25.3%

	100.0%	100.0%

Employees

As of August 31, 2004, we employed approximately 3,600 people. Our employees are not subject to any collective bargaining agreements with the exception of approximately 60 Milwaukee Cylinder production employees and employees covered by government-mandated collective labor agreements in some international locations. We believe we enjoy good working relationships with our employees.

Environmental Matters

Our operations, like those of similar businesses, are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those regulating discharges of hazardous materials into the air and water, the storage and disposal of such materials, and the clean-up of soil and groundwater contamination. Pursuant to certain environmental laws, a current or prior owner or operator of a site may be liable for the cost of an investigation and any remediation of contamination, and persons who arrange for disposal or treatment of hazardous materials may be liable for such costs at a disposal or treatment site, whether or not the person owned or operated it. These laws impose strict, and under certain circumstances, joint and several liability.

We believe that we are in material compliance with applicable environmental laws. Compliance with these laws has and will require expenditures on an ongoing basis. Regulators have identified us as a potentially responsible party regarding remediation of several multi-party waste sites. Based on our investigations, we believe that we are a de minimis participant in those sites. In addition, soil and groundwater contamination has been identified at a few facilities that we operate or formerly owned or operated. We are also a party to several state and local environmental matters, and we have provided environmental indemnifications for several divested business units, and as such retain responsibility for certain potential environmental liabilities.

Environmental expenditures over the last three years have not been material, and we believe that the costs for known environmental matters are not likely to have a material adverse effect on our financial position, results of operations or cash flows. Nevertheless, more stringent environmental laws, unanticipated, burdensome remedy requirements, or discovery of previously unknown conditions could have a material adverse effect upon our financial condition and results of operations. Environmental remediation accruals of $1.9 million and $1.8 million were included in the consolidated balance sheets at August 31, 2004 and 2003, respectively. For further information, see Note 15, “Contingencies and Litigation” in the notes to consolidated financial statements included in our 2004 Form 10-K incorporated by reference in this prospectus supplement.

Key Components, Inc.

KCI is a manufacturer of custom engineered products and componentry for applications in a diverse array of niche markets. KCI operates six businesses units, which are presently organized into two reporting segments, Electrical Components (“EC”) and Mechanical Engineered Components (“MEC”). Through these six decentralized business units, KCI manufactures mechanical and electrical components and supplies its products to OEMs and through other distribution channels. KCI’s strategy is to build competitive advantages by focusing on markets where it believes it can differentiate itself through product customization value-added engineering and superior customer support.

The EC segment includes the Specialty Electrical, Acme Power Distribution Products, Acme Aerospace & Defense and the Electrical Utility businesses, each of which is described in more detail below. The MEC segment includes the Flexible Shafts business as well as the Air Handling/Turbocharger Components business. Each of KCI’s six businesses runs autonomously and has its own management team. Following the completion of the KCI acquisition by Actuant, the Specialty Electrical businesses and Acme Power Distribution Products will be included in Actuant’s Tools & Supplies business segment, while the remaining KCI businesses will be included in Actuant’s Engineered Solutions business segment, with each business’ leader reporting to the respective Actuant segment leader. Actuant intends to close KCI’s corporate headquarters, which are based in Tarrytown, New York, and consolidate KCI’s corporate functions in Actuant’s corporate offices in Glendale, Wisconsin.

The information included in this section and the other information included and incorporated by reference in this prospectus supplement with respect to KCI is based primarily on information provided to us by KCI and reports filed by KCLLC with the Securities and Exchange Commission. We have not independently verified this information and, accordingly we cannot assure you that it is accurate. In addition, we anticipate that we will effect certain changes to KCI’s business following our acquisition of KCI.

Acquisition and Disposition History

The KCI business has grown substantially through acquisitions. As a result of its acquisition efforts and internal growth, KCI’s consolidated net sales increased from approximately $9.1 million in 1992 to approximately $180.1 million for 2003.

Included among KCI’s acquisitions were two businesses that designed, manufactured and marketed light-duty security locks (the “locks business”). KCI divested the locks business on October 22, 2004 to an independent third party. Operating results for the locks business are included in discontinued operations in the accompanying consolidated financial statements of KCI.

Electrical Components Segment

The EC segment includes the Specialty Electrical, Acme Power Distribution Products, Acme Aerospace & Defense and the Electrical Utility businesses.

Specialty Electrical.    Through its Marinco, Guest and other brand names, KCI’s Specialty Electrical business designs, manufactures and markets a broad line of electrical products for harsh environments. Products include: (1) wiring devices, such as ship-to-shore electrical connectors for marine applications and vehicle-to-outlet connectors for recreational vehicle applications; (2) battery chargers for outdoor applications including bass boat and other marine applications; and (3) electrical receptacles, plugs, switches and accessories such as horns, windshield wiper systems, lighting products, and teak accessories. Specialty Electrical sells its products primarily in the recreational marine market, where it specifically targets the blue water/leisure boating and inland fishing/bass boat market segments. Its products are sold to powerboat OEMs, such as Sea Ray and Bayliner, marine retailers such as Boaters World and West Marine, and catalog businesses such as Cabelas and Bass Pro Shops.

The Specialty Electrical business also sells products to other non-marine outdoor and harsh environment markets, including the outdoor theatrical and event lighting, recreational vehicle, medical, industrial and power generation markets. Product offerings include: (1) battery chargers for industrial and healthcare applications such as fork and “scissor” lifts, personal mobility carts, and electric wheelchairs; and (2) specialty wiring devices designed for industrial applications where protection from water, chemicals, dust, or other elements is required. Customers in these non-marine markets include Applied Materials, Fleetwood, Pride Mobility Products and Kohler. The Specialty Electrical business is based in Napa, California, with additional manufacturing plants in Meriden, Connecticut and Monterrey, Mexico.

Acme Power Distribution Products.    KCI’s Acme Power Distribution Products business manufactures single-phase, dry type transformers sold into the low voltage segment (which we define as 15 kilovolt-amperes or less) of the North American transformer market, in which we believe it holds a leading position. Its products are sold primarily through a wholesale distribution network of approximately 2,000 electrical distributors, including Affiliated Distributors, IMARK, CED and Rexel, as well as directly to industrial OEMs such as Siemens, Powerware and General Electric. Products are sold into the wholesale electrical, general industrial, construction and telecommunication markets. The Acme Power Distribution Products business manufactures products at its headquarters in Lumberton, North Carolina, and at additional plants in Monterrey, Mexico and Houston, Texas.

Acme Aerospace & Defense.    KCI’s Acme Aerospace & Defense business, based in Tempe, Arizona, manufactures and sells sealed cell fibrous nickel cadmium batteries, battery chargers, power management systems, power supplies and converters used in a variety of aerospace applications. These products are used to provide electrical power in aerospace and defense platforms such as the Apache attack helicopter and Boeing 777, as well as the training system for the Javelin missile. Acme Aerospace & Defense customers include aerospace OEMs such as Boeing, defense contractors such as Lockheed Martin and Northrop Grumman, and commercial airlines and distributors of aircraft parts such as JAL and Avio-diepen.

Electrical Utility.    KCI’s Turner Electrical Utility business engineers, manufactures and markets high voltage switch products consisting primarily of air break switches, load break interrupters and accessory equipment. Air break switches are used in the electric utility transmission, substation and distribution system for isolating, sectionalizing and routing power through the power grid. We believe that Turner is a leading manufacturer of high voltage utility pole-top switchgear products sold to the transmission segment of the North American electric utility industry. Turner operates two manufacturing facilities in the St. Louis area, and sells primarily to North American electric utilities such as Ameren, Alabama Power, Great River Energy and Illinois Power.

Mechanical Engineered Components Segment

The MEC segment consists of (1) B.W. Elliott Manufacturing, which designs, manufactures and markets flexible shaft products and assemblies for the transmission of rotary power (“Elliott”) and (2) Gits Manufacturing, which designs, manufactures and markets diesel engine turbocharger and air handling components, including wastegate actuators (“Gits”).

Flexible Shafts.    We believe that KCI’s Elliott business is a leading North American supplier of flexible shaft products and assemblies for the transmission of rotary power. Elliott also provides push/pull controls for the transmission of linear motion. Flexible shafts and push-pull controls are sold into a variety of markets including outdoor lawn and garden equipment, aircraft, construction, general industrial and marine markets. Elliott’s flexible shafts are used in diverse product applications, including weed trimmers, aircraft flap controls, concrete vibrators, and powered dental equipment. Representative customers include CNH Global, Honeywell, Electrolux, John Deere, Cessna, Caterpillar and Newport News Shipbuilding. Elliott designs, manufactures, and markets its products from its facility in Binghamton, New York.

Air Handling/Turbocharger Components.    Through its Gits business, we believe that KCI is a leading designer and supplier of wastegate actuators used in air handling/turbocharger systems produced by diesel engine and turbocharger manufacturers. Gits also produces exhaust flow control systems for diesel truck engines. Products include wastegate actuators for diesel engines, exhaust gas recirculation (EGR) valves and other components. Air handling and exhaust control systems are commonly used in turbochargers and diesel engines, including those found on heavy duty and mid-range trucks, buses and off-road vehicles. Gits does not supply components for diesel passenger car engines. Gits primarily supplies its products to leading North American diesel engine and turbocharger manufacturers such as Detroit Diesel, Garrett Turbochargers, Holset Engineering, IHI, Borg Warner Turbo Systems and Caterpillar, among others. Gits is based in Creston, Iowa, and has additional manufacturing plants in China and Thailand.

Sales and Marketing

KCI employs both salaried and commission-based sales personnel, as well as independent sales representatives and distributors to facilitate the marketing and sales of its products. Each of KCI’s six business units has its own sales and marketing team, which have adopted an integrated approach to product development, marketing and sales and seek to work closely with KCI’s engineers to address customer specific design requirements. KCI’s sales and marketing personnel also focus on personal customer service.

Raw Materials

The primary raw materials used by KCI’s businesses are copper, brass, stainless steel, steel wire and rubber, all of which are commodity items available from a wide range of sources. However, the prices for such materials can fluctuate, and such fluctuations can be material. A significant increase in prices of KCI’s raw materials could adversely affect our results of operations.

Competition

KCI faces competition in each of its business units, with some competitors having greater financial, technical and other resources than KCI. KCI’s strategy is to differentiate its products from its competitors’ by providing high product quality, customer service, superior design capabilities and proprietary, vertically integrated manufacturing processes. KCI’s strategy is to provide custom engineered solutions and a high level of service to its customer base.

Environmental and Safety Regulations

KCI’s operations, like those of Actuant, are subject to federal, state and local environmental laws and regulations which impose limitations on the discharge of pollutants and hazardous materials into the air and water and establish standards for treatment, storage and disposal of solid and hazardous wastes. KCI is therefore subject to risks and liabilities with respect to environmental matters similar to those applicable to Actuant as described above under “—Environmental Matters.”

Employees

As of June 30, 2004, KCI employed approximately 1,300 persons on a full-time basis, excluding employees of the locks business, which KCI sold on October 22, 2004. Of these employees, approximately 750 were employed in the EC segment, and approximately 550 were employed in the MEC segment. One of KCI’s subsidiaries has a collective bargaining agreement, which covers approximately 75 employees.

DESCRIPTION OF CERTAIN KCI INDEBTEDNESS

On May 28, 1998, two subsidiaries of KCI jointly issued $80 million aggregate principal amount of 10.5% Senior Notes due 2008 (the “KCI senior notes”), with interest payable semi-annually. We sometimes refer to these two subsidiaries as the “Issuers.” The notes are fully and unconditionally guaranteed by the other subsidiaries of KCI.

The KCI senior notes are redeemable, at the Issuers’ option, in whole or in part, at any time and from time to time upon not less than 30 nor more than 60 days prior notice to the holders. The redemption price is currently 103.5% of the principal amount, declining annually on June 1 of each year until it reaches 100% of the principal amount on June 1, 2006, plus in each case accrued and unpaid interest to the redemption date. We intend to redeem all of the outstanding KCI senior notes following the KCI acquisition for an aggregate redemption price, including accrued interest, of approximately $84.2 million, assuming redemption on January 31, 2005. We intend to use a portion of the net proceeds from this offering to redeem the KCI senior notes (or, as described above under “Use of Proceeds,” to repay revolving credit borrowings temporarily incurred for that purpose). We anticipate that the redemption will occur in January 2005.

Upon the occurrence of a change of control, as defined in the indenture governing the KCI senior notes, with respect to the Issuers or KCI, each holder of the KCI senior notes has the right to require the Issuers to repurchase its notes at a price equal to 101% of the principal amount plus accrued interest to the repurchase date. A change of control will occur upon our acquisition of KCI. However, the indenture governing the KCI senior notes provides that KCI is not obligated to repurchase the KCI senior notes following a change of control if KCI has elected to redeem all of those notes.

At September 30, 2004, KCI had two letters of credit outstanding for approximately $1.9 million. The letters of credit relate to KCI’s workman’s compensation insurance programs. We do not intend to retire these letters of credit in connection with our acquisition of KCI.

At September 30, 2004, KCI had approximately $47.0 million aggregate principal amount of other indebtedness outstanding, including indebtedness under its credit facility. We expect that all of this other indebtedness will be repaid in connection with the KCI acquisition and that we will terminate KCI’s credit facility.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock as of August 31, 2004, consisted of 42,000,000 shares of Class A Common Stock, $0.20 par value per share, which we refer to as “common stock,” of which 23,762,494 shares were issued and outstanding; 1,500,000 shares of Class B common stock, $.20 par value per share, none of which were issued and outstanding; and 160,000 shares of Cumulative Preferred Stock, $1.00 par value per share, or “Preferred Stock,” none of which have been issued. The following is a summary of selected provisions of our articles of incorporation, our bylaws and of the Wisconsin Business Corporation Law, or “WBCL”. This summary is not complete and is subject to, and qualified in its entirety by reference to, our articles of incorporation and bylaws, copies of which have been filed or incorporated by reference as exhibits to our 2004 Form 10-K and may be obtained as described under “Where You Can Find More Information” and to WBCL. The information in this section supersedes and replaces the information in the accompanying prospectus under the caption “Description of Preferred Stock and Common Stock.”

Preferred Stock

The Preferred Stock may be issued in one or more series providing for such dividend rates, voting, liquidation, redemption, and conversion rights, and such other terms and conditions as our board of directors may determine, subject to the limitations described below, without further approval by holders of our common stock. If any shares of Class B common stock are outstanding, any voting rights conferred on holders of Preferred Stock would be limited, with respect to the election of directors, to the power to vote together with holders of common stock in electing a “maximum minority” of the board of directors, as described under “—Common Stock; Class B Common Stock” below.

If we issue any shares of Preferred Stock, we would be permitted to pay dividends or make other distributions upon the common stock or Class B common stock (except for distributions payable in shares of common stock or Class B common stock) only after paying or setting apart funds for payment of accrued but unpaid dividends upon the outstanding Preferred Stock, at the rate or rates designated for each series of outstanding Preferred Stock. Dividends on the Preferred Stock are cumulative, so that if at any time the full amount of all dividends accrued on the Preferred Stock is not paid, the deficiency must be paid before any dividends or other distributions are paid or set apart on the common stock or the Class B common stock, other than dividends or distributions paid in common stock or Class B common stock, respectively. Each series of Preferred Stock will have such designation, preferences and relative rights as shall be stated in the resolution or resolutions providing for the designation and issue of such series adopted by our board of directors. In the event of voluntary or involuntary liquidation, the holders of any outstanding Preferred Stock would be entitled to receive all accrued dividends on the Preferred Stock and the liquidation amount specified for each series of Preferred Stock before any amount may be distributed to holders of the common stock or Class B common stock.

Under the articles of incorporation, all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the board of directors may establish variations between different series not inconsistent with other provisions in the articles of incorporation: (a) the dividend rate; (b) the price at and terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted into common stock or Class B common stock, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, subject to the provisions regarding voting rights summarized herein.

The holders of Preferred Stock will have no preemptive rights. Under the articles of incorporation, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, rank prior in right of payment to the common stock and the Class B common stock and on a parity in right of payment with each other series of Preferred Stock.

Common Stock; Class B Common Stock

The rights and preferences of shares of common stock and Class B common stock are identical, except as to voting power with respect to the election of directors and except that the Class B common stock is entitled to conversion rights as described below. No shares of Class B common stock are outstanding. All previously outstanding shares of Class B common stock were converted into shares of common stock over a decade ago.

On all matters other than the election of directors, the holders of common stock and Class B common stock possess equal voting power of one vote per share and vote together as a single class (unless otherwise required by the WBCL). In the election of the board of directors, the holders of common stock, voting together as a single class with the holders of any outstanding Preferred Stock which has voting power, are entitled to elect a “maximum minority” of the number of directors to be elected. As a result of this “maximum minority” provision, the holders of the Class B common stock, voting as a separate class, are entitled to elect the balance of the directors, constituting a “minimum majority” of the number of directors to be elected. If an even number of directors is to be elected, the holders of Class B common stock will be entitled to elect two more directors than the holders of common stock and any Preferred Stock having voting power; if the number of directors to be elected is an odd number, the holders of Class B common stock will be entitled to elect one more director than the holders of common stock and any Preferred Stock having voting power. In the event there are no shares of Class B common stock outstanding, holders of common stock, voting together as a single class with holders of any outstanding Preferred Stock having voting power, shall elect all of the directors to be elected. A director, once elected and duly qualified, may be removed only by the requisite affirmative vote of the holders of that class of stock by which such director was elected.

Holders of common stock and Class B common stock are ratably entitled to such dividends as our board of directors may declare out of funds legally available therefor, except as described below in the case of stock dividends. If we were to issue any of our authorized Preferred Stock, no dividends could be paid or set apart for payment on shares of common stock or Class B common stock, unless paid in common stock or Class B common stock, respectively, until full cumulative dividends accrued on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment. Certain covenants contained in our debt agreements limit, and provisions of our articles of incorporation for the benefit of any Preferred Stock that may be issued from time to time could have the direct or indirect effect of limiting, the payment of dividends or other distributions on (and purchases of) our common stock and Class B common stock. Stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B common stock may be paid only in shares of Class B common stock.

In the event that we issue any shares of Class B common stock, any holder of shares of Class B common stock may convert any or all of those shares into common stock on a share-for-share basis. If we issue any Class B common stock and the number of outstanding shares of Class B common stock is reduced to less than 1,000,000 shares, adjusted to reflect any stock splits, stock dividends or similar transactions, all of the outstanding shares of Class B common stock will be automatically converted into common stock on a share-for-share basis. Holders of common stock do not have any conversion rights. In the event of our dissolution or liquidation, the holders of both common stock and Class B common stock are entitled to share ratably in all of our assets remaining after payment of our liabilities and satisfaction of the rights of any series of Preferred Stock which may be outstanding. There are no redemption or sinking fund provisions with respect to the common stock or the Class B common stock.

The common stock is listed on the New York Stock Exchange. LaSalle Bank, N.A., Chicago, Illinois, serves as the transfer agent for the common stock.

General

The articles of incorporation provide that the affirmative vote of two-thirds of all shares entitled to vote thereon (and/or of each class which shall be entitled to vote thereon as a class) is required in order to constitute shareholder approval or adoption of a merger, consolidation, or liquidation of us, sale, lease or exchange or other disposition of all or substantially all of our assets, amendment of the articles of incorporation or the bylaws, or removal of a director.

Our directors are currently elected to serve one-year terms. The articles of incorporation provide that the bylaws (which may be amended by the board of directors or by the shareholders) may provide for the division of the board of directors into two or three classes of directors and for the terms and manner of election not inconsistent with the applicable provisions of the WBCL. If that occurs and any shares of Class B common stock are outstanding, each class of directors will contain as nearly as possible an equal number of directors elected by the holders of common stock and any outstanding Preferred Stock, voting as a single class, and will also contain as nearly as possible an equal number of directors elected by holders of Class B common stock, subject to the right of the Class B common stock to elect the minimum majority of the directors as described above.

Shareholders are subject to personal liability under Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts owing to our employees for services performed for us, but not exceeding six months’ service in any one case. This means that, if we do not pay salaries or other amounts owed to our employees, holders of our common stock, including shares issued in this offering, may be personally liable for those amounts.

Holders of our capital stock do not have preemptive or other subscription rights to purchase or subscribe for our unissued stock or other securities issued by us.

Certain Statutory Provisions

Under Section 180.1150(2) of the WBCL, the voting power of shares of a “resident domestic corporation,” such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1130(10m) of the WBCL), which are held by any person (including two or more persons acting in concert), including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of the shares in excess of 20%, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from us, shares acquired before April 22, 1986, and shares acquired in a merger or share exchange to which we are a party.

Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a “resident domestic corporation,” such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1130(10m) of the WBCL), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, voting together as a single voting group and (b) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a “significant shareholder” or an affiliate or associate thereof who is a party to the transaction, voting together as a single voting group. The term “business combination” is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale, lease or exchange or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. “Significant shareholder” is defined generally to mean a person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a take-over offer.

Sections 180.1140 to 180.1144 of the WBCL prohibit certain “business combinations” between a “resident domestic corporation,” such as us (as long as we continue to meet the statutory definition as set forth in Section 180.1140(9) of the WBCL), and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an “interested stockholder”) within three years after the date such person became a 10% beneficial owner, unless the business combination or the purchase of such stock has been approved before the stock acquisition date by the corporation’s board of directors. Business combinations after the three-year period following the stock acquisition date are permitted only if:

•	the board of directors approved the acquisition of the stock prior to the acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

•	the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

Under Sections 180.1140(9) and 180.1143 of the WBCL, a “resident domestic corporation” means a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act and that, as of the relevant date, satisfies any of the following:

•	its principal offices are located in Wisconsin;

•	it has significant business operations located in Wisconsin;

•	more than 10% of the holders of record of its shares are residents of Wisconsin; or

•	more than 10% of its shares are held of record by residents of Wisconsin.

We are currently a “resident domestic corporation” for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. Our articles of incorporation do not contain any such election.

These provisions of the WBCL, the ability to issue additional shares of common stock, Class B common stock and Preferred Stock without further shareholder approval (except as required under New York Stock Exchange corporate governance standards), and certain other provisions of our articles of incorporation (discussed above) could have the effect, among others, of discouraging take-over proposals for us, delaying or preventing a change in control of us, or impeding a business combination between us and a major shareholder.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. Except where noted, this summary deals only with a non-U.S. holder that holds our common stock as a capital asset.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes: (1) a citizen or resident of the U.S., (2) a corporation created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income or estate tax consequences to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal income or estate tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisers concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from this withholding tax (e.g., by providing a completed Internal Revenue Service, or “IRS,” Form W-8ECI). Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (1) complete IRS Form W-8BEN (or successor form) and certify under penalty of perjury that such holder is not a U.S. person or (2) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition of our common stock unless (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (3) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe we currently are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation, then if our common stock is regularly traded on an established securities market, only a non-U.S. holder who directly or indirectly holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock will be subject to U.S. federal income tax on the disposition of the common stock.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding at the applicable statutory rate (currently 28%) unless applicable certification requirements are met (e.g., by providing a completed IRS Form W-8BEN).

Payment of the proceeds of a sale of our common stock within the U.S. or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies (e.g., on an IRS Form W-8BEN) under penalties of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the non-U.S. holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters, for whom Wachovia Capital Markets, LLC is acting as representative, have severally agreed to purchase, the respective numbers of shares of common stock set forth opposite their names below.

Underwriter	Number of Shares
Wachovia Capital Markets, LLC	1,000,000
J.P. Morgan Securities Inc.	500,000
UBS Securities LLC	500,000
Robert W. Baird & Co. Incorporated	250,000
Bear, Stearns & Co. Inc.	250,000

Total	2,500,000

The underwriters have agreed to purchase all of the shares of common stock shown in the above table if any of those shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Wachovia Capital Markets, LLC (acting under the trade name Wachovia Securities) is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including Wachovia Capital Markets, LLC) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, LLC, member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation, which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus supplement.

Commissions and Discounts.    The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession of not more than $1.45 per share, of which up to $0.10 per share may be reallowed to other dealers. After the initial offering, the public offering price, concession and reallowance to dealers may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

		Total
	Per Share	Without Option	With Option
Public offering price	$49.500	$123,750,000	$142,312,500
Underwriting discounts and commissions	$2.475	$6,187,500	$7,115,625
Proceeds, before expenses, to us	$47.025	$117,562,500	$135,196,875

The expenses of this offering, not including the underwriting discounts and commissions, are estimated at $1.25 million and are payable by us.

Over-allotment Option.    We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to 375,000 additional shares of common stock at the public offering price per share less the underwriting discounts and commissions per share shown on the cover page of this prospectus supplement to cover over-allotment, if any. To the extent that the underwriters exercise this option, each of the underwriters will be obligated, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by that underwriter as shown in the above table represents as a percentage of the total number of shares shown in that table.

Indemnity.    We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements.    During the period beginning on the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement (the “Lock-Up Period”), we have agreed not to offer, sell, contract to sell or otherwise dispose of any of our common stock, Class B Common Stock or other capital stock, or any securities that are convertible into or exchangeable or exercisable for our common stock, Class B Common Stock or other capital stock, without the prior written consent of Wachovia Capital Markets, LLC. Notwithstanding the foregoing agreement, we may:

(1)  issue and sell common stock to the underwriters pursuant to the underwriting agreement,

(2)  issue and sell common stock and options to purchase common stock pursuant to any employee or director stock option, employee stock purchase, deferred compensation or 401(k) plans described in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein, as such plans are in effect on the date of this prospectus supplement,

(3)  issue common stock upon the exercise of stock options outstanding on the date of this prospectus supplement or issued after the date of this prospectus supplement pursuant to employee or director stock option, employee stock purchase, deferred compensation or 401(k) plans described in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein, as such plans are in effect on the date of this prospectus supplement, and

(4)  issue common stock upon conversion of our 2% convertible senior subordinated debentures outstanding on the date of this prospectus supplement.

In addition, our directors and executive officers have agreed that, during the Lock-Up Period, they will not, without the prior written consent of Wachovia Capital Markets, LLC, offer, sell, contract to sell or otherwise dispose of any shares of our common stock, or any securities convertible into or exercisable or exchangeable for common stock, that they own, in each case other than securities acquired pursuant to open-market transactions. However, as described under “Prospectus Supplement Summary-Recent Developments,” two of our directors will not be standing for re-election at our annual meeting to be held on January 10, 2005 and will therefore cease to be directors after that meeting, and the lock up agreements executed by these two directors expressly provide that those agreements and the restrictions described in the preceding sentence will cease to be applicable to them when they cease to be directors of Actuant. Moreover, notwithstanding the restrictions described in the first sentence of this paragraph:

(1)  our executive officers and our directors may transfer shares of common stock or securities convertible into or exercisable or exchangeable for common stock:

(a)  as bona fide gifts, so long as the donee or donees agree to be bound in writing by the lock-up agreement, or

(b)  to any trust, partnership or other entity for the direct or indirect benefit of the applicable director or executive officer or his or her immediate family, provided that the transferee agrees in writing to be bound by the lock-up agreement and that such transfer does not involve a disposition for value, and

(2)  our executive officers and directors may each sell up to 10,000 shares of common stock, provided that they may not sell more than 100,000 shares in the aggregate pursuant to this clause (2).

Wachovia Capital Markets, LLC may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements.

Trading Market For Our Common Stock.    Our common stock is listed on the New York Stock Exchange under the symbol “ATU.”

Stabilization.    The underwriters have advised us that they may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market.

•	A “stabilizing bid” is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

•	A “syndicate covering transaction” is a bid for or the purchase of common stock on behalf of the underwriters to reduce a short position created by the underwriters in connection with this offering.

•	A “penalty bid” is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter in connection with this offering if the common stock originally sold by that underwriter is purchased by the underwriters in a syndicate covering transactions and has therefore not been effectively placed by that underwriter.

The underwriters have advised us that these transactions may be effected on the New York Stock Exchange or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of the transactions described above and these transactions, if commenced, may be discontinued without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Other Relationships.    All of the underwriters and/or their affiliates have provided and may in the future provide financial advisory, commercial or investment banking or other financial services to us from time to time for which they have received and may in the future receive compensation. In particular, Wachovia Capital Markets, LLC is acting as our financial advisor in connection with the pending acquisition of KCI, and an affiliate of Wachovia Capital Markets, LLC is an agent and a lender under our senior credit facility, will be an agent and lender under our amended senior credit facility, is the lead lender under our trade receivables securitization facility, provides stock purchase loans to our executives under an Executive Stock Purchase Plan and is a lender under KCI’s credit facility. Additionally, an affiliate of J.P. Morgan Securities Inc. is an agent and a lender under our senior credit facility and will be an agent and a lender under our amended senior credit facility, and an affiliate of UBS Securities LLC will be a lender under our amended senior credit facility.

As described under “Use of Proceeds”, we intend to use the net proceeds from this offering, together with borrowings under a new term loan, to pay the Cash Portion of the purchase price for KCI, to redeem the KCI senior notes (or, as described above under “Use of Proceeds,” to repay revolving credit borrowings temporarily incurred for that purpose), to reduce revolving credit and/or commercial paper borrowings and to pay related costs and expenses and some of the cash we pay to acquire KCI will be used to repay borrowings outstanding under KCI’s credit facility. The lenders under our senior credit facility and KCI’s credit facility include, and the lenders under our amended senior credit facility will include, affiliates of some of the underwriters, and those affiliates will in the aggregate receive more than 10% of the net proceeds from this offering in the form of repayment of borrowings outstanding under those credit facilities. Accordingly, this offering is being made pursuant to Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available on the Internet at the SEC’s website at www.sec.gov.

You may also request a copy of each document incorporated by reference in this prospectus supplement at no cost, by writing or calling us at the following address or telephone number:

Actuant Corporation

6100 North Baker Road

Milwaukee, Wisconsin 53209

Attention: Chief Financial Officer

(414) 352-4160

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Some of the information that you should consider in deciding whether to invest in the shares of common stock offered hereby is not included in this prospectus supplement or the accompanying prospectus, but rather is incorporated by reference to documents that we have filed with the SEC. This permits us to disclose important information to you by referring to those filings rather than repeating that information in full in this prospectus supplement or the accompanying prospectus. The information incorporated by reference in this prospectus supplement contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus supplement and prior to the completion of this offering will update and may supersede the information contained in this prospectus supplement and the accompanying prospectus and other incorporated filings. We specifically incorporate by reference the following documents filed by us with the SEC, except that we do not incorporate portions of any document that is either (a) described in paragraph (i), (k) or (l) of Item 402 of Regulation S-K promulgated by the SEC or (b) furnished under Item 9 or Item 12 of a Current Report on Form 8-K filed prior to August 23, 2004 or furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K filed on or after August 23, 2004, and except that we do not incorporate by reference Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 19, 2004:

Our SEC Filings	Period Covered or Date of Filing

Annual Report on Form 10-K	Year Ended August 31, 2004

Current Reports on Form 8-K or Form 8-K/A	November 2, 2004 November 19, 2004 (other than Exhibit 99.1 thereto), as amended on December 16, 2004 December 9, 2004

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934	After the date of this prospectus supplement and prior to the completion of this offering

We also incorporate by reference our Current Report on Form 8-K containing, among other things, pro forma financial statements giving effect to the Transactions and historical consolidated financial statements of KCI which we filed with the SEC on December 17, 2004. We do not incorporate by reference any other Form 8-K that we filed on December 17, 2004.

Any statement contained in this prospectus supplement or the accompanying prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such statements are qualified in all respects by all of the provisions of such contract or other document. Anything herein to the contrary notwithstanding, information which is furnished but not filed with the SEC shall not be incorporated by reference in this prospectus supplement or the accompanying prospectus.

As a result of the spin-off of the Electronics Business of APW on July 31, 2000, the subsequent change in the name of our company and other changes in our business and capital structure since the time of the spin-off, some of the information appearing in the accompanying prospectus has been superseded. In particular, the information appearing in the accompanying prospectus under the captions “The Company” and “Description of Preferred Stock and Common Stock” and the description of our common stock contained in our Current Report on Form 8-K dated August 12, 1998 (and any other description of our capital stock incorporated by reference in the accompanying prospectus) has been and is hereby superseded and replaced in its entirety by the information appearing in this prospectus supplement. Additionally, the information appearing in the accompanying prospectus under the caption “Incorporation of Certain Documents By Reference” has been and is hereby superseded and replaced in its entirety by the information contained in this section. Accordingly, references to information that is incorporated by reference in this prospectus supplement and the accompanying prospectus mean the documents incorporated and deemed to be incorporated by reference pursuant to this section.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin. Certain other legal matters will be passed upon for us by McDermott Will & Emery LLP, Chicago, Illinois. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Actuant Corporation as of August 31, 2004 and 2003 and for each of the three years in the period ended August 31, 2004 incorporated by reference in this prospectus supplement and the accompanying prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Key Components, Inc. as of December 31, 2003 and 2002 and for the three years ended December 31, 2003, included and incorporated by reference in this prospectus supplement and the accompanying prospectus have been included and incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Index to Financial Statements of Key Components, Inc. and Subsidiaries

Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003	F-2
Consolidated Statements of Income for the Nine Months ended September 30, 2004 and September 30, 2003 (unaudited)	F-3
Consolidated Statements of Redeemable Convertible Preferred Stock and Consolidated Statements of Stockholders’ Equity (Deficit) from January 1, 2003 through September 30, 2004 (unaudited)	F-4
Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2004 and September 30, 2003 (unaudited)	F-5
Consolidated Statements of Comprehensive Income (Loss) for the Nine Months ended September 30, 2004 (unaudited) and the Year ended December 31, 2003	F-6
Notes to Consolidated Financial Statements (unaudited)	F-7
Report of Independent Auditors	F-15
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-16
Consolidated Statements of Operations for the Years ended December 31, 2003, 2002 and 2001	F-17
Consolidated Statements of Redeemable Convertible Preferred Stock and Consolidated Statements of Stockholders’ Equity (Deficit) from January 1, 2001 through December 31, 2003	F-18
Consolidated Statements of Cash Flows for the Years ended December 31, 2003, 2002, and 2001	F-19
Consolidated Statements of Comprehensive Income (Loss) for the Years ended December 31, 2003, 2002, and 2001	F-20
Notes to Consolidated Financial Statements	F-21

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Current assets:
Cash	$1,091	$3,872
Accounts receivable, net of allowance for doubtful accounts of $2,079 and $1,702 in 2004 and 2003, respectively	29,961	23,989
Inventories	35,760	24,063
Prepaid expenses and other current assets	2,373	1,862
Deferred income taxes	4,933	5,189
Assets held for sale	15,633	20,464

Total current assets	89,751	79,439
Property, plant and equipment, net	18,944	18,149
Goodwill	89,085	80,165
Deferred financing costs, net	2,652	3,370
Prepaid pension cost	2,436	2,686
Other assets	2,386	777

	$205,254	$184,586

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Current portion of long-term debt	$17,724	$12,196
Accounts payable	15,186	11,010
Accrued compensation	5,210	4,170
Accrued expenses	10,647	6,541
Accrued income taxes	9,017	1,458
Accrued interest	3,301	1,102
Liabilities associated with assets held for sale	1,049	1,922

Total current liabilities	62,134	38,399

Long-term debt	109,271	120,561
Deferred income taxes	2,469	2,507
Other long-term liabilities	2,484	1,739

Total liabilities	176,358	163,206

Commitments and contingencies
Redeemable Convertible Preferred Stock	112,780	111,940
Stockholders’ equity (deficit):
Common stock	—	—
Additional paid-in capital	—	—
Retained deficit	(83,884)	(90,560)

	$205,254	$184,586

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2004	2003
Net sales	$163,200	$134,190
Cost of goods sold	101,511	83,008

Gross profit	61,689	51,182

Selling, general and administrative expenses	31,461	28,667

Income from operations	30,228	22,515
Interest expense	9,041	9,349

Income before provision for income taxes and discontinued operations	21,187	13,166
Provision for income taxes	8,419	5,511

Income from continuing operations	12,768	7,655
Loss from discontinued operations, net of tax benefit of $3,281, and $202 respectively	(5,448)	(315)

Net income	$7,320	$7,340

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except shares data)

	Redeemable Convertible Preferred Stock		Stockholders’ Equity (Deficit)
			Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Total
	Shares	$	Shares	$
Balance, January 1, 2003	944,089	$110,831	383,406	$—	$—	$(85,787)	$(85,787)

Repurchase and retirement of common stock	—	—	(1,490)	—	—	(100)	(100)
Minimum pension liability, net of tax	—	—	—	—	—	(134)	(134)
Preferred stock dividends	9,452	1,109	—	—	—	(1,109)	(1,109)
Net loss for year ended December 31, 2003	—	—	—	—	—	(3,430)	(3,430)

Balance, December 31, 2003	953,541	111,940	381,916	—	—	(90,560)	(90,560)
Nine months ended September 30, 2004 (unaudited):
Exercise of stock options	—	—	7,586	—	196		196
Preferred stock dividends	7,160	840	—	—	(196)	(644)	(840)
Net income for nine months ended September 30, 2004	—	—	—	—	—	7,320	7,320

Balance, September 30, 2004 (unaudited)	960,701	$112,780	389,502	$—	$—	$(83,884)	$(83,884)

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$7,320	7,340
Adjustments to reconcile net income to net cash provided by operating activities:
Loss of discontinued operations	5,448	315
Depreciation and amortization	2,838	2,708
Amortization of deferred finance costs	718	719
Deferred taxes	275	(2)
Provision for bad debts	585	255
Changes in assets and liabilities:
Accounts receivable	(4,669)	(4,292)
Inventories	(9,579)	809
Prepaid expenses and other assets	(263)	3,614
Accounts payable	3,140	281
Accrued expenses	12,641	4,020

Net cash provided by continuing operations	18,454	15,767
Net cash (used in) provided by discontinued operations	(1,377)	851

Net cash provided by operating activities	17,077	16,618

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(11,950)	(4,548)
Capital expenditures	(2,229)	(2,061)

Net cash used in continuing operations	(14,179)	(6,609)
Net cash used in discontinued operations	(113)	(534)

Net cash used in investing activities	(14,292)	(7,143)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(28,462)	(9,208)
Proceeds from long-term debt borrowings	22,700	2,000
Proceeds from the exercise of stock options	196	—
Repurchase of common stock	—	(100)

Net cash used in financing activities	(5,566)	(7,308)

Net (decrease) increase in cash and cash equivalents	(2,781)	2,167
Cash and cash equivalents, beginning of period	3,872	2,879

Cash and cash equivalents, end of period	$1,091	$5,046

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	For the Nine Months Ended September 30, 2004	For the Year Ended December 31, 2003
	(Unaudited)
Net income (loss)	$7,320	$(3,430)
Minimum pension liability, net of tax	—	(134)

Comprehensive income (loss)	$7,320	$(3,564)

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.    Basis of Presentation

The consolidated financial statements include the financial statements of Key Components, Inc. (“KCI”), a Delaware corporation and its wholly-owned subsidiaries (collectively the “Company”) from their respective dates of acquisition. All significant intercompany transactions have been eliminated. KCI’s assets are limited to its investment in Key Components, LLC (“KCLLC”). KCLLC’s assets are limited to the assets of the Company’s corporate office and its investments in its wholly-owned subsidiaries. KCLLC is the parent company to the operating business units of the Company. All significant intercompany transactions have been eliminated.

The Company is in the business of the manufacture and sale of custom engineered componentry in a diverse array of end use markets. Through its two business segments, mechanical engineered components and electrical components, the Company targets its products to original equipment manufacturers. The Company’s electrical components business product offerings include power conversion products, specialty electrical components and high-voltage utility switches. The Company’s mechanical engineered components business product offerings consist primarily of flexible shaft and remote valve control components and air handling/turbocharger components.

The accompanying unaudited financial statements of the Company contain all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. While certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, the Company believes that the disclosures herein are adequate to make the information not misleading. The results of operations for the interim periods are not necessarily indicative of the results for full years. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2003.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company that are subject to change include, but are not limited to, provision for doubtful accounts, inventory obsolescence, fair value estimates in conjunction with the Company’s fair value testing of its recorded goodwill, warranty costs accrued, the acquisition related accruals, and the estimated liabilities related to the pension plans of the Company (Note 9). Actual results could differ from the estimates used by the Company.

New Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the consolidated operations or financial condition of the Company.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” FIN 46 requires variable interest entities to be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity’s expected losses or residual benefits. FIN 46 applies immediately to variable interest entities created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities, which an enterprise holds a variable interest that is acquired before February 1, 2003. The adoption of FIN 46 had no material impact on the consolidated operations or financial condition of the Company.

2.    Acquisitions and Dispositions

Amveco Magnetics, Inc.

On August 23, 2004, the Company acquired the common stock of Amveco Magnetics, Inc. (“Amveco”), a Texas Corporation, for a purchase price of approximately $6.0 million, subject to adjustment, less assumed liabilities of approximately $2.1 million. In October 2004, the Company paid approximately $462,000 of additional consideration related to the closing balance sheet. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.5 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The agreement calls for three contingent payments, two of which up to $1.0 million in aggregate and the other based upon a percentage of revenues exceeding a baseline specified in the purchase agreement, based on the performance of the business for the six months ended September 30, 2004 and for the year ending December 31, 2005. In addition, the Company currently has approximately $1.6 million in escrow, which is included in other assets, related to the Amveco transaction. The escrow was established to cover potential liabilities related to the Mexico operation of Amveco. The agreement calls for the escrow to be paid upon certain open issues related to the legal and tax establishment of the Mexico operation are rectified. The contingent payments and any payments out of escrow, if made, will be recorded as goodwill at the time of payment. Amveco, which manufactures torroidal transformers primarily for medical applications, will be integrated into the Company’s Monterrey, Mexico and Lumberton, North Carolina facilities. The Company paid approximately $6.0 million in cash at closing and borrowed approximately $5.0 million on its revolving credit facility to partially finance this acquisition.

Advanced Devices, Inc.

On May 7, 2004, the Company acquired the net assets of Advanced Devices, Inc. (“ADI”) for a purchase price of approximately $8.0 million and assumed liabilities of approximately $62,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $6.2 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The ADI product line, which manufactures electrical wiring devices, has been integrated into the Company’s Napa Valley, California manufacturing facility. The Company paid approximately $6.1 million in cash at closing and borrowed approximately $4.5 million on its revolving credit facility to partially finance this acquisition. The purchase agreement required approximately 75% of the total purchase price to be paid at closing, 10% to be paid at the earlier of the date when the product line is fully integrated into the Company’s Napa, California manufacturing facility or March 7, 2005, and the remainder over the next four years annually commencing on May 7, 2005.

Arens Controls, LLC

On March 3, 2003, the Company acquired the mechanical components business of Arens Controls, LLC for a purchase price of approximately $4.5 million and assumed liabilities of approximately $642,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.0 million

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

as goodwill. Other intangibles acquired in the transaction were not material. The product line, which manufactures mechanical push-pull control solutions, was fully integrated into the Company’s Binghamton, New York manufacturing facility in November 2003. The Company borrowed $2.0 million on its revolving credit facility to partially finance this acquisition.

Hudson Lock, LLC

The Company’s lock product line’s net sales declined significantly during the three years ended December 31, 2003. Net sales of the lock product line were approximately $17.2 million, $21.8 million and $32.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Management attributes such decline to the downturn in the economy plus the impact of foreign competition, both of which have led to the product line becoming a commodity over that period. As the net sales volume eroded, the shift in manufacturing to Mexico negatively impacted customer service and quality. Further, the decline in sales volume made it prohibitive to support the dual overhead infrastructures of its domestic and Mexico manufacturing facilities. As a result, the Company closed the lock manufacturing facility in Mexico in February 2004. In closing the facility, the Company recorded a charge of approximately $664,000 for severance, closing costs and to adjust inventory and leaseholds to the lower of cost or fair value. In addition, the Company recorded a charge of approximately $605,000 to record the balance of the lease of the facility on a present value basis, less any estimate for sublease income.

In March 2004, the Board of Directors of KCI and KCLLC concluded to sell Hudson Lock, LLC (“Hudson”). In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded the assets and liabilities of Hudson as held for sale and reported the results as discontinued operations. Based on initial indications of value from prospective buyers, at June 30, 2004, the Company recorded a charge of approximately $4.3 million (net of tax benefit of approximately $2.6 million) to reduce the carrying value of the assets held for sale to its fair value.

On October 22, 2004, the Company consummated the sale of the net assets of Hudson to Waveland Investments (“the Buyer”), an independent third party. As a result of the sale, the domestic assets, which primarily consisted of accounts receivable, inventory and fixed assets, and the domestic liabilities of Hudson were sold to the Buyer for consideration of approximately $4.5 million, consisting of a note receivable of approximately $1.2 million with the balance of the proceeds being paid in cash. The note receivable matures on April 22, 2008 and requires payment of interest at 8.0% per annum through April 22, 2005, 10% per annum through October 2005 and 14% per annum subsequent to October 2005 until the maturity date. The Buyer has the ability to convert the outstanding interest due to the Company to additional notes receivable, which would then be due and payable on the same date as the original note. If Hudson meets certain operating thresholds the Buyer is required to prepay portions of the outstanding note receivable and the Buyer has the right to prepay the balance of the notes receivable. The note receivable is subordinate to the Buyer’s acquisition and operating debt. The remaining assets and liabilities of Hudson’s Mexico operations, which are not material, were not sold in the transaction. The Company used the cash proceeds received in the transaction to pay down outstanding bank debt. As a result of the expected proceeds from the sale, at September 30, 2004, the Company recorded an additional charge of approximately $680,000 (net of tax benefit of approximately $351,000) to reduce the carrying value of the assets held for sale to the lower of cost or fair value.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table summarizes the net assets of the lock product line:

(In thousands)	September 30, 2004	December 31, 2003
	(unaudited)
Accounts receivable	$2,193	$2,011
Inventory	5,509	4,628
Other current assets and prepaid expenses	91	524
Plant and equipment, net	—	6,018
Deferred tax assets	7,840	7,283

Assets held for sale	15,633	20,464

Accounts payable	565	845
Accrued wages and related expenses	192	562
Accrued expenses	292	515

Liabilities associated with assets held for sale	1,049	1,922

Net assets of lock product line	$14,584	$18,542

The summary of the operations of the lock business for the nine ended September 30, 2004 and 2003 are as follows:

(In thousands)	Nine Months Ended September 30,
	2004	2003
	(unaudited)
Net sales	$11,834	$13,206

Loss from operations of the lock business, net of tax benefit of $3,281 and $202, respectively	$(5,448)	$(315)

3.    Inventories

Inventories consist of the following:

(In thousands)	September 30, 2004	December 31, 2003
	(unaudited)
Raw materials	$19,526	$12,805
Work-in-process	5,451	4,856
Finished goods	10,783	6,402

Total inventory	$35,760	$24,063

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

4.    Provision for Income Taxes

Deferred income taxes have been recorded to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end. Valuation allowances are recorded when necessary to reduce deferred tax assets to expected realizable amounts. Accrued income taxes increased during the nine months ended September 30, 2004, as the Company did not make any estimated payments for income taxes. The Company anticipates the sale of its lock product line to generate a tax loss, which will offset a majority of the Company’s current tax liability. The sale of the lock product line was consummated in October 2004.

5.    Common Stock transactions

During the nine months ended September 30, 2004, two employees exercised options to purchase 7,586 shares of KCI common stock. During the nine months ended September 30, 2003, the Company repurchased common stock held by a stockholder who was no longer part of the Company operating management. The Company paid approximately $100,000, representing the fair value as of the date of the transaction.

6.    Warranty Costs

The Company records a liability for its expected claims under existing product warranty policies. The accrual is based on the Company’s historical warranty experience. For the nine months ended September 30, 2004 and 2003, the Company’s warranty accrual changed as follows:

	Nine Months Ended September 30,
(In thousands)	2004	2003
	(unaudited)
Balance, beginning of period	$1,372	985
Additions	618	123
Charges	(26)	—

Balance, end of period	$1,964	$1,108

7.    Operating Segments

The Company conducts its continuing operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The electrical components business (“EC”) product offerings include power conversion products, specialty electrical components and high-voltage utility switches. The mechanical engineered components business (“MEC”) manufactures flexible shaft products and air handling/turbocharger components.

The Company evaluates its operating segments’ performance and allocates resources among them based on profit or loss from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. Corporate overhead expenses are not allocated to the segments. In computation of all the financial maintenance covenants under the Company’s credit facility, the Company is allowed to adjust EBITDA for certain charges as defined in the

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

agreement. The Company’s non-GAAP financial measures may not necessarily be comparable to other companies.

(In thousands)	Electrical Components	Mechanical Engineered Components	Total
	(Unaudited)
Nine months ended September 30, 2004:
Net sales to external customers	$98,448	$64,752	$163,200
Intersegment net sales	—	65	65
Segment profit—EBITDA	18,914	17,127	36,041
Segment assets	127,069	60,956	188,025
Goodwill	67,863	21,222	89,085
Depreciation and amortization	1,906	898	2,804

Nine months ended September 30, 2003:
Net sales to external customers	88,507	45,683	$134,190
Intersegment net sales	—	53	53
Segment profit—EBITDA	16,695	11,225	27,920
Segment assets	108,110	52,511	160,621
Goodwill	59,192	20,973	80,165
Depreciation and amortization	1,872	806	2,678

December 31, 2003:
Segment assets	$107,724	$52,380	$160,104

Reconciliation of Selected Segment Information to the Company’s Consolidated Totals:

(In thousands)	Nine Months Ended September 30,
	2004	2003
	(Unaudited)
Profit or loss:
Total profit from reportable segments—EBITDA	$36,041	$27,920
Reconciling items:
Corporate expenses	(2,975)	(2,697)
Depreciation and amortization	(2,838)	(2,708)
Interest expense	(9,041)	(9,349)

Income before provision for income taxes and discontinued operations	$21,187	$13,166

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Total assets for reportable segments	$188,025	$160,104
Corporate assets	1,596	4,018
Discontinued assets	15,633	20,464

Total consolidated assets	$205,254	$184,586

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(In thousands)	Nine Months Ended September 30,
	2004	2003
	(unaudited)
Geographical Sales Information:
United States	$146,114	$116,873
England	4,430	4,479
Canada	3,327	2,930
China	3,854	3,340
Netherlands	1,502	1,387
Japan	886	1,064
Taiwan	630	1,270
Other	2,457	2,847

Total	$163,200	$134,190

8.    Stock Options

The Company applies the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) in accounting for stock-based compensation. In accordance with APB No. 25, compensation costs for stock options is recognized in income based on the excess, if any, of the quoted market price over the exercise price of the stock on the date of grant. The exercise price for all stock option grants equals the fair market value on the date of grant, therefore no compensation expense is recorded.

In accordance with the disclosure provisions of SFAS 148, “Accounting for Stock-Based Compensation—transition and disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation”, the following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions for the nine months ended September 30, 2004 and 2003:

(in thousands)	Nine Months ended September 30,
	2004	2003
	(unaudited)
Net income:
As reported	$7,320	$7,340
Pro forma	$7,318	$7,031

9.    Pension Plans

The components of the net periodic benefit (cost) for the nine months ended September 30, 2004 and 2003 related to the Company’s pension plans were as follows:

(in thousands)	Nine Months ended September 30,
	2004	2003
	(unaudited)
Service Cost	$330	$298
Interest Cost	765	797
Expected return on plan assets	(908)	(931)
Amortization of net loss	60	57

Net periodic benefit cost	$247	$221

Employer Contributions

The Company is not required to make any contributions in 2004 and did not make any contributions in 2003 to its defined benefit plans.

10.    Sale of KCI

In November 2004, the board of KCI authorized the sale of the Company to Actuant Corporation, a public company. The sales price, which is to be paid in cash, is approximately $315 million, less expenses and net debt (outstanding debt of the Company, as defined in the agreement, less cash) of the Company as of the date the transaction closes. The Company has options outstanding to purchase approximately 177,000 shares of KCI common stock. Options to purchase approximately 93,000 shares will exercise with the sale and be settled for cash. The remaining options to purchase approximately 88,000 shares will be terminated. The agreement calls for a $20 million escrow, which will remain in place for three years to cover the indemnities under the agreement. The sale is expected to close during December 2004. The agreement calls for a purchase price adjustment if the Company’s working capital (current assets less current liabilities) is under a certain threshold as of the closing date of the agreement. In connection with the sale process, the Company entered into agreements with its corporate executives whereby they receive a bonus contingent on the sales price of the Company.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Key Components, Inc.;

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Key Components Inc. and subsidiaries at December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/S/    PRICEWATERHOUSECOOPERS LLP

December 16, 2004

Stamford, Connecticut

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2003	2002
Assets
Current assets:
Cash	$3,872	$2,879
Accounts receivable, net of allowance for doubtful accounts of $1,702 and $1,355 at December 30, 2003 and 2002, respectively	23,989	18,128
Inventories	24,063	25,180
Prepaid expenses and other current assets	1,862	2,553
Prepaid income taxes	—	3,452
Deferred income taxes	5,189	4,955
Assets of discontinued operations	20,464	34,450

Total current assets	79,439	91,597
Property, plant and equipment, net	18,149	17,396
Goodwill, net	80,165	78,180
Deferred financing costs, net	3,370	4,364
Prepaid pension cost	2,686	3,027
Other assets	777	412

	$184,586	$194,976

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$12,196	$7,225
Accounts payable	11,010	8,863
Accrued compensation	4,170	3,675
Accrued expenses	6,541	6,514
Accrued income taxes	1,458	—
Accrued interest	1,102	713
Liabilities associated with discontinued operations	1,922	2,125

Total current liabilities	38,399	29,115

Long-term debt	120,561	136,619
Deferred income taxes	2,507	2,789
Other long-term liabilities	1,739	1,409

Total liabilities	163,206	169,932
Commitments and contingencies (Notes 2, 8 and 9)
Redeemable Convertible Preferred Stock (Note 9)	111,940	110,831

Stockholders’ equity (deficit) (Note 10):
Common stock	—	—
Additional paid-in capital	—	—
Retained deficit	(90,560)	(85,787)

	$184,586	$194,976

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31,
	2003	2002	2001
Net sales	$180,096	$166,110	$161,139
Cost of goods sold	112,689	102,489	101,943

Gross profit	67,407	63,621	59,196

Selling, general and administrative expenses	38,760	35,885	37,700
Amortization of goodwill	—	—	2,405
Cumulative adjustment for Aerospace	—	—	(721)

Income from operations	28,647	27,736	19,812

Interest expense	12,338	13,301	16,572

Income before provision for income taxes, discontinued operations and cumulative effect of change in accounting principle	16,309	14,435	3,240
Provision for income taxes	6,516	5,056	2,503

Income from continuing operations	9,793	9,379	737
(Loss) income from discontinued operations, net of taxes (benefit) of $(6,358), $(2,428) and $3,055, respectively	(13,223)	(7,853)	3,994
Cumulative effect of change in accounting principle, net of income taxes of $3,013	—	(8,157)	—

Net (loss) income	$(3,430)	$(6,631)	$4,731

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except for shares data)

	Redeemable Convertible Preferred Stock		Stockholders’ Equity (Deficit)
			Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Total
	Shares	$	Shares	$
Balance, January 1, 2001	925,466	$108,646	391,119	$—	$—	$(80,796)	$(80,796)

Repurchase and retirement of common stock	—	—	(7,713)	—	—	(906)	(906)
Preferred stock dividends	9,265	1,087	—	—	—	(1,087)	(1,087)
Net income for the year ended December 31, 2001	—	—	—	—	—	4,731	4,731

Balance, December 31, 2001	934,731	109,733	383,406	—	—	(78,058)	(78,058)

Preferred stock dividends	9,358	1,098	—	—	—	(1,098)	(1,098)
Net loss for the year ended December 31, 2002	—	—	—	—	—	(6,631)	(6,631)

Balance, December 31, 2002	944,089	110,831	383,406	—	—	(85,787)	(85,787)

Repurchase and retirement of common stock	—	—	(1,490)	—	—	(100)	(100)
Minimum pension liability, net of tax	—	—	—	—	—	(134)	(134)
Preferred stock dividends	9,452	1,109	—	—	—	(1,109)	(1,109)
Net loss for year ended December 31, 2003	—	—	—	—	—	(3,430)	(3,430)

Balance, December 31, 2003	953,541	$111,940	381,916	$—	$—	$(90,560)	$(90,560)

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net (loss) income	$(3,430)	$(6,631)	$4,731
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (income) of discontinued operations	13,223	7,853	(3,994)
Cumulative effect of change in accounting principle	—	8,157	—
Provision for doubtful accounts	591	483	479
Depreciation and amortization	3,607	3,609	6,584
Amortization of deferred finance costs	994	977	933
Writedown of deferred finance costs	—	145	—
Deferred income taxes	(324)	(243)	590
(Increase) decrease in (net of effects of acquisitions):
Accounts receivable	(5,538)	2,879	1,826
Inventories	1,874	1,504	5,877
Prepaid expenses and other assets	4,553	529	2,693
Increase (decrease) in (net of effects of acquisitions):
Accounts payable	1,882	412	(2,799)
Accrued expenses and other liabilities	1,775	(1,227)	(4,487)

Net cash provided by continuing operations	19,207	18,447	12,433
Net cash provided by discontinued operations	1,150	3,922	9,499

Net cash provided by operating activities	20,357	22,369	21,932

Cash flows from investing activities:
Business acquisition, net of cash acquired	(4,548)	—	—
Capital expenditures	(3,039)	(2,255)	(3,335)
Cash provided by assets held for sale	—	364	666

Net cash used in continuing operations	(7,587)	(1,891)	(2,669)
Net cash used in discontinued operations	(590)	(457)	(796)

Net cash used in investing activities	(8,177)	(2,348)	(3,465)

Cash flows from financing activities:
Payments of term debt, notes payable and other obligations	(13,087)	(21,993)	(19,056)
Proceeds from issuance of debt	2,000	—	2,800
Deferred financing costs	—	(229)	—
Repurchase of common stock	(100)	—	(906)

Net cash used in financing activities	(11,187)	(22,222)	(17,162)

Net increase (decrease) in cash and cash equivalents	993	(2,201)	1,305
Cash and cash equivalents, beginning of year	2,879	5,080	3,775

Cash and cash equivalents, end of year	$3,872	$2,879	$5,080

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year ended December 31,
	2003	2002	2001
Net (loss) income	$(3,430)	$(6,631)	$4,731
Minimum pension liability, net of tax	(134)	—	—

Comprehensive (loss) income	$(3,564)	$(6,631)	$4,731

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Significant Accounting Policies

Basis of Presentation and Nature of Operations

The consolidated financial statements as of and for the three years ended December 31, 2003 include the financial statements of Key Components, Inc. (“KCI”), a Delaware corporation and its wholly-owned subsidiaries (collectively the “Company”) from their respective dates of acquisition. All significant intercompany transactions have been eliminated. KCI’s assets are limited to its investment in Key Components, LLC (“KCLLC”). KCLLC’s assets are limited to the assets of the Company’s corporate office and its investments in its wholly-owned subsidiaries. KCLLC is the parent company to the operating business units of the Company.

The Company is in the business of the manufacture and sale of custom engineered componentry in a diverse array of end use markets. Through its two business segments, mechanical engineered components and electrical components, the Company targets its products to original equipment manufacturers. The Company’s electrical components business, whose product offerings include power conversion products, specialty electrical components and high-voltage utility switches, which are manufactured by its subsidiaries Acme Electric Corporation (“Acme”), Marine Industries, LLC (“Marinco”), Atlantic Guest, Inc. (“Guest”) and Turner Electric, LLC (“Turner”). The Company’s mechanical engineered components business, whose product offerings consist primarily of flexible shaft and remote valve control components and air handling/turbocharger components, are manufactured by B.W. Elliott Manufacturing, LLC (“BWE”) and Gits Manufacturing, LLC (“Gits”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company that are subject to change include, but are not limited to, provision for doubtful accounts, inventory obsolescence, estimated recovery of assets held for sale (Note 14) fair value estimates in conjunction with the Company’s fair value testing of its recorded goodwill, warranty costs accrued, the acquisition related accruals, and the estimated liabilities related to the pension plans of the Company (Note 11). Actual results could differ from the estimates used by the Company.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines its allowance based on historical write-off experience, current economic data and specific information related to its customers. Account balances are charged off against the allowance when it is determined it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or market, on a first-in, first-out basis.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized, while maintenance and repairs that do not improve or extend the life of the asset are expensed in the period they occur. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	20 – 40 years
Equipment	3 – 10 years
Furniture and fixtures	3 – 10 years
Leasehold improvements	Shorter of term of lease or useful life of the asset

Intangibles

Intangibles, which are included in other assets, primarily consist of costs associated with a licensing agreement and covenants not to compete arising from business acquisitions. These assets are being amortized on a straight-line basis over the lives of the related agreements, which range from five to seven years. Amortization of intangibles charged to continuing operations for the three years ended December 31, 2003 amounted to approximately $4,000, $11,000 and $99,000, respectively. Accumulated amortization at December 31, 2003 and 2002 was approximately $2.2 million for both periods.

Long-lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company evaluates the basis of its long-lived assets based on expectations of undiscounted cash flows related to those assets. Based on its most recent analysis, the Company believes that no impairment of its long-lived assets exists at December 31, 2003.

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their net assets. Through December 31, 2001 goodwill was being amortized on the straight-line method over thirty-five to forty years. Goodwill amortization for the year ended December 31, 2001 was approximately $2.4 million. Accumulated amortization at December 31, 2001 was approximately $5.2 million.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued statement of financial accounting standard (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001.

The provisions of SFAS 141 provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill. SFAS 141 also requires that upon adoption of SFAS 142 the Company reclassify the carrying amount of certain intangible assets.

The provisions of SFAS 142 (i) prohibit the amortization of goodwill and indefinite-lived intangible assets, (ii) require that goodwill and indefinite-lived intangible assets be tested annually for impairment (and in interim periods if certain events occur which would impact the carrying value of such assets), and (iii) require that the Company’s operations be formally identified into reporting units for the purpose of assessing potential future impairments of goodwill.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon the adoption of SFAS 142, the Company stopped recording goodwill amortization effective January 1, 2002. In June 2002, the Company completed the assessment of its reporting units and its initial assessment of impairment upon adoption. As a result, the Company identified that the Lock reporting business unit (Note 14) had book value of goodwill that exceeded its fair market value, which was estimated using a valuation methodology that triangulates the discounted cash flows, market multiples and transactional multiples of the reporting units. In accordance with SFAS 142, the Company, during the second quarter 2002, estimated the amount of the impairment and recorded a cumulative effect of change in accounting principle, as of January 1, 2002, of approximately $7.8 million, net of taxes of approximately $3.4 million, to write down the goodwill associated with the Company’s lock product line resulting from the market conditions of that product line. The Company, as prescribed by SFAS 142, finalized its impairment testing by comparing the implied fair value of the reporting unit’s goodwill to its carrying value during the third quarter to determine the amount of the final impairment upon adoption of SFAS 142. As a result, the Company reduced the tax impact of the charge by approximately $353,000 to reflect the proper deferred tax basis of the adjusted goodwill.

In December 2003 and 2002, in accordance with SFAS 142, the Company performed its required annual fair value testing of its recorded goodwill for its reporting units using a valuation approach consistent with the one used upon adoption of SFAS 142. As a result of the analyses, the Company recorded charges of approximately $17.4 and $12.4 million for the years ended December 31, 2003 and 2002, respectively, which is included in the Company’s operating expenses, related to its lock reporting unit. Throughout 2003 and 2002 the lock product line experienced a continued decline of its fair value during those periods, primarily due to a deterioration of its results of operations and projected future financial results. In addition, market multiples assigned to this product line also declined during 2002. Through December 31, 2003, the Company’s cumulative impairment of goodwill, all of which related to its lock product line, was approximately $40.9 million. At December 31, 2003, the Company had written off all the goodwill related to its lock product line.

Changes to the Company’s goodwill are as follows:

	Year ended December 31,
	2003	2002
	(in thousands)
Goodwill, beginning of period	$78,180	$78,180
Acquisitions	1,985	—

Goodwill, end of period	$80,165	$78,180

Deferred Financing Costs

Debt issuance costs are accounted for under an effective interest rate method. Amortization charged to continuing operations amounted to approximately $994,000, $977,000 and $933,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Accumulated amortization at December 31, 2003 and 2002 was approximately $4.1 million and $3.1 million, respectively. In addition, during 2002 the Company amended certain aspects of its borrowing agreement and expensed $145,000 of deferred financing costs.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

Revenue Recognition

The Company recognizes revenue principally upon shipment of products to customers, however no sooner than when title passes and all risk and rewards of ownership have been transferred. Reserves for estimated returns are established on the date of sale. Charges to customers for shipping are included in revenues while the Company includes the costs of shipping to its customers as part of its selling expenses.

Warranty

The Company records a liability for its expected claims under existing product warranty policies. The estimated accrual included in accrued expenses is based on the Company’s historical warranty experience. For the years ended December 31, 2003 and 2002 the Company’s warranty accrual changed as follows:

	Year ended December 31,
	(in thousands)
	2003	2002
Balance, beginning of period	$985	$821
Additions	331	200
Addition of Arens	65	—
Charges	(9)	(36)

Balance, end of period	$1,372	$985

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company’s customer base includes customers in many industries. Some of its larger customers are focused in the marine, heavy truck, aerospace, lawn and garden and telecom industries. Due to the distribution of its customer base amongst a large array of end user markets, management does not believe that a significant concentration of credit risk exists at December 31, 2003.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, management believes that the carrying amounts approximate fair value due to their short maturities. The estimated fair value of the Company’s long-term debt is based on the current rates offered to the Company for debt of similar maturities and approximates carrying value at December 31, 2003. KCLLC Senior Notes (Note 6) are currently market listed at approximately 104% of the their face value, however the market for the notes is highly inactive.

New Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a nonpublic entity. SFAS 150 is not applicable as of December 31, 2003; however, it did not have a material impact on the consolidated operations or financial condition of the Company, upon adoption.

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” FIN 46 requires variable interest entities to be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity’s expected losses or residual benefits. FIN 46 applies immediately to variable interest entities created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities, which an enterprise holds a variable interest that is acquired before February 1, 2003. The adoption of FIN 46 had no material impact on the consolidated operations or financial condition of the Company.

2.    Acquisitions and Dispositions

(a)    Arens Controls, LLC

On March 3, 2003, the Company acquired the mechanical components business of Arens Controls, LLC for a purchase price of approximately $4.5 million and assumed liabilities of approximately $642,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.0 million as goodwill. Other intangibles acquired in the transaction were not material. The product line, which manufactures mechanical push-pull control solutions, was fully integrated into the Company’s Binghamton, New York manufacturing facility in November 2003. The Company borrowed $2.0 million on its revolving credit facility to partially finance this acquisition.

(b)    Acme Electric Corporation

On November 21, 2000, the Company acquired all of the outstanding shares of Acme Electric Corporation (“Acme”) for a purchase price of approximately $47.3 million and assumed liabilities of approximately $28.8 million. At the time of the acquisition, the Company decided to sell the Acme Aerospace (“Aerospace”) division and the Acme Electronics (“Electronics”) division. In accordance with Emerging Issues Task Force (“EITF”) Bulletin 87-11, “Allocation of Purchase Price to Assets to be Sold,” the Company recorded the anticipated net proceeds from the sale of these subsidiaries adjusted for the anticipated net cash inflows during the holding period (date of acquisition to date of sale) as assets held for sale. In addition, the net earnings from these subsidiaries during the holding period are excluded from the operations of the Company, in accordance with EITF 87-11. Such results and estimated sale proceeds plus the net cash inflows during the holding periods have been included in goodwill. Aerospace manufactures lightweight high power battery chargers and related power systems for aerospace applications. Electronics was a contract electronics manufacturer for data storage, telecommunications and medical electronic applications.

On June 1, 2001, based on the strength of the operating performance of Aerospace, the Company decided to retain Aerospace. On that date and in accordance with EITF 90-6, “Accounting for Certain Events Not Addressed in Issue No. 87-11 Relating to an Acquired Operating Unit to be Sold,” the Company reallocated the purchase price of Acme as if Aerospace had never been held for sale and recorded a cumulative adjustment for the results of operations of Aerospace from the date of acquisition through May 31, 2001 of $721,000 comprised of the following:

(In thousands)
Net sales	$4,988
Cost of goods sold (including depreciation of $75)	3,367

Gross profit	1,621

Selling, general and administrative expenses (including depreciation of $33)	900

Income from operations	$721

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 15, 2002 the Company sold the Electronics division for $100,000 in cash and a 7% per annum, $300,000 note that was due on February 15, 2006. The agreement also provided for additional consideration to be paid to the Company if certain future operating targets were achieved. In March 2003, Electronics was sold to a new buyer and the Company collected the entire $300,000 note. The Company does not anticipate receiving any additional consideration.

3.    Inventories

Inventories consist of:

	December 31,
	2003	2002
	(in thousands)
Raw materials	$12,805	$13,781
Work-in-process	4,856	5,142
Finished goods	6,402	6,257

Total inventory	$24,063	$25,180

4.    Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2003	2002
	(in thousands)
Land, building and improvements	$6,958	$6,726
Equipment	26,563	23,217
Office and computer equipment	2,068	1,897
Furniture and fixtures and leasehold improvements	1,485	1,463
Construction-in-progress	672	229

	37,746	33,532
Less: Accumulated depreciation	(19,597)	(16,136)

Total property, plant and equipment	$18,149	$17,396

Depreciation expense amounted to approximately $3.6 million, $3.6 million and $4.1 million for the years ended December 31, 2003, 2002, and 2001, respectively.

5.    Operating Segments

The Company conducts its operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The electrical components business (“EC”) product offerings include power conversion products, specialty electrical components and high-voltage utility switches. The mechanical engineered components business (“MEC”) manufactures flexible shaft products and air handling/turbocharger components.

The Company evaluates its operating segments’ performance and allocates resources among them based on profit or loss from operations before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. Corporate overhead expenses are not allocated to the segments. In computation of all the financial maintenance covenants under the Company’s credit facility, the Company is allowed to adjust EBITDA for certain charges as defined in the agreement.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment information is as follows:

	EC	MEC	Total
	(In thousands)
Year ended December 31, 2003:
Net sales from external customers	$117,777	$62,319	$180,096
Intersegment net sales	—	73	73
Segment profit—EBITDA	21,769	13,886	35,655
Segment assets	107,724	52,380	160,104
Goodwill, net	59,192	20,973	80,165
Depreciation and amortization	2,484	1,086	3,570

Year ended December 31, 2002:
Net sales from external customers	$121,051	$45,059	$166,110
Intersegment net sales	—	113	113
Segment profit—EBITDA	21,298	13,282	34,580
Segment assets	110,791	42,109	152,900
Goodwill, net	59,192	18,988	78,180
Depreciation and amortization	2,575	1,005	3,580

Year ended December 31, 2001:
Net sales from external customers	$120,401	$40,738	$161,139
Intersegment net sales	—	135	135
Segment profit—EBITDA	20,087	11,728	31,815
Segment assets	117,572	43,161	160,733
Goodwill, net	59,192	18,988	78,180
Depreciation and amortization	4,330	1,688	6,018

Reconciliation of Selected Segment Information to the Company’s Consolidated Totals:

	Year ended December 31,
	2003	2002	2001
Profit or loss:	(in thousands)
Total profit from reportable segments—EBITDA	$35,655	$34,580	$31,815

Reconciling items:
Corporate administrative expenses	(3,397)	(3,232)	(5,526)
Depreciation and amortization	(3,611)	(3,612)	(6,477)
Interest expense	(12,338)	(13,301)	(16,572)

Income from continuing operations	$16,309	$14,435	$3,240

	December 31,
	2003	2002
	(in thousands)
Assets:
Total assets for reportable segments	$160,104	$152,900
Corporate assets	4,018	7,626
Assets of discontinued operations	20,464	34,450

Total consolidated assets	$184,586	$194,976

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Geographical Sales Information:
United States	$156,878	$144,157	$143,298
England	5,469	4,705	3,188
Canada	4,606	3,064	2,918
China	4,339	4,983	3,746
Netherlands	2,122	2,091	1,019
Japan	1,351	959	1,034
Mexico	512	1,319	2,287
Other	4,819	4,832	3,649

Total	$180,096	$166,110	$161,139

6.    Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2003	2002
	(in thousands)
Senior notes	$80,000	$80,000
Term loan and revolving credit facility	51,986	63,046
Mortgage	762	782
Other	9	16

	132,757	143,844
Less: Current portion	(12,196)	(7,225)

Total long-term debt	$120,561	$136,619

(a)    Senior Notes

On May 28, 1998, KCLLC issued $80,000,000 of 10.50% Senior Notes due June 1, 2008, with interest payable semi-annually. The net proceeds from the Senior Notes were used to repay debt, repurchase outstanding warrants and for general corporate purposes. At December 31, 2003 and 2002, the Company has accrued interest on these notes in the amount of $700,000.

The notes are fully and unconditionally guaranteed, jointly and severally, on a non-collateralized basis, by the subsidiaries of KCLLC (the “Subsidiary Guarantors”). At December 31, 2003, KCLLC has de minimis assets other than its investments in the Subsidiary Guarantors and cash and no operations other than those of the Company’s corporate office. Accordingly, the consolidated financial statements present the combined assets and operations of the Subsidiary Guarantors.

The Senior Notes became redeemable, at KCLLC’s option, in whole or in part, at any time and from time to time, on June 1, 2003, and prior to maturity, upon not less than 30 nor more than 60 days prior notice to the holder, plus accrued and unpaid interest to the redemption date. The redemption price is set forth in the indenture and ranges from 105.25% at June 1, 2003 scaling down to 100.0% of the face value beginning in 2006. The holders of the Senior Notes can require the KCLLC to repurchase the notes upon a change in control, as defined in the Indenture.

The Indenture requires certain limitations of indebtedness and certain payments related to dividends and common stock, as defined.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)    Term Loan and Revolving Credit Facility

On September 29, 2000, and in connection with the acquisition of Acme, KCLLC entered into its current credit facility. The credit facility provides for a six-year $40,000,000 revolving credit facility and a six-year $100,000,000 term loan facility. The credit agreement is guaranteed by the Company, and is collateralized by all of the capital stock of the subsidiaries, receivables, inventories, equipment and certain intangible property. The Company closed on the credit agreement in November 2000. The term loan is payable in quarterly installments through September 2006 and the Company may pay the quarterly installments in advance. Both the term loan and revolving credit facility bear interest at fluctuating interest rates determined by reference to a base rate or the London interbank offered rate (“LIBOR”) plus an applicable margin which will vary from 1.00% to 2.75%. KCLLC has the option to lock in a rate based on the base or LIBOR rate. Rates determined by reference to the LIBOR rate can be set for 30, 90 or 180 days. Base rate and LIBOR were 4.0% and 1.1%, respectively, at December 31, 2003. The revolving credit facility also requires a commitment fee of 0.375% on the unused portion of the facility as well as quarterly facility commitment fees. The facility also allows for up to $5.0 million of outstanding letters of credit. At December 31, 2003 KCLLC had two outstanding letters of credit for approximately $1,468,000, both relating to workers compensation insurance programs. In addition, the credit agreement contains certain covenants and restrictions, which require the maintenance of financial ratios, and restrict or limit dividends and other shareholder distributions, transactions with affiliates, capital expenditures, rental obligations and the incurrence of indebtedness.

In June 2002, KCLLC amended its credit agreement (the “Amendment”) to provide for revised financial covenant ratios from September 30, 2002 through December 2003 from the original covenant ratios stipulated in the credit agreement. KCLLC anticipated that certain of the original covenants, which became more stringent over the term of the agreement, would not be met due to the general decline in the economy. In addition, the Amendment revised KCLLC’s applicable margin on borrowings, the maximum allowable capital expenditures through 2003 and reduced the amount allowed for permitted acquisitions (as defined in the credit agreement) from $15 million to $7.5 million through the end of 2003. Concurrent with the Amendment, KCLLC voluntarily reduced the availability under its revolving credit facility by $15 million from $40 million to $25 million through the end of 2003. At December 31, 2002, the Company was in compliance with the covenants of the credit agreement set forth in the Amendment. As a result of KCLLC voluntarily reducing its borrowing capacity through the end of 2003, the Company wrote off $145,000 of the deferred finance costs related to amending the Company’s credit facility.

As a result of the impact of the domestic economy on the Company’s business coupled with the performance of the lock product line and cash spent on an unsuccessful acquisition attempt during 2003, KCLLC would not have been able to achieve the required step down in the financial covenants that was to occur as of September 2003 in accordance with the Amendment. Accordingly, KCLLC entered into a second amendment to its credit agreement (the “Second Amendment”). The financial covenants as modified by the Second Amendment apply from September 30, 2003 through March 30, 2005, at which time the financial covenants return to the financial covenants in effect before the Amendment. At December 31, 2003, the Company was in compliance with the credit agreement, as amended.

As of December 31, 2003 and 2002, KCLLC had no borrowings outstanding under the revolving credit facility and had approximately $52.0 million and $63.0 million, respectively, outstanding under the term loan. Accrued interest payable at December 31, 2003 and 2002 was approximately $397,000 and $8,000, respectively.

(c)    Mortgage

The Company has a mortgage collateralized by one of the Company’s manufacturing facilities. The mortgage requires monthly payments of approximately $5,000 of principal and interest at approximately 7.7% per annum with the balance of the principal of approximately $657,000 due May 1, 2008.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, aggregate principal payments required on all amounts due are as follows:

Year ending December 31,
(in thousands)
2004	$12,196
2005	19,931
2006	19,937
2007	27
2008	80,666

$132,757

7.    Federal and State Income Taxes

Income tax expense (benefit) from continuing operations consists of the following:

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Current:
Federal	$4,543	$3,949	$2,174
State	1,261	777	290
Foreign	757	573	365

Current	6,561	5,299	2,829

Deferred:
Federal	(2)	(433)	(496)
State	(43)	165	70
Foreign	—	25	100

Deferred	(45)	(243)	(326)

Total provision for income taxes	$6,516	$5,056	$2,503

A reconciliation between income taxes computed at the statutory federal rate and income tax expense (benefit) from continuing operations is as follows:

	Year ended December 31,
	2003	2002	2001
Federal income tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	4.8	4.9	8.3
Nondeductible goodwill amortization	—	—	24.5
Foreign income taxes, net of federal benefit	0.5	—	10.5
Reconciliation to prior years tax filings	1.0	(3.8)	—
Other permanent differences	—	—	(1.5)
Other, net	(0.3)	0.3	1.5

	40.0%	35.4%	77.3%

Taxable income earned outside the United States of America was approximately $1.9 million, $1.7 million and $1.0 million for the three years ended December 31, 2003, 2002 and 2001, respectively and was primarily generated from operations in Thailand.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s net deferred assets and liabilities were as follows:

	December 31,
	2003	2002
	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$670	$527
Inventory reserves/valuation	2,625	2,434
Warranty reserve	540	383
Accrued severance and other acquisition costs	79	375
Accrued compensation costs	835	843
Supplemental retirement plan	857	800
Accrued expenses	504	424
Accrued lease costs	185	204

Total deferred tax assets	6,295	5,990

Deferred tax liabilities:
Pension	(1,430)	(1,499)
Excess depreciation	(2,151)	(2,174)
Other	(32)	(151)

Total deferred tax liabilities	(3,613)	(3,824)

Net deferred tax asset	$2,682	$2,166

8.    Commitments and Contingencies

(a)    Operating leases

The Company rents several manufacturing and warehouse facilities under operating lease agreements, one of which is with a related party (Note 12). Rent expense under all lease agreements amounted to approximately $1.6 million, $1.8 million and $1.8 million in 2003, 2002 and 2001, respectively.

At December 31, 2003 and 2002, approximately $469,000 and $525,000, respectively, was recorded as accrued lease costs related to leased facilities no longer in use by one of the Company’s subsidiaries (Note 12). The accrual represents the discounted future rental payments, net of estimated sublease income. At December 31, 2003 and 2002, approximately $65,000 and $56,000, respectively, were included in accrued expenses.

The following is a schedule of the future minimum lease payments under operating leases which expire through 2010.

Year ending December 31,
(in thousands)
2004	$1,508
2005	1,321
2006	1,184
2007	1,055
2008	877
Thereafter	2,598

Total minimum lease payments	$8,543

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)    Other

Consistent with other entities its size, the Company is party to legal actions and claims, none of which individually or in the aggregate, in the opinion of management, are expected to have a material adverse effect on the Company’s results of operations, cash flows or financial position.

The Company has employment agreements with certain members of management that expire through 2006.

9.    Redeemable Convertible Preferred Stock

Effective upon the consummation of a recapitalization that the shareholders of KCI entered into in May of 2000, KCI issued Preferred and Common Stock (the “Recapitalization). Concurrent with the Recapitalization, common shareholders exchanged approximately 863,000 shares of Common Stock, through a treasury stock transaction, for Preferred Stock which was immediately sold to Kelso & Co. and affiliates (“Kelso”), an independent investment group. In addition, Kelso purchased from the Company approximately 55,000 shares of Preferred Stock. Kelso owns all of the outstanding Preferred Stock of KCI, which has a par value of $0.001. Kelso paid approximately $107.8 million (“Kelso Purchase Price”) for all Preferred Stock, which the Company recorded as the fair value of the preferred stock. The Company has 1.1 million authorized shares of Preferred Stock and the Preferred Stock earns a dividend equal to 1% of the holders’ original purchase price plus any earned dividends and is payable in kind. The dividend compounds on a semi-annual basis. The Preferred Stock is not entitled to vote for the election of directors but is entitled to designate two members of KCI’s seven member Board of Directors. In addition, the Preferred Stock has certain approval rights and is convertible into Common Stock at the holder’s option on a one for one share exchange basis.

The Preferred Stock held by Kelso & Co. has a liquidation preference equal to the Kelso Purchase Price plus any accrued dividends, and is redeemable for cash at the option of the holder after June 2, 2009.

10.    Stockholders Equity

(a)    Common Stock

The Company has authorized 5.0 million shares of Common Stock, which has a par value of $0.001. Members of the Company’s Board of Directors as well as company management hold the outstanding shares of Common Stock.

During 2003 and 2001, the Company repurchased 1,490 and 7,713 shares of Common Stock for approximately $100,000 and $906,000, respectively. The shares were repurchased from shareholders who were no longer part of the Company’s operating management and were retired by the Company.

(b)    Stock Incentive Plans of KCI

In 1998, KCI adopted a Long-Term Incentive Plan (the “1998 Plan”) to attract, retain and provide additional incentive to employees. In 2000, the Company adopted the Key Components, Inc. Stock Incentive

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plan (the “KCI Plan”). Awards under either plan may take the form of incentive stock options of KCI or non-qualified stock options of KCI. Upon the adoption of the KCI Plan, no further grants will be made under the 1998 Plan. All the options under the 1998 Plan, which account for the purchase of approximately 52,000 shares of common stock, were vested at December 31, 2003.

Under the KCI Plan, options to purchase approximately 45,000 shares of common stock were vested at December 31, 2003. Options to purchase approximately 5,700 shares of common stock vest over the next three years. The remaining options issued under the KCI Plan to purchase approximately 88,000 shares of common stock (the “Exit Options”) vest only after a change in control of the Company and if KCI’s preferred shareholders obtain a targeted return on their investment. The vesting event would allow the holder to be compensated for the net accretive value of the underlying shares. The Company would take a charge to earnings for the accretion in value upon the date that the Company is reasonably assured that such criteria would be satisfied. The holders of vested options under the KCI Plan can, under certain circumstances, require KCI to repurchase the shares acquired by exercise of the vested options at fair market value, as defined in the Shareholders Agreement.

Information regarding outstanding stock options is as follows:

	1998 Incentive Plan		KCI Stock Incentive Plan
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2001	53,025	$42	118,985	$117
Options granted	—	—	12,711	125
Options canceled	(1,053)	(95)	(1,500)	(122)

Options outstanding at December 31, 2001	51,972	40	130,196	118
Options granted	—	—	11,350	100
Options canceled	(169)	(95)	(1,750)	(117)

Options outstanding at December 31, 2002	51,803	41	139,796	117
Options granted	—	—	1,338	100
Options canceled	—	—	(2,100)	(112)

Options outstanding at December 31, 2003	51,803	$41	139,034	$116

Exercise prices per share	—	$25-$95	—	$100-$125

Shares available for options	—	—	65,845	—

A summary of stock options at December 31, 2003 is as follows:

				Options Exercisable
	Weighted Average			Weighted Average
Range of Exercise Prices	Shares	Life (yrs)	Price	Shares	Exercise Price
$25-$35	44,578	3.3	$33	44,578	$33
$75-$95	7,225	5.9	$85	7,225	$85
$117-$125	139,034	6.8	$116	45,073	$117

	190,837			96,876

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company accounts for the outstanding options under the two plans using the intrinsic method as provided under APB Opinion 25 and related Interpretations. Accordingly, as the exercise price of options was at or above the market value estimated by management, based on an independent appraisal, at date of grant, no compensation cost has been recognized.

Pro forma information regarding net income is required by SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosures” and has been determined as if the Company had accounted for its employee stock options under the fair value method with the following assumptions:

	Year ended December 31,
	2003	2002	2001
Weighted average risk-free interest rate	4.9%	4.9%	5.2%
Dividend yield	None	None	None
Weighted average expected life	5.8 years	6.0 years	7.3 years

Had compensation cost for the stock options been determined based on the fair values at the grant dates, the Company’s net income would have been reduced to the pro forma amounts indicated below:

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Net (loss) income
As reported	$(3,430)	$(6,631)	$4,731
Option Expense, net of income taxes	(398)	(453)	(364)

Pro forma	$(3,828)	$(7,084)	$4,367

11.    Retirement Plans

(a)    401(k) Plans

At December 31, 2003, the Company had two 401(k) plans in effect. The Company’s employees at domestic locations, other than those of Acme, are covered under the Key Components, Inc. Plan, which the Company matches 50% of the employees’ contributions up to 4% of each covered employee’s annual compensation. The employees of Acme are covered by a separate 401(k) plan. Employer contributions to the Acme plans are discretionary. Employer contributions in the aggregate were approximately $355,000, $358,000 and $414,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

(b)    Profit Sharing Plan

The Company sponsors a profit sharing plan for all non-union employees at two subsidiaries acquired in 1999. Under this plan, contributions are discretionary and limited to a percentage of eligible employees’ compensation. There was no profit sharing expense for this plan for the year ended December 31, 2003, 2002 and 2001. In December 2002 the plan was terminated and distributions of approximately $3.3 million were completed to the former participants.

(c)    Pension Plans

The Company has a non-contributory defined benefit pension plan covering substantially all the employees of Acme (the “Acme Pension Plan”). The formula covering the employees of Acme provides

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pension benefits based upon the employee’s individual yearly compensation. The Acme Pension Plan assets are managed and invested by a financial institution. Upon acquiring Acme, management had decided to terminate the Acme Pension Plan. At December 31, 2002, the Company had recorded against the prepaid pension asset approximately $1.8 million of anticipated excise tax liabilities and the estimated future employer 401(k) contribution liability related to the participant accounts of former Acme Pension Plan participants who participate in the Key Components, Inc. 401(k) plan that will be paid using part of the Acme Pension Plan over-funding. In January 2003, management decided to retain the pension plan indefinitely. As a result the termination liabilities were recorded against the unrecognized net actuarial loss on the books of the Company.

In addition, Gits has a noncontributory defined benefit pension plan (the “Gits Plan”) covering its union employees retiring after August 1, 1993. Pension benefits are based on a multiple of a fixed amount per month and years of service, as defined in the union agreement. Benefits of the Gits Plan generally vest over a seven-year period. The assets of the Gits Plan are managed and invested by an insurance company.

It is the Company’s funding policy for the Gits Plan and the Acme Pension Plan to fund at least an amount necessary to satisfy the minimum requirements of the Employee Retirement Income Security Act of 1974. The amount to be funded is subject to annual review by management and its consulting actuary. In recent years, funding contributions have been restricted due to application of Internal Revenue Code full-funding limitations. No funding has been required during the three years ended December 31, 2003.

At December 31, 2003, approximately 94% of the plans’ assets are invested in cash and cash equivalents and 6% are invested in equities. At December 31, 2002, approximately 0.4% of the plans’ assets were invested in cash and cash equivalents, 54% were invested in equities and 45.6% were invested in fixed income securities and annuities.

Summarized information of the Plans is as follows:

Pension Obligation

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Benefit obligation at beginning of year	$18,513	$18,586	$17,867
Service cost	391	519	513
Interest cost	1,138	1,104	1,055
Actuarial gain (loss)	778	504	(29)
Benefits paid	(2,136)	(2,200)	(820)

Benefit obligation at end of year	$18,684	$18,513	$18,586

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plan Assets

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Fair value of plan assets at beginning of year	$18,527	$21,996	$23,583
Actual return on plan assets	1,603	(1,226)	(733)
Benefits paid	(2,136)	(2,200)	(820)
Other	(51)	(43)	(34)

Fair value of plan assets at end of year	$17,943	$18,527	$21,996

Amounts recognized in the balance sheet

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Funded status	$(741)	$14	$3,410
Unrecognized net actuarial loss (gain)	3,363	5,020	2,365
Recorded liability for future 401(k) contributions and excise taxes	—	(2,080)	(2,269)
Unrecognized prior service cost (benefit)	64	73	82

Net amount recognized	$2,686	$3,027	$3,588

Amounts recognized in the balance sheet consist of

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Prepaid benefit cost	$2,684	$3,027	$3,588
Accrued benefit cost	(284)	—	—
Intangible assets	64	—	—
Accumulated other comprehensive income (gross)	222	—	—

Net amount recognized	$2,686	$3,027	$3,588

Information for pension plans with an accumulated benefit obligation in excess of plan assets

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Projected benefit obligation	$1,397	$1,183	$1,149
Accumulated benefit obligation	1,397	1,183	1,149
Fair value of plan assets	1,113	1,041	1,154

Components of Net Periodic Cost (Benefit)

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Service cost	$443	$562	$547
Interest cost	1,138	1,104	1,055
Expected return on plan assets	(1,323)	(1,636)	(1,785)
Other	83	531	7

Net periodic cost (benefit)	$341	$561	$(176)

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Weighted average assumptions used to determine benefit obligations

	Year ended December 31,
	2003	2002	2001
Discount rate	6.0%	6.5%	6.0%
Rate of compensation increase	3.0%	3.0%	0.0%

Weighted average assumptions used to determine net periodic pension expense

	Year ended December 31,
	2003	2002	2001
Discount rate	6.5%	6.5%	6.0%
Expected long-term rate of return on assets	7.5%-8.0%	7.5%-8.0%	7.5% to 8.5%
Rate of compensation increase	3.0%	0.0%	0.0%

Additional Information

The accumulated benefit obligation of all defined benefit plans was approximately $18.0 million, $17.9 million and $18.6 million at December 31, 2003, 2002 and 2001, respectively.

In December 2002 and into the first quarter of 2003, the Acme Pension Plan paid out the current benefit obligations of the participants in the Acme Pension Plan that were formerly employed at Acme Electronics division within one year of the time of the sale.

(d)    Other retirement liabilities

At December 31, 2003 and 2002, the Company had approximately $1,051,000 and $940,000 recorded, respectively, as other long-term liabilities related to obligations under Acme’s non-qualified Supplemental Executive Retirement Plan (“SERP”) and a non-qualified post-retirement benefits plan for certain former officers of Acme. The SERP provides benefits based upon an executive’s compensation in the last year of service and is reduced by benefits received from the salaried pension plan. The nonqualified benefits plan provides post retirement health care. Six participants of this plan are retired and receiving payments under the SERP. Due to certain provisions under the SERP, the Company was required to fund approximately $1.1 million to a trust account on behalf of certain of the SERP’s participants. The assets in the trust remain a part of the books and records of the Company and are subject to the Company’s creditors.

12.    Related Party Transactions

The Company rented its former Leominster, Massachusetts manufacturing facility under an operating lease agreement entered into with a company that is co-owned by a former shareholder of KCI. The lease expired on May 31, 2003 in accordance with its terms. Rental payments for the three years ended December 31, 2003 were approximately $91,000, $217,000, and $213,000, respectively.

The Company rents one of its manufacturing facilities under an operating lease agreement entered into with a company that is co-owned by the President of Elliott who also is a shareholder of KCI. The terms of the lease, which expires December 31, 2008, provide for annual rent increases of 5%. Rental payments amounted to $176,000, $167,000 and $159,000 for the three years ended December 31, 2003, 2002 and 2001, respectively.

The Company pays management fees to Millbrook, a party related to certain shareholders of the Company. These management fees amounted to $175,000, $175,000 and $920,000 for the years ended

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003, 2002 and 2001, respectively. KCI, Kelso and certain shareholders of KCI entered into a Shareholders Agreement and a Registration Rights Agreement and KCI and Kelso entered into an Advisory Agreement. As part of Advisory Agreement, KCI is required to pay a $325,000 annual management fee to Kelso. Kelso agreed that amounts paid by Millbrook Capital Management (“Millbrook”) (Note 12) to Kelso out of management fees received by Millbrook from KCI or KCLLC would offset KCI’s obligation to Kelso under the Advisory Agreement between Kelso and KCI. These are recorded as part of the Company’s corporate expenses.

13.    Statement of Cash Flows

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$10,864	$12,724	$15,608
Income taxes	$227	$5,305	$3,050

14.    Subsequent Events

(a)    Hudson Lock

The Company’s lock product line’s net sales declined significantly during the three years ended December 31, 2003. Net sales of the lock product line were approximately $17.2 million, $21.8 million and $32.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Management attributes such decline to the downturn in the economy plus the impact of foreign competition, both of which have led to the product line becoming a commodity over that period. As the net sales volume eroded, the shift in manufacturing to Mexico negatively impacted customer service and quality. Further, the decline in sales volume made it prohibitive to support the dual overhead infrastructures of its domestic and Mexico manufacturing facilities. As a result, the Company closed the lock manufacturing facility in Mexico in February 2004. In closing the facility, the Company recorded a charge of approximately $664,000 for severance, closing costs and to adjust inventory and leaseholds to the lower of cost or fair value. In addition, the Company recorded a charge of approximately $605,000 to record the balance of the lease of the facility on a present value basis, less any estimate for sublease income.

In March 2004, the Board of Directors of KCI and KCLLC concluded to sell Hudson Lock, LLC (“Hudson”). In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded the assets and liabilities of Hudson as held for sale and reported the results as discontinued operations. Based on initial indications of value from prospective buyers, at June 30, 2004, the Company recorded a charge of approximately $4.3 million (net of tax benefit of approximately $2.6 million) to reduce the carrying value of the assets held for sale to its fair value.

On October 22, 2004, the Company consummated the sale of the net assets of Hudson to Waveland Investments (“the Buyer”), an independent third party. As a result of the sale, the domestic assets, which primarily consisted of accounts receivable, inventory and fixed assets, and the domestic liabilities of Hudson were sold to the Buyer for consideration of approximately $4.5 million, consisting of a note receivable of approximately $1.2 million with the balance of the proceeds being paid in cash. The note receivable matures on April 22, 2008 and requires payment of interest at 8.0% per annum through April 22, 2005, 10% per annum through October 2005 and 14% per annum subsequent to October 2005 until the maturity date. The Buyer has the ability to convert the outstanding interest due to the Company to additional notes receivable, which would then be due and payable on the same date as the original note. If Hudson meets certain operating thresholds the Buyer is required to prepay portions of the outstanding note receivable and the

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Buyer has the right to prepay the balance of the notes receivable. The note receivable is subordinate to the Buyer’s acquisition and operating debt. The remaining assets and liabilities of Hudson’s Mexico operations, which are not material, were not sold in the transaction. The Company used the cash proceeds received in the transaction to pay down outstanding bank debt. As a result of the expected proceeds from the sale, at September 30, 2004, the Company recorded an additional charge of approximately $680,000 (net of tax benefit of approximately $351,000) to reduce the carrying value of the assets held for sale to the lower of cost or fair value.

The following table summarizes the net assets of the lock product line:

	December 31, 2003	December 31, 2002
	(In thousands)
Accounts receivable	$2,011	$3,319
Inventory	4,628	4,443
Other current assets and prepaid expenses	524	277
Plant and equipment, net	6,018	6,487
Goodwill	—	17,374
Deferred tax assets	7,283	2,550

Assets held for sale	20,464	34,450

Accounts payable	845	1,077
Accrued wages and related expenses	562	423
Accrued expenses	515	625

Liabilities associated with assets held for sale	1,922	2,125

Net assets of lock product line	$18,542	$32,325

The following summarizes the operations of the lock business for the three years ended December 31, 2003:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Net sales	$17,194	$21,833	$32,678

(Loss) income from discontinued operations, net of taxes (benefit) of $(6,358), $(2,428) and $3,055, respectively	$(13,223)	$(7,853)	$3,994

(b)    Advanced Devices, Inc.

On May 7, 2004, the Company acquired the net assets of Advanced Devices, Inc. (“ADI”) for a purchase price of approximately $8.0 million and assumed liabilities of approximately $62,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $6.2 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The ADI product line, which manufactures electrical wiring devices, has been integrated into the Company’s Napa Valley, California manufacturing facility. The Company paid approximately $6.1 million in cash at closing and borrowed approximately $4.5 million on its revolving credit facility to partially finance this acquisition. The purchase agreement required approximately 75% of the total purchase price to be paid at closing, 10% to be paid at the earlier of the date when the product line is fully integrated into the Company’s Napa, California manufacturing facility or March 7, 2005, and the remainder over the next four years annually commencing on May 7, 2005.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c)    Amveco Magnetics, Inc.

On August 23, 2004, the Company acquired the common stock of Amveco Magnetics, Inc. (“Amveco”), a Texas corporation, for a purchase price of approximately $6.0 million, subject to adjustment, less assumed liabilities of approximately $2.1 million. In October 2004, the Company paid approximately $462,000 of additional consideration related to the closing balance sheet. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.5 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The agreement calls for three contingent payments, two of which up to $1.0 million in aggregate and the other based upon a percentage of revenues exceeding a baseline specified in the purchase agreement, based on the performance of the business for the six months ended September 30, 2004 and for the year ending December 31, 2005. In addition, the Company currently has approximately $1.6 million in escrow, which is included in other assets, related to the Amveco transaction. The escrow was established to cover potential liabilities related to the Mexico operation of Amveco. The agreement calls for the escrow to be paid upon certain open issues related to the legal and tax establishment of the Mexico operation are rectified. The contingent payments and any payments out of escrow, if made, will be recorded as goodwill at the time of payment. Amveco, which manufactures torroidal transformers primarily for medical applications, will be integrated into the Company’s Monterrey, Mexico and Lumberton, North Carolina facilities. The Company paid approximately $6.0 million in cash at closing and borrowed approximately $5.0 million on its revolving credit facility to partially finance this acquisition.

(d)    Sale of KCI

In November 2004, the board of KCI authorized the sale of the Company to Actuant Corporation, a publicly traded company. The sales price, which is to be paid in cash, is approximately $315 million, less expenses and net debt (outstanding debt of the Company, as defined in the agreement, less cash) of the Company as of the date the transaction closes. The Company’s outstanding options to purchase common stock will all exercise, except for the Exit Options which will terminate. Options exercised will be settled for cash. The agreement calls for a $20 million escrow, which will remain in place for three years to cover the indemnities under the agreement. The sale is expected to close during December 2004. The agreement calls for a purchase price adjustment if the Company’s working capital (current assets less current liabilities) is under a certain threshold as of the closing date of the agreement. In connection with the sale process, the Company entered into agreements with its corporate executives whereby they receive a bonus contingent on the sales price of the Company.

PROSPECTUS

$600,000,000

APPLIED POWER INC.

DEBT SECURITIES, CUMULATIVE PREFERRED STOCK,

CLASS A COMMON STOCK, WARRANTS,

STOCK PURCHASE CONTRACTS AND

STOCK PURCHASE UNITS

APPLIED POWER CAPITAL TRUST I

APPLIED POWER CAPITAL TRUST II

PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED,

AS DESCRIBED HEREIN, BY APPLIED POWER INC.

Applied Power Inc., a Wisconsin corporation (the “Company”), may offer and sell from time to time, together or separately, (i) its unsecured debt securities (“Debt Securities”), which may be senior (the “Senior Debt Securities”), subordinated (the “Subordinated Debt Securities”), or junior subordinated (the “Junior Subordinated Debt Securities”) in priority of payment, (ii) shares of its Cumulative Preferred Stock, par value $1.00 per share, which may be represented by depositary shares as described herein (the “Preferred Stock”), (iii) shares of its Class A Common Stock, par value $.20 per share (the “Class A Common Stock”), (iv) warrants (the “Warrants”) to purchase any of the foregoing Debt Securities, Preferred Stock or Class A Common Stock, (v) stock purchase contracts (“Stock Purchase Contracts”) to purchase shares of Class A Common Stock or (vi) stock purchase units (“Stock Purchase Units”), each representing ownership of a Stock Purchase Contract and any of (x) Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Preferred Securities (as defined below) of an Applied Power Trust (as defined below), securing the holder’s obligation to purchase Class A Common Stock under the Stock Purchase Contract. The Debt Securities, the Preferred Stock, the Class A Common Stock, the Warrants, the Stock Purchase Contracts and the Stock Purchase Units, together with the Preferred Securities and the related Guarantees (as defined below), are collectively referred to herein as the “Securities.” The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering thereof and to be set forth in a supplement or supplements to this Prospectus (each, a “Prospectus Supplement”). The Securities may be sold for U.S. dollars, foreign currencies or foreign currency units, and the Securities may be payable in U.S. dollars, foreign currencies or foreign currency units.

Applied Power Capital Trust I and Applied Power Capital Trust II, each a statutory business trust created under the laws of the State of Delaware (each, an “Applied Power Trust,” and collectively, the “Applied Power Trusts”), may severally offer preferred securities (the “Preferred Securities”) representing undivided beneficial ownership interests in the assets of such Applied Power Trust. The Company will be the owner of the common securities (the “Common Securities,” and, together with the Preferred Securities, the “Trust Securities”) of each Applied Power Trust. The payment of periodic cash distributions (“Distributions”) with respect to Preferred Securities of each of the Applied Power Trusts out of monies held by the Property Trustee (as defined herein) of such Applied Power Trust, and payments on liquidation of such Applied Power Trust and on redemption of Preferred Securities of such Applied Power Trust, will be guaranteed by the Company as and to the extent described herein (each, a “Guarantee”). See “Description of Guarantees.” The Company’s obligation under each Guarantee is an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company. Except as otherwise provided in the applicable Prospectus Supplement, (i) concurrently with the issuance by an Applied Power Trust of its Preferred Securities, such Applied Power Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Company’s Junior Subordinated Debt Securities (the “Corresponding Junior Subordinated Debt Securities”) with terms directly corresponding to the terms of that Applied Power Trust’s Preferred Securities, (ii) the Corresponding Junior Subordinated Debt Securities will be the sole assets of that Applied Power Trust and (iii) payments under the Corresponding Junior Subordinated Debt Securities will be the only revenue of each Applied Power Trust. Unless otherwise specified in an applicable Prospectus Supplement, the Company may redeem the Corresponding Junior Subordinated Debt Securities (and cause the redemption of Trust Securities) or may dissolve each Applied Power Trust and, after satisfaction of creditors of such Applied Power Trusts as provided by applicable law, cause the Corresponding Junior Subordinated Debt Securities to be distributed to the holders of Preferred Securities in liquidation of their interests in the applicable Applied Power Trust. See “Description of Preferred Securities––Liquidation Distribution upon Dissolution.”

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 27, 1999.

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement or Supplements, together with the terms of the offering of any such Securities, the initial price thereof, the net proceeds from the sale thereof and the intended use or uses of such proceeds. The Prospectus Supplement will also set forth with respect to the particular Securities offered, certain terms thereof, including, where applicable, (i) in the case of Debt Securities, the designation, aggregate principal amount, authorized denominations and priority thereof, the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Debt Securities may be payable, the date on which such Debt Securities will mature, the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate, the dates on which such interest, if any, will be payable, the deferral of payment of any interest, any conversion or exchange provisions, any redemption or sinking fund provisions and any additional or other rights, preferences, privileges, limitations and restrictions relating to such Debt Securities, (ii) in the case of Preferred Stock, the specific designation, number of shares or fractional interests therein and any dividend, liquidation, redemption, exchange, voting, conversion and other rights, preferences and privileges, (iii) in the case of Class A Common Stock, the aggregate number of shares offered and market price and dividend information, (iv) in the case of the Warrants, the Debt Securities, the Preferred Stock or Class A Common Stock, respectively, for which each such Warrant is exercisable and the exercise price, duration, detachability and other terms of the Warrants, (v) in the case of Stock Purchase Contracts, the designation and number of shares of Class A Common Stock issuable thereunder, the purchase price of the Class A Common Stock, the date or dates on which the Class A Common Stock is required to be purchased by the holders of the Stock Purchase Contracts and any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred Securities of an Applied Power Trust securing the holders’ obligation to purchase the Class A Common Stock under the Stock Purchase Contracts, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract by delivering cash in exchange for the underlying collateral and, if applicable, whether the Company will issue to such holder a Prepaid Security (as defined herein) as a result of such early settlement and the specific terms of the Prepaid Security and (vii) in the case of Preferred Securities of an Applied Power Trust, the specific designation, number of securities, liquidation amount per security, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Corresponding Junior Subordinated Debt Securities of the Company. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to the Securities described in the Prospectus Supplement. All or a portion of the Securities may be issued in permanent or temporary global form (each a “Global Security”).

The aggregate initial offering price of all Securities shall not exceed $600,000,000 (or, if any Securities are issued (i) with any initial offering price denominated in a foreign currency or currency unit, such amount as shall result in aggregate gross proceeds equivalent to $600,000,000 at the time of initial offering or (ii) at an original issue discount, such greater amount as shall result in aggregate gross proceeds of $600,000,000).

The Securities may be sold through underwriters or dealers or may be sold by the Company and/or each Applied Power Trust directly or through agents designated from time to time. The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation will be set forth in the Prospectus Supplement.

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the

Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the “Commission”), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and accessed electronically at the web site maintained by the Commission (http://www.sec.gov). Such material can also be inspected at the offices of the New York Stock Exchange (the “NYSE”), 20 Broad Street, New York, New York 10005, where the Class A Common Stock is listed (symbol “APW”).

This Prospectus constitutes part of a Registration Statement on Form S-3 filed by the Company and the Applied Power Trusts with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.

No separate financial statements of the Applied Power Trusts have been included herein. The Company and the Applied Power Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Applied Power Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each Applied Power Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Junior Subordinated Debt Securities of the Company and issuing the Trust Securities and (iii) the Company’s obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee Agreement (as defined herein), the applicable Trust Agreement (as defined herein), the Corresponding Junior Subordinated Debt Securities and the applicable Securities Resolution under the Indenture (as defined herein), taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust’s obligations under the Preferred Securities. See “The Applied Power Trusts,” “Description of Preferred Securities,” “Description of Debt Securities—Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities” and “Description of Guarantees.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company (Commission File No. 1–11288) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1998;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 1998;

(c) The Company’s Current Report on Form 8-K dated September 29, 1998 and Amendment No. 1 thereto on Form 8-K/A filed December 11, 1998; and

(d) The description of the Class A Common Stock contained in the Company’s Current Report on Form 8-K dated August 12, 1998 filed for the purpose of updating and superseding the description of the Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed on August 11, 1987, as previously updated by the Company’s Current Report on Form 8-K dated January 28, 1991.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of Securities, upon the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Applied Power Inc., 13000 West Silver Spring Drive, Butler, Wisconsin 53007 (telephone: (414) 783-9279).

Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars (“$”, “dollars” or “U.S.$”).

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This Prospectus and any Prospectus Supplement (including the documents incorporated herein or therein by reference) may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “objective” and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause the Company’s actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption “Risk Factors That May Affect Future Results” or similar cautionary captions in the documents incorporated herein by reference.

THE COMPANY

The Company, a Wisconsin corporation incorporated in 1910, is a diversified global company engaged in the business of providing tools, equipment, systems and supply items to a variety of end-users and original equipment manufacturers (“OEMs”) in the manufacturing, computer, semiconductor, telecommunication, datacom, construction, electrical, transportation, recreational vehicle, natural resources, aerospace, defense, and other industries.

The Company’s operations are divided into three business segments:

•	Enclosure Products and Systems

Electronic enclosure products, systems and technical environment solutions sold into the telecommunications, computer networking, semiconductor equipment, medical, electronic and manufacturing environments.

•	Engineered Solutions

Motion, vibration control and magnetic applications and systems primarily for OEM customers.

•	Tools and Supplies

Industrial and electrical tools and supplies sold primarily through distributors and mass merchandisers.

Enclosure Products and Systems

Enclosure Products and Systems (“EPS”), formerly known as Technical Environments and Enclosures, provides users and manufacturers of electronic equipment with technical furniture and electronic enclosure products and systems. Technical furniture, sold primarily under the Wright Line brand name, is used to configure the environment in which computers reside, including computer room, manufacturing or technical office environments. Electronic enclosure products are cabinets, racks and subracks that are sold under the Stantron and VERO brand names. Other products include backplanes, power supplies and cases sold under the VERO, Danica and ZERO Halliburton ® brand names, respectively. In addition to providing standard products, EPS sells customized electronic enclosure systems allowing the Company to provide completely integrated and tested products to a wide array of customers including the telecommunication, computer networking, semiconductor manufacturing equipment and automated teller machines markets. The systems business is driven by the desire of many producers of electronic components to outsource manufacturing and it relies heavily on EPS’ skills in new product development, supply chain management, assembly and testing. EPS also has a global drop ship capability. EPS products are primarily sold direct, with specific standard products going through distribution in selected markets. EPS sales and manufacturing locations are mainly in Europe and North America.

Engineered Solutions

Engineered Solutions (“ES”) is a technology based business providing customized solutions to OEM customers in the truck, aerospace, automotive, recreational vehicle, electrical/electronic enclosures and other general industrial markets. ES possesses particular competence in hydraulic, electromechanical, rubber/elastomer molding, magnetic, thermal systems and electronic control techniques. Principal brand names that ES trades under include McLean, Barry Controls, Power Gear, Power Packer, Vlier, Mox-Med and Eder. The segment’s sales, engineering and manufacturing activities are primarily in Europe and North America. As an OEM supplier, ES operates as a just-in-time supplier and maintains numerous quality certifications including ISO 9001 and ISO 9000. Most ES sales are diversified by customer and end user industry and are primarily sold through direct sales persons, with sales representatives and distributors used in certain situations.

Tools and Supplies

Tools and Supplies (“TS”) provides a wide array of electrical and industrial tools and supplies to wholesale distributors, catalogs and various retail channels of distribution. TS provides over 10,000 stock keeping units (“SKUs”), most of which are designed and manufactured by the Company in North America. TS has particular expertise in hydraulic design and plastic injection molding. The Company maintains a sophisticated sourcing operation to supply additional products to supplement its own products and meet its customers’ needs. Principal brand names used by the Company include Enerpac, GB Gardner Bender, Ancor, Calterm and Del City. End user markets include general industrial, construction, retail marine, retail automotive, do-it-yourself and production automation. To provide its customers with the service levels required, TS maintains a sophisticated warehouse and physical distribution capability in North America, Europe and Asia. Certain products are sold on an OEM basis.

* * * * *

The Company has had an active acquisition program and regularly reviews acquisition opportunities in the ordinary course of its business, some of which may be material. Such opportunities may be under investigation, discussion, or negotiation at any particular time or from time to time.

The Company’s principal executive offices are located at 13000 West Silver Spring Drive, Butler, Wisconsin 53007, and its telephone number is (414) 783-9279.

USE OF PROCEEDS

Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities (other than the Trust Securities) to refinance, in part, existing indebtedness and/or for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities. The Company expects from time to time to continue to incur short–term and long–term debt and to effect other financings, the amounts of which cannot now be determined. Each Applied Power Trust will use all proceeds received from the sale of its Trust Securities to purchase the applicable Corresponding Junior Subordinated Debt Securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for the Company for the periods indicated.

	Three Months Ended November 30, 1998 (1)(2)	Years Ended August 31,
		1998(3)	1997	1996	1995	1994
Ratio of Earnings to Fixed Charges (4)(5)	2.6	2.6	5.3	7.4	5.5	4.0

(1)	The Company’s business has historically experienced the effects of seasonality where the second half of the fiscal year generally produces better results than the first half. The results for the first quarter ended November 30, 1998, are not necessarily indicative of full year results.
(2)	Net earnings for the three month period ended November 30, 1998, include a one-time pre-tax contract termination charge of $7,824,000. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 3.1.
(3)	1998 net earnings include a non-recurring restructuring charge of $52,637,000 which related to merger costs, various plant consolidations, and other cost reductions and product rationalization efforts of the Company. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 4.6.

(4)	The ratios reflect the combined results of operations and financial position of the Company and ZERO Corporation, acquired by merger on July 31, 1998, restated for all periods presented pursuant to the pooling-of-interests method of accounting, and reflect the results of other acquired companies from their respective effective dates of acquisition in accordance with the purchase method of accounting.
(5)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes, cumulative effect of change in accounting methods, discontinued operations, extraordinary items and fixed charges. “Fixed charges” consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

THE APPLIED POWER TRUSTS

Each Applied Power Trust is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as depositor of such Applied Power Trust, and the Issuer Trustees (as defined herein) of such Applied Power Trust and (ii) a certificate of trust filed with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each as so amended and restated, a “Trust Agreement”) substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each Applied Power Trust exists for the exclusive purposes of (i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Junior Subordinated Debt Securities issued by the Company and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Each of the Applied Power Trusts is a separate legal entity, and the assets of one will not be available to satisfy the obligations of any other similar trust which may be created.

All of the Common Securities of each Applied Power Trust will be owned by the Company. The Common Securities of an Applied Power Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Applied Power Trust, except that upon the occurrence and continuance of a Trust Event of Default (as defined herein) resulting from an Event of Default with respect to Corresponding Junior Subordinated Debt Securities, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such Applied Power Trust. See “Description of Preferred Securities—Subordination of Common Securities.” The Company will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each Applied Power Trust.

Unless otherwise specified in the applicable Prospectus Supplement, each Applied Power Trust has a term of approximately 50 years, but may dissolve earlier as provided in the applicable Trust Agreement. Each Applied Power Trust’s business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Unless otherwise specified in the applicable Prospectus Supplement, the trustees for each Applied Power Trust will be The First National Bank of Chicago, as the Property Trustee (the “Property Trustee”), First Chicago Delaware Inc., as the Delaware Trustee (the “Delaware Trustee”), and two individual trustees (the “Administrative Trustees”) who are employees or officers of or affiliated with the Company (collectively, the “Issuer Trustees”). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, The First National Bank of Chicago will act as trustee under the Guarantee Agreement (as defined herein). See “Description of Guarantees” and “Description of Debt Securities—Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities.” The holder of the Common Securities of an Applied Power Trust, or the holders of a majority in liquidation amount of the outstanding related Preferred Securities if a Trust Event of Default resulting from an Event of Default with respect to Corresponding Junior Subordinated Debt Securities for such Applied Power Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Applied Power Trust. In no event will the holders of the

Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. Pursuant to the Indenture, the Company, as borrower, will pay all fees and expenses related to each Applied Power Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Applied Power Trust.

The principal executive office of each Applied Power Trust is c/o Applied Power Inc., 13000 West Silver Spring Drive, Butler, Wisconsin 53007, and its telephone number is (414) 783-9279.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be issued in one or more series under an Indenture (the “Indenture”) between the Company and The First National Bank of Chicago, as trustee (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement. The Indenture will be subject to, and governed by, the Trust Indenture Act. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by express reference to the Indenture and the Securities Resolution (which may be in the form of a resolution or a supplemental indenture) authorizing a series (copies of which have been or will be filed with the Commission). All article and section references herein are to the articles and sections of the Indenture, and all capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

The Debt Securities will constitute senior, subordinated or junior subordinated debt of the Company. The Debt Securities will be issued under one or more separate Securities Resolutions for Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

General

The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions creating such series. The Indenture does not restrict the amount of debt that may be incurred by the Company or any subsidiary. The Indenture does not contain any covenant or other provision that is specifically intended to afford any Holder special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in the ratings or credit quality of the Company. As of the date of this Prospectus, there were no Debt Securities outstanding under the Indenture. The ranking of a series of Debt Securities with respect to all indebtedness of the Company will be established by the Securities Resolution creating such series. As of November 30, 1998, approximately $872 million of existing indebtedness of the Company would have ranked pari passu with the Senior Debt Securities and senior to the Subordinated Debt Securities and the Junior Subordinated Debt Securities and there was no existing indebtedness of the Company that would have ranked pari passu with the Subordinated Debt Securities and senior to the Junior Subordinated Debt Securities. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons unless otherwise indicated in the applicable Prospectus Supplement.

Terms

Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such Debt Securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate or rates, if any, or method of calculating the interest rate or rates; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company including any sinking fund; (9) the terms of any conversion or exchange right; (10) the terms of any redemption at the option of Holders; (11) any tax indemnity provisions; (12) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below); (14) whether and upon what terms Debt Securities may be defeased; (15) whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; (17) the ranking of the Debt Securities, including the relative degree, if any, to which the Debt Securities of such series shall be subordinated to one or more other series of Debt Securities in right of payment, whether outstanding or not; (18) any provisions relating to extending or shortening the date on which the principal and premium, if any, of the Debt Securities of such series is payable; (19) any provisions relating to the deferral of payment of any interest; (20) if such Debt Securities are to be issued to an Applied Power Trust, the forms of the related trust agreement and guarantee agreement relating thereto; (21) the additions or changes, if any, to the Indenture with respect to the Debt Securities of such series as shall be necessary to permit or facilitate the issuance of such Debt Securities to an Applied Power Trust; and (22) any other terms not inconsistent with the provisions of the Indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, and in such denominations as specified in the terms of the series. (Section 2.01)

In connection with its original issuance, no bearer Debt Security will be offered, sold or delivered to any location in the United States, and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the Company to comply with United States laws and regulations. (Section 2.04)

Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

Debt Securities may be issued under the Indenture as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Debt Securities. “Discounted Debt Security” means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

The terms, if any, on which Debt Securities of any series will be convertible into or exchangeable for Class A Common Stock, Preferred Stock, Preferred Securities or other securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating to such series. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the Holder or at the option of the Company.

Certain Covenants

Any restrictive covenants which may apply to a particular series of Debt Securities will be described in the Prospectus Supplement relating thereto.

Ranking of Debt Securities

Unless stated otherwise in a Prospectus Supplement, the Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company. The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the ability of any of the Company’s subsidiaries to issue debt, and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company’s subsidiaries.

Successor Obligor

The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Debt Securities, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the Company is not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Debt Securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined below) exists. The successor shall be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Debt Securities and any coupons shall terminate. (Section 5.01)

Exchange of Debt Securities

Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.07)

Defaults and Remedies

Unless the Securities Resolution establishing the series otherwise provides (in which event the Prospectus Supplement will so state), an “Event of Default” with respect to a series of Debt Securities will occur if:

(1)  the Company defaults in any payment of interest on any Debt Securities of such series when the same becomes due and payable and the Default continues for a period of 30 days;

(2)  the Company defaults in the payment of the principal and premium, if any, of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

(3)  the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of the series as required by the Securities Resolution establishing such series;

(4)  the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 60 days after the notice specified below;

(5)  the Company pursuant to or within the meaning of any Bankruptcy Law:

(A)  commences a voluntary case,

(B)  consents to the entry of an order for relief against it in an involuntary case,

(C)  consents to the appointment of a Custodian for it or for all or substantially all of its property, or

(D)  makes a general assignment for the benefit of its creditors;

(6)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)  is for relief against the Company in an involuntary case,

(B)  appoints a Custodian for the Company or for all or substantially all of its property, or

(C)  orders the liquidation of the Company,

and the order or decree remains unstayed and in effect for 60 days; or

(7)  there occurs any other Event of Default provided for in such series. (Section 6.01)

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

“Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) If an Event of Default occurs and is continuing on a series, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the series (or, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, if, upon such Event of Default, the Trustee or the Holders of not less than 25% in aggregate principal amount of such series fail to declare the principal of all the Debt Securities of such series to be so immediately due and payable, the holders of 25% in aggregate liquidation amount of such Preferred Securities then outstanding shall have such right) by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Debt Securities of the series to be due and payable immediately. Discounted Debt Securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The Holders of a majority in principal amount of the series, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; provided, that in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding shall also have such right to rescission of acceleration and its consequences with respect to such series, subject to the same conditions set forth above. (Section 6.02) If an Event of Default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the Trustee and Holders of the series. (Section 6.03)

In the case of a series issued to an Applied Power Trust, any holder of the related Preferred Securities of such Applied Power Trust shall have the right, upon the occurrence and continuance of an Event of Default described in clauses (1) and (2) of the first paragraph of this subsection with respect to such series, to institute a suit directly against the Company to enforce payment to such holder of the principal of, and premium, if any, and interest on, the Debt Securities having a principal amount equal to the aggregate liquidation amount of such Preferred Securities held by such holder. (Section 6.06)

The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Holders of such series notice of any continuing Default if it determines that withholding the notice is in the interest of Holders of the series. (Section 7.04) The Company is required to furnish the Trustee annually a brief certificate as to the Company’s compliance with all conditions and covenants under the Indenture. (Section 4.04)

The Indenture does not have a cross–default provision. Thus, a default by the Company on any other debt, including any other series of Debt Securities, would not constitute an Event of Default. A Securities Resolution may provide for a cross–default provision, in which case the Prospectus Supplement will describe the terms thereof.

Amendments and Waivers

The Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), the Company and the Trustee may amend the Debt Securities, the Indenture and any coupons with the written consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class; provided that, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, no such amendment shall be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture shall occur, without the prior consent of the holders of not less than a majority in aggregate liquidation amount of such Preferred Securities then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest thereon have been paid in full; and provided further that, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, no amendment shall be made to the provisions of the Indenture described in the fourth paragraph under “Defaults and Remedies” above without the prior consent of the holders of each such Preferred Security then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest thereon have been paid in full. (Section 10.02) Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities of the series (or, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding). (Section 6.04) However, without the consent of each Debt Security holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non–Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a Debt Security is payable, (6) make any change that materially adversely affects the right to convert or exchange any Debt Security, or (7) waive any Default in payment of interest on or principal of a Debt Security. (Sections 6.04 and 10.02) Without the consent of any Debt Security holder, the Company and the Trustee may amend the Indenture, the Debt Securities or any coupons to cure any ambiguity, omission, defect, or inconsistency; to provide for assumption of Company obligations to Debt

Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Debt Security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth in the Indenture and described briefly below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons, and to maintain paying agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the Indenture (“legal defeasance”). The Company at any time may terminate as to a series its obligations, if any, with respect to the Debt Securities and coupons of the series under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to a particular series. (Section 8.01)

To exercise either defeasance option as to a series, the Company must (i) irrevocably deposit in trust (the “defeasance trust”) with the Trustee or another trustee money or U.S. Government Obligations, (ii) deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all Debt Securities of such series to maturity or redemption, as the case may be, and (iii) comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for federal income tax purposes. “U.S. Government Obligations” means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations. (Section 8.02)

Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities

General.    The Corresponding Junior Subordinated Debt Securities may be issued in one or more series of Junior Subordinated Debt Securities under the Indenture with terms corresponding to the terms of a series of related Preferred Securities. Concurrently with the issuance of each Applied Power Trust’s Preferred Securities, such Applied Power Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in a series of Corresponding Junior Subordinated Debt Securities issued by the Company to such Applied Power Trust. Each series of Corresponding Junior Subordinated Debt Securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related Preferred Securities and the Common Securities of such Applied Power Trust and will rank pari passu with all other series of Junior Subordinated Debt Securities. Holders of the related Preferred Securities for a series of Corresponding Junior Subordinated Debt Securities will have the rights in connection with modifications to the Indenture or upon occurrence of a Trust Event of Default (as defined under “Description of Preferred Securities—Events of Default; Notice”) relating to Corresponding Junior Subordinated Debt Securities

described under “—Amendments and Waivers,” “—Defaults and Remedies,” and “—Enforcement of Certain Rights by Holders of Preferred Securities,” unless provided otherwise in the Prospectus Supplement for such related Preferred Securities.

Unless otherwise specified in the applicable Prospectus Supplement, the Company will covenant, as to each series of Corresponding Junior Subordinated Debt Securities, (i) to maintain, directly or indirectly, 100% ownership of the Common Securities of the Applied Power Trust to which Corresponding Junior Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company’s ownership of the Common Securities, (ii) not to voluntarily dissolve, wind–up or liquidate any Applied Power Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Preferred Securities in liquidation of such Applied Power Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Applied Power Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes. For additional covenants relating to payment of certain expenses of the Applied Power Trusts, see “Description of Preferred Securities—Payment of Expenses.”

Option to Extend Interest Payment Date.    If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an “Extension Period”), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Junior Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

Redemption.    Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Corresponding Junior Subordinated Debt Securities of any series in whole at any time or in part from time to time. Corresponding Junior Subordinated Debt Securities may be redeemed in the denominations as set forth in the applicable Prospectus Supplement. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Corresponding Junior Subordinated Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Company may not redeem a series of Corresponding Junior Subordinated Debt Securities in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Subordinated Debt Securities of such series for all interest periods terminating on or prior to the redemption date.

Except as otherwise specified in the applicable Prospectus Supplement, if a Junior Subordinated Debt Security Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of an Applied Power Trust shall occur and be continuing, the Company may, at its option, redeem the Corresponding Junior Subordinated Debt Securities held by such Applied Power Trust at any time within 90 days of the occurrence of such Junior Subordinated Debt Security Tax Event or Investment Company Event, in whole but not in part, subject to the provisions of the applicable Securities Resolution. The redemption price for any such Corresponding Junior Subordinated Debt Securities shall be equal to 100% of the principal amount of such Corresponding Junior Subordinated Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable Applied Power Trust is the holder of all such outstanding Corresponding Junior Subordinated Debt Securities, the proceeds of any such redemption will be used by the Applied Power Trust to redeem the corresponding Trust Securities in accordance with their terms.

“Junior Subordinated Debt Security Tax Event” means the receipt by the applicable Applied Power Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of Corresponding Junior Subordinated Debt Securities pursuant to the applicable Securities Resolution, there is more than an insubstantial risk that (i) the applicable Applied Power Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of Corresponding Junior Subordinated Debt Securities, (ii) interest payable by the Company on such series of Corresponding Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes or (iii) the applicable Applied Power Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Investment Company Event” means the receipt by the applicable Applied Power Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in the Investment Company Act”), the applicable Applied Power Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which Change in the Investment Company Act becomes effective on or after the date of original issuance of the series of Preferred Securities issued by the Applied Power Trust.

Restrictions on Certain Payments.    The Company will, unless otherwise provided in the applicable Prospectus Supplement, covenant, as to each series of Corresponding Junior Subordinated Debt Securities, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Corresponding Junior Subordinated Debt Securities) that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Subordinated Debt Securities (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company’s shareholder rights plan (“Rights Agreement”), if any, or any successor to such Rights Agreement, and the declaration of a dividend of such rights or the issuance of stock under a Rights Agreement in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company’s benefit plans for its directors, officers or employees) if at such time (A) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Indenture with respect to the Corresponding Junior Subordinated Debt Securities of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (B) if such Corresponding Junior Subordinated Debt Securities are held by an Applied Power Trust which is the issuer of a series of related Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such related Preferred Securities or (C) the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Securities Resolution with respect to the Corresponding Junior Subordinated Debt Securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

Enforcement of Certain Rights by Holders of Preferred Securities.    If an Event of Default with respect to a series of Corresponding Junior Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay principal of or premium, if any, or interest, if any, on such series of Corresponding Junior Subordinated Debt Securities on the date such interest, premium or principal is otherwise payable, a holder of related Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, or interest, if any, on such Corresponding Junior Subordinated Debt Securities having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder (a “Direct Action”). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the applicable Applied Power Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right pursuant to the Indenture to set–off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action. Unless otherwise specified in the applicable Prospectus Supplement, the holders of the related Preferred Securities will not be able to exercise directly any remedies other than those set forth in this paragraph available to the holders of the Corresponding Junior Subordinated Debt Securities.

Regarding the Trustee

The First National Bank of Chicago will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee three months in advance and if no Default occurs during the three–month period. (Section 7.07) The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to Warrants to purchase Debt Securities (the “Debt Warrants”) are summaries of, and subject to, the detailed provisions of a Debt Warrant Agreement (the “Debt Warrant Agreement”) to be entered into by the Company and a warrant agent to be selected at the time of issue (the “Debt Warrant Agent”), a form of which will be filed with the Commission.

General

The Debt Warrants, evidenced by Debt Warrant certificates (the “Debt Warrant Certificates”), may be issued under the Debt Warrant Agreement independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the Debt Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) if applicable, the designation and terms of the Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Security; (iv) if applicable, the date on and after which the Debt Warrants and the related Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (vii) Federal income tax consequences; (viii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Debt Warrants.

Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent or any Co–Debt Warrant Agent, which will be identified in the Prospectus Supplement, or at such other office as may be set forth therein. Holders of Debt Warrants do not have any of the rights of Holders of Debt Securities (except to the extent that the consent of holders of Debt Warrants may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Debt Warrants) and are not entitled to payments of principal of and interest, if any, on such Debt Securities.

Exercise of Warrants to Purchase Debt Securities

Debt Warrants may be exercised by surrendering the Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent or at the corporate trust office of the Co–Debt Warrant Agent, if any, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent or Co–Debt Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the holder exercising the Debt Warrant and at the sole cost and risk of such holder. If less than all of the Debt Warrants evidenced by the Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

The following summary does not purport to be a complete description of the applicable provisions of the Company’s Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”), as amended from time to time, copies of which have been or will be filed with the Commission, or of applicable statutory or other law, and is qualified in its entirety by reference thereto.

The authorized capital stock of the Company as of November 30, 1998, consisted of 80,000,000 shares of Class A Common Stock, $.20 par value (“Class A Common Stock”), of which 38,674,551 shares were issued and outstanding; 7,500,000 shares of Class B Common Stock, $.20 par value (“Class B Common Stock”), none of which were issued and outstanding; and 800,000 shares of Cumulative Preferred Stock, $1.00 par value (“Preferred Stock”), none of which have been issued. Class A Common Stock and Class B Common Stock are collectively referred to herein as “Common Stock.”

Preferred Stock

The Preferred Stock may be issued in one or more series providing for such dividend rates, voting, liquidation, redemption, and conversion rights, and such other terms and conditions as the Board of Directors of the Company may determine, without further approval by holders of Common Stock. If any shares of Class B Common Stock were outstanding, any voting rights conferred on holders of Preferred Stock would be limited, with respect to the election of directors, to the power to vote together with holders of Class A Common Stock in electing a “maximum minority” of the Board of Directors, as described under “Common Stock” below.

If the Company issues any shares of Preferred Stock, the Company would be permitted to pay dividends or make other distributions upon the Common Stock (except for distributions payable in shares of Common Stock) only after paying or setting apart funds for payment of current dividends and any accrued but unpaid dividends upon the outstanding Preferred Stock, at the rate or rates designated for each series of outstanding Preferred Stock, and making provision for any mandatory sinking fund payments. In the event of voluntary or involuntary liquidation of the Company, the holders of any outstanding Preferred Stock would be entitled to receive all accrued dividends on the Preferred Stock and the liquidation amount specified for each series of Preferred Stock before any amount may be distributed to holders of the Common Stock.

Each series of Preferred Stock will have such designation, preferences, limitations and relative rights as shall be stated in the resolution or resolutions providing for the designation and issue of such series adopted by the Board of Directors (or any duly authorized committee thereof). The amendment to the Articles setting forth the terms of each series will be filed with the Commission in connection with the offering of such series of Preferred Stock. The Prospectus Supplement relating to an offering of Preferred Stock (or securities convertible into Preferred Stock) will describe terms relevant thereto including the number of shares offered, the initial offering price and the relative rights and preferences of the shares of such series.

Under the Articles, all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with other provisions in the Articles: (a) the dividend rate; (b) the price at and terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted into Common Stock, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, subject to the provisions regarding voting rights described herein.

As described under “Description of Depositary Shares,” the Company may, at its option, elect to offer depositary shares (“Depositary Shares”) evidenced by depositary receipts (“Depositary Receipts”), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined below).

The holders of Preferred Stock will have no preemptive rights. Under the Articles, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock and on a parity with each other series of Preferred Stock.

Common Stock

The rights and preferences of shares of Class A Common Stock and Class B Common Stock are identical, except as to voting power with respect to the election of directors and conversion rights.

On all matters other than the election of directors, the holders of Class A Common Stock and Class B Common Stock possess equal voting power of one vote per share, voting as a single class of stock (unless otherwise required by the Wisconsin Business Corporation Law—the “WBCL”). In the election of the Board of Directors, the holders of Class A Common Stock, voting together as a single class with the holders of any Preferred Stock which has voting power, are entitled to elect a “maximum minority” of the number of directors to be elected. As a result of the “maximum minority” provision, the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the balance of the directors, constituting a “minimum majority” of the number of directors to be elected. If an even number of directors is to be elected, the holders of Class B Common Stock will be entitled to elect two more directors than the holders of Class A Common Stock and any Preferred Stock having voting power; if the number of directors to be elected is an odd number, the holders of Class B Common Stock will be entitled to elect one more director than the holders of Class A Common Stock and any Preferred Stock having voting power. In the event there are no shares of Class B Common Stock outstanding, holders of Class A Common Stock, together with holders of any Preferred Stock having voting power, shall elect all of the directors to be elected. A director, once elected and duly qualified, may be removed only by the requisite affirmative vote of the holders of that class of stock by which such director was elected.

Holders of both classes of Common Stock are equally entitled to such dividends as the Company’s Board of Directors may declare out of funds legally available therefor. If the Company were to issue any of its authorized Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments. Certain covenants contained in the Company’s debt agreements, or in the provisions of the Articles for the benefit of any Preferred Stock that may be issued, from time to time could have the direct or indirect effect of limiting the payment of dividends or other distributions on (including redemptions and purchases of) the Company’s capital stock. Stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock.

The Articles contain provisions which provide for the conversion of Class B Common Stock into shares of Class A Common Stock on a share-for-share basis at the option of the holder, and for the automatic conversion of all outstanding shares of Class B Common Stock to Class A Common Stock on a share-for-share basis when the number of outstanding shares of Class B Common Stock was reduced below a certain threshold. All of the shares of Class B Common Stock that had been outstanding were converted into Class A Common Stock pursuant to these conversion provisions. Holders of Class A Common Stock do not have any conversion rights.

In the event of dissolution or liquidation of the Company, the holders of both classes of Common Stock are entitled to share ratably all assets of the Company remaining after payment of the Company’s liabilities and satisfaction of the rights of any series of Preferred Stock which may be outstanding. There are no redemption or sinking fund provisions with respect to the Common Stock.

The Class A Common Stock is listed on the NYSE. Firstar Bank Milwaukee, N.A., Milwaukee, Wisconsin, serves as the transfer agent for the Class A Common Stock.

General

The Articles provide that the affirmative vote of two-thirds of all shares entitled to vote thereon is required in order to constitute shareholder approval of a merger, consolidation, or liquidation of the Company, sale or other disposition of all or substantially all of its assets, amendment of the Articles or the Bylaws, or removal of a director.

Directors of the Company are currently elected to serve one-year terms. The Articles provide that the Bylaws (which may be amended by the Board of Directors or by the shareholders) may provide for the division of the Board of Directors into two or three classes, serving staggered two or three-year terms.

When the Company has received the consideration for which the Board of Directors authorized the issuance of shares, the shares issued for that consideration are fully paid and nonassessable. Shareholders are subject to personal liability under Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts owing to employees of the Company for services performed for the Company, but not exceeding six months’ service in any one case.

Holders of capital stock of the Company do not have preemptive or other subscription rights to purchase or subscribe for unissued stock or other securities of the Company.

Certain Statutory Provisions

Under Section 180.1150(2) of the WBCL, the voting power of shares of a “resident domestic corporation,” such as the Company (as long as it continues to meet the statutory definition), which are held by any person (including two or more persons acting in concert) in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of the shares in excess of 20%, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from the Company, shares acquired before April 22, 1986, and shares acquired in a merger or share exchange to which the Company is a party.

Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a “resident domestic corporation,” such as the Company (as long as it continues to meet the statutory definition), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a “significant shareholder” or an affiliate or associate thereof who is a party to the transaction. The term “business combination” is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. “Significant shareholder” is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a take-over offer.

Sections 180.1140 to 180.1144 of the WBCL prohibit certain “business combinations” between a “resident domestic corporation,” such as the Company (as long as it continues to meet the statutory definition), and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an “interested stockholder”) within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation’s board of directors. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

Under the WBCL, as amended in 1997, a “resident domestic corporation” is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin; (ii) it has significant business operations located in Wisconsin; (iii) more than 10% of the holders of record of its shares are residents of Wisconsin; or (iv) more than 10% of its shares are held of record by residents of Wisconsin. The Company is a “resident domestic corporation” for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. The Company’s Articles do not contain any such election.

These provisions of the WBCL, the ability to issue additional shares of Common Stock and Preferred Stock without further shareholder approval (except as required under NYSE corporate governance standards), and certain other provisions of the Company’s Articles (discussed above) could have the effect, among others, of discouraging take-over proposals for the Company, delaying or preventing a change in control of the Company, or impeding a business combination between the Company and a major shareholder of the Company.

DESCRIPTION OF DEPOSITARY SHARES

The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

General

The Company may, at its option, elect to have shares of Preferred Stock represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the “Deposit Agreement”) between the Company and a bank or trust company selected by the Company (the “Preferred Stock Depositary”). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Dividends and Other Distributions

The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale of such property and distribution of the net proceeds from such sale to such holders.

The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

Conversion and Exchange

If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

Redemption of Depositary Shares

If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder’s Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

Record Date

Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated

under “Charges of Preferred Stock Depositary”), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

Charges of Preferred Stock Depositary

The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

Miscellaneous

The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See “—Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS TO PURCHASE CLASS A

COMMON STOCK OR PREFERRED STOCK

The following statements with respect to the Warrants to purchase Class A Common Stock or Preferred Stock (the “Stock Warrants”) are summaries of, and subject to, the detailed provisions of a Stock Warrant Agreement (the “Stock Warrant Agreement”) to be entered into by the Company and a warrant agent to be selected at the time of issue (the “Stock Warrant Agent”), a form of which will be filed with the Commission.

General

The Stock Warrants, evidenced by Stock Warrant certificates (the “Stock Warrant Certificates”), may be issued under the Stock Warrant Agreement independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. If Stock Warrants are offered, the Prospectus Supplement will describe the terms of the Stock Warrants, including the following: (i) the offering price, if any; (ii) the number of shares of Preferred Stock or Class A Common Stock purchasable upon exercise of each Stock Warrant and the initial price at which such shares may be purchased upon exercise; (iii) if applicable, the designation and terms of the Securities with which the Stock Warrants are issued and the number of Stock Warrants issued with each such Security; (iv) if applicable, the date on and after which the Stock Warrants and the related Preferred Stock or Class A Common Stock will be separately transferable; (v) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; (vi) federal income tax consequences;(vii) call provisions of such Stock Warrants, if any; (viii) whether the Stock Warrants represented by the Stock Warrant Certificates will be issued in registered or bearer form; and (ix) any additional or other rights, preferences, privileges, limitations and restrictions relating to the Stock Warrants. The shares of Preferred Stock or Class A Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

Stock Warrant Certificates may be exchanged for new Stock Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Stock Warrant Agent or any Co–Stock Warrant Agent, which will be identified in the Prospectus Supplement, or at such other office as may be set forth therein. Holders of Stock Warrants do not have any of the rights of holders of Class A Common Stock or Preferred Stock (except to the extent that the consent of holders of Stock Warrant may be required for certain modifications of the terms of the Class A Common Stock or Preferred Stock issuable upon exercise of the Stock Warrants) and are not entitled to dividend payments on the Class A Common Stock or Preferred Stock purchasable upon such exercise.

Exercise of Stock Warrants

Stock Warrants may be exercised by surrendering the Stock Warrant Certificate at the corporate trust office of the Stock Warrant Agent or at the corporate trust office of the Co–Stock Warrant Agent, if any, with the form of election to purchase on the reverse side of the Stock Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Stock Warrants, the Stock Warrant Agent or Co–Stock Warrant Agent, if any, will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock or Class A Common Stock purchasable upon such exercise in accordance with the instructions of the holder exercising the Stock Warrant and at the sole cost and risk of such holder. If less than all of the Stock Warrants evidenced by the Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

Anti–dilution Provisions

Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including (i) the issuance of a stock dividend to holders of Preferred Stock or Class A Common Stock or a combination, subdivision or reclassification of the Preferred Stock or Class A Common Stock; (ii) the issuance of rights, warrants or options to all holders of Preferred Stock or Class A Common Stock entitling the holders thereof to subscribe for or purchase Preferred Stock or Class A Common Stock for an aggregate consideration per share less than the current market price per share of the Preferred Stock or Class A Common Stock; or (iii) any distribution by the Company to the holders of its Preferred Stock or Class A Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (i) above). No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

DESCRIPTION OF PREFERRED SECURITIES

The following description sets forth certain general terms and provisions of the Preferred Securities to which any Prospectus Supplement may relate. The particular terms of the Preferred Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Securities so offered will be described in the Prospectus Supplement relating to such Preferred Securities.

Pursuant to the terms of the Trust Agreement for each Applied Power Trust, the Administrative Trustees, on behalf of such Applied Power Trust, are authorized to issue the Preferred Securities and the Common Securities. The Preferred Securities of a particular issue will represent beneficial ownership interests in the assets of such Applied Power Trust, and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such Applied Power Trust, as well as other benefits as described in the corresponding Trust Agreement. This summary of certain provisions of the Preferred Securities and each Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of a Trust Agreement (as amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the Applied Power Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

The Preferred Securities of an Applied Power Trust will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of that Applied Power Trust except as described under “—Subordination of Common Securities.” Legal title to the Corresponding Junior Subordinated Debt Securities will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by the Company for the benefit of the holders of an Applied Power Trust’s Preferred Securities (each, a “Guarantee Agreement”) will be a guarantee on a junior subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related Applied Power Trust does not have funds on hand available to make such payments. See “Description of Guarantees.”

Distributions

Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. Except as specified in the applicable Prospectus Supplement, in the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a “Distribution Date”). Except as specified in the applicable Prospectus Supplement, a “Business Day” shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law to remain closed or a day on which the corporate trust office of the Property Trustee or the Trustee under the Indenture is closed for business.

An Applied Power Trust’s Preferred Securities represent beneficial ownership interests in the assets of such Applied Power Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360–day year of twelve 30–day months unless otherwise specified in the applicable Prospectus Supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable Prospectus Supplement. The term “Distributions” as used herein includes any such additional Distributions unless otherwise stated.

If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an “Extension Period”), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Junior Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement. As a consequence of any such extension, Distributions on the related Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the Prospectus Supplement for such Preferred Securities) by the Applied Power Trust which issued such Preferred Securities during any such Extension Period.

If the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Indenture with respect to the Corresponding Junior Subordinated Debt Securities of a series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Corresponding Junior Subordinated Debt Securities) that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities of such series or make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Subordinated Debt Securities of such series (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company’s Rights Agreement, if any, or any successor to such Rights Agreement, and the declaration of a dividend of such rights or the issuance of stock under such plans in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company’s benefit plans for its directors, officers or employees). For additional circumstances in which the Company is restricted in making such payments, see “Description of Debt Securities—Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities—Restrictions on Certain Payments.”

The revenue of each Applied Power Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Subordinated Debt Securities in which the Applied Power Trust will invest the proceeds from the issuance and sale of its Trust Securities. See “Description of Debt Securities—Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities.” If the Company does not make interest payments on such Corresponding Junior Subordinated Debt Securities, the Property Trustee will not have funds available to pay Distributions of the related Preferred Securities. The payment of Distributions (if and to the extent the Applied Power Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under “Description of Guarantees.”

Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such Applied Power Trust on the relevant record dates, which, as long as the Preferred Securities remain in book–entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under “Book Entry Issuance.” In the event any Preferred Securities are not in book–entry form, the relevant record date for such Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable Prospectus Supplement.

Payment of Expenses

Pursuant to the Indenture, the Company, as borrower, has agreed to pay all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Applied Power Trusts (including, but not limited to, all costs and expenses relating to the organization of the Applied Power Trusts, the fees and expenses of the Property Trustee, the Delaware Trustee and the Administrative Trustees and all costs and expenses relating to the operation of the Applied Power Trusts (other than with respect to the Trust Securities)) and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by the applicable Applied Power Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the applicable Applied Power Trust would have received and retained had no such fees, expenses, debts and obligations been incurred by or imposed on the applicable Applied Power Trust. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed (each, a “Creditor”), whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has agreed to irrevocably waive any right or remedy to require that any such Creditor take any action against the applicable Applied Power Trust or any other person before proceeding against the Company. The Company shall execute such additional agreements as may be necessary to give full effect to the foregoing.

Redemption or Exchange

Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debt Securities, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the “Redemption Price”) equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the “Redemption Date”) and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Junior Subordinated Debt Securities. See “Description of Debt Securities—Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities—Redemption.” If less than all of any series of

Corresponding Junior Subordinated Debt Securities are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Trust Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any series of any Corresponding Junior Subordinated Debt Securities to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Trust Securities.

The Company will have the right to redeem any series of Corresponding Junior Subordinated Debt Securities (i) subject to the conditions described under “Description of Debt Securities—Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities—Redemption” or (ii) as may be otherwise specified in the applicable Prospectus Supplement.

“Like Amount” means (i) with respect to a redemption of any series of Trust Securities, Trust Securities of such series having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Corresponding Junior Subordinated Debt Securities to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related Applied Power Trust, Corresponding Junior Subordinated Debt Securities having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Corresponding Junior Subordinated Debt Securities are distributed. Unless otherwise specified in the applicable Prospectus Supplement, “Liquidation Amount” means the stated amount per Trust Security specified in the applicable Prospectus Supplement.

At any time, the Company has the right to dissolve an Applied Power Trust and, after satisfaction of the liabilities of creditors of such Applied Power Trust as provided by applicable law, cause the Corresponding Junior Subordinated Debt Securities owned by such Applied Power Trust to be distributed to the holders of the related Preferred Securities and Common Securities in liquidation of the Applied Power Trust.

If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Corresponding Junior Subordinated Debt Securities at the time that the Company exercises its right to elect to dissolve the related Applied Power Trust and cause such Corresponding Junior Subordinated Debt Securities to be distributed to the holders of such related Preferred Securities and Common Securities in liquidation of the Applied Power Trust, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

After the liquidation date fixed for any distribution of Corresponding Junior Subordinated Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company (“DTC”) or its nominee, as the record holder of such series of Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing such series of Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Subordinated Debt Securities having a principal amount equal to the stated Liquidation Amount of such series of Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of an Applied Power Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debt Securities that an investor may receive on dissolution and liquidation of an Applied Power Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

Redemption and Exchange Procedures

Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Subordinated Debt Securities. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related Applied Power Trust has funds on hand available for the payment of such Redemption Price. See “—Subordination of Common Securities.”

If an Applied Power Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See “Book–Entry Issuance.” If such Preferred Securities are no longer in book–entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. Except as specified in the applicable Prospectus Supplement, in the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Applied Power Trust or by the Company pursuant to the Guarantee as described under “Description of Guarantees,” Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Applied Power Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

Subject to applicable law (including, without limitation, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Payment of the Redemption Price on the Preferred Securities and any distribution of Corresponding Junior Subordinated Debt Securities to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Preferred Securities are not in book–entry form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable Prospectus Supplement.

If less than all of the Preferred Securities and Common Securities issued by an Applied Power Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Corresponding Junior Subordinated Debt Securities, on and after the Redemption Date interest ceases to accrue on such Junior Subordinated Debt Securities or portions thereof (and distributions cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

Payment of Distributions on, and the Redemption Price of, each Applied Power Trust’s Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default with respect to any Junior Subordinated Debt Security shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Applied Power Trust’s Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the Applied Power Trust’s outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Applied Power Trust’s outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Applied Power Trust’s Preferred Securities then due and payable.

In the case of any Event of Default with respect to any Junior Subordinated Debt Security, the Company as holder of such Applied Power Trust’s Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities has been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of the Company as holder of the Applied Power Trust’s Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution upon Dissolution

Pursuant to each Trust Agreement, each Applied Power Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the written direction to the Property Trustee from the Company, as Depositor, to dissolve such Applied Power Trust and distribute the Corresponding Junior Subordinated Debt Securities to the holders of the Preferred Securities in exchange for the Preferred Securities (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption of all of the Applied

Power Trust’s Trust Securities; and (iv) the entry of an order for the dissolution of such Applied Power Trust by a court of competent jurisdiction.

If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Applied Power Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Applied Power Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Subordinated Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Applied Power Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Applied Power Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If such Liquidation Distribution can be paid only in part because such Applied Power Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Applied Power Trust on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such Applied Power Trust’s Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Junior Subordinated Debt Security Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

Events of Default; Notice

Any one of the following events constitutes an “Event of Default” under each Trust Agreement (a “Trust Event of Default”) with respect to the Preferred Securities issued thereunder (whatever the reason for such Trust Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)  the occurrence of an Event of Default with respect to a Corresponding Junior Subordinated Debt Security under the Indenture (see “Description of Debt Securities—Defaults and Remedies”); or

(ii)  default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

(iii)  default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

(iv)  default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities of the applicable Applied Power Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such Trust Agreement; or

(v)  the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

Within 90 days after the occurrence of any Trust Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Event of Default to the holders of such Applied Power Trust’s Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Trust Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

If an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of each Applied Power Trust as described above. See “—Liquidation Distribution upon Dissolution.” The existence of a Trust Event of Default does not entitle the holders of Preferred Securities to cause the redemption of the Preferred Securities.

Removal of Issuer Trustees

Unless an Event of Default with respect to a Corresponding Junior Subordinated Debt Security shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Trust Event of Default resulting from an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

Co–trustees and Separate Property Trustee

Unless a Trust Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co–trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Issuer Trustees

Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the Applied Power Trusts

An Applied Power Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below, as described in “—Liquidation Distribution upon Dissolution” or as described in the Prospectus Supplement with respect to the Preferred Securities. An Applied Power Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Applied Power Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the “Successor Securities”) so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Subordinated Debt Securities, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially similar to that of the Applied Power Trust, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Applied Power Trust experienced in such matters to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Applied Power Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, an Applied Power Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the Applied Power Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “Description of Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the Applied Power Trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Applied Power Trust will not be required to register as an “investment company” under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Applied Power Trust’s status as a grantor trust for United States Federal income tax purposes or the Applied Power Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that without the consent of each holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

So long as any Corresponding Junior Subordinated Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Subordinated Debt Securities, (ii) waive any past default that is waivable under Section 6.04 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Corresponding Junior Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, the applicable Securities Resolution or such Corresponding Junior Subordinated Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the related Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Corresponding Junior Subordinated Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel to the effect that the Applied Power Trust will not be classified as a corporation for United States Federal income tax purposes on account of such action.

Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

No vote or consent of the holders of Preferred Securities will be required for an Applied Power Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments in respect of the Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any Applied Power Trust’s Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent (the “Paying Agent”) shall initially be the Property

Trustee and any co–paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days’ written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Applied Power Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Applied Power Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

The Property Trustee, other than during the occurrence and continuance of a Trust Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Trust Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Applied Power Trusts in such a way that no Applied Power Trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the Corresponding Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Applied Power Trust or each Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

Holders of the Preferred Securities have no preemptive or similar rights.

No Applied Power Trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF GUARANTEES

A Guarantee Agreement will be executed and delivered by the Company concurrently with the issuance by each Applied Power Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will act as indenture trustee (“Guarantee Trustee”) under each Guarantee for the purposes of compliance with the Trust Indenture Act, and each Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference in this summary to Preferred Securities means that Applied Power Trust’s Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Applied Power Trust’s Preferred Securities.

General

The Company will irrevocably agree to pay in full on a junior subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set–off or counterclaim that such Applied Power Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the related Applied Power Trust (the “Guarantee Payments”), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such Applied Power Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that such Applied Power Trust has funds on hand available therefor at such time or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such Applied Power Trust (unless the Corresponding Junior Subordinated Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such Applied Power Trust remaining available for distribution to holders of Preferred Securities. The Company’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the Applied Power Trust to pay such amounts to such holders.

Each Guarantee will be an irrevocable guarantee on a junior subordinated basis of the related Applied Power Trust’s obligations under the Preferred Securities, but will apply only to the extent that such related Applied Power Trust has funds sufficient to make such payments, and is not a guarantee of collection.

If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities held by the Applied Power Trust, the Applied Power Trust will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. Each Guarantee will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company. See “—Status of the Guarantees.” The majority of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries. The Company relies primarily on funds obtained from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Company’s obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of the Company’s subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. See “Description of Debt Securities—General” and—“Ranking of Debt Securities.” Except as otherwise provided in the applicable Prospectus Supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Preferred Securities.

The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the Applied Power Trusts with respect to the Common Securities to the same extent as the Preferred Securities

Guarantee, except that upon an Event of Default with respect to a Corresponding Junior Subordinated Debt Security, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

The Company’s obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee Agreement, the applicable Trust Agreement, the Corresponding Junior Subordinated Debt Securities, and the applicable Securities Resolution under the Indenture, taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust’s obligations under the Preferred Securities. See “The Applied Power Trusts,” “Description of Preferred Securities,” and “Description of Debt Securities—Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities.”

Status of the Guarantees

Each Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness.

Each Guarantee will rank pari passu with all other Guarantees issued by the Company relating to Preferred Securities. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Applied Power Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Junior Subordinated Debt Securities. None of the Guarantees places a limitation on the amount of additional senior indebtedness or subordinated indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting senior indebtedness or subordinated indebtedness.

Amendments and Assignment

Except with respect to any changes which do not adversely affect the rights of holders of the related Preferred Securities in any material respect (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the related outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under “Description of Preferred Securities—Voting Rights; Amendment of Each Trust Agreement.” All guarantees and agreements contained in each Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

Events of Default

An event of default under each Guarantee Agreement will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the related Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee Agreement.

Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee Agreement without first instituting a legal proceeding against the Applied Power Trust, the Guarantee Trustee or any other person or entity.

The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

Information Concerning the Guarantee Trustee

The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee Agreement and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee Agreement at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantees

Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the related Preferred Securities, upon full payment of the amounts payable upon liquidation of the related Applied Power Trust or upon distribution of Corresponding Junior Subordinated Debt Securities to the holders of the related Preferred Securities. Each will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

Governing Law

Each Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,

THE CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES

AND THE GUARANTEES

Full and Unconditional Guarantee

Payments of Distributions and other amounts due on the Preferred Securities (to the extent the applicable Applied Power Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under “Description of Guarantees.” Taken together, the Company’s obligations under each series of Corresponding Junior Subordinated Debt Securities, the related Securities Resolution, the Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust’s obligations under the Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Junior Subordinated Debt Securities, such Applied Power Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover payment of Distributions when the related Applied Power Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under each Guarantee are subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on each series of Corresponding Junior Subordinated Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated Liquidation Amount of the related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) the Company, as borrower, shall pay for all and any costs, expenses and liabilities of such Applied Power Trust except the Applied Power Trust’s obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the Applied Power Trust will not engage in any activity that is not consistent with the limited purposes of such Applied Power Trust.

Notwithstanding anything to the contrary in the Indenture, the Company has the right to set–off any payment it is otherwise required to make thereunder if and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee Agreement.

Enforcement Rights of Holders of Preferred Securities

A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the related Applied Power Trust or any other person or entity.

A default or event of default under any senior or subordinated indebtedness of the Company would not necessarily constitute a Trust Event of Default. However, in the event of payment defaults under, or acceleration of, senior or subordinated indebtedness of the Company, the subordination provisions of the applicable Securities Resolution will, unless the applicable Securities Resolution states otherwise, provide that no payments may be made in respect of the Corresponding Junior Subordinated Debt Securities until such senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Subordinated Debt Securities would constitute a Trust Event of Default.

Limited Purpose of Applied Power Trusts

Each Applied Power Trust’s Preferred Securities evidence undivided beneficial ownership interests in the assets of such Applied Power Trust, and each Applied Power Trust exists for the sole purposes of issuing its Preferred Securities and Common Securities, investing the proceeds thereof in Corresponding Junior Subordinated Debt Securities and engaging in only those other activities necessary, convenient or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Subordinated Debt Security is that a holder of a Corresponding Junior Subordinated Debt Security is entitled to receive from the Company the principal amount of and interest accrued on Corresponding Junior Subordinated Debt Securities held, while a holder of Preferred Securities is entitled to receive Distributions from such Applied Power Trust (or from the Company under the applicable Guarantee Agreement) if and to the extent such Applied Power Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of any Applied Power Trust involving the liquidation of the Corresponding Junior Subordinated Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such Applied Power Trust and, after satisfaction of creditors of such Applied Power Trust as provided by applicable law, the Liquidation Distribution in cash. See “Description of

Preferred Securities—Liquidation Distribution upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Junior Subordinated Debt Securities, would be a junior subordinated creditor of the Company, subordinated in right of payment to all senior indebtedness and subordinated indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee Agreement and pursuant to the Indenture, as borrower, has agreed to pay for all costs, expenses and liabilities of each Applied Power Trust (other than the Applied Power Trust’s obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Subordinated Debt Securities relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Class A Common Stock at a future date or dates. The price per share of Class A Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Stock Purchase Contracts may be issued separately or as a part of units (“Stock Purchase Units”) consisting of a Stock Purchase Contract and either (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of an Applied Power Trust, securing the holder’s obligations to purchase the Class A Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid stock purchase contracts (“Prepaid Securities”) upon release to a holder of any collateral securing such holder’s obligations under the original Stock Purchase Contract.

The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued. Certain material United States Federal income tax considerations applicable to the Stock Purchase Units and Stock Purchase Contracts will be set forth in the Prospectus Supplement relating thereto.

BOOK–ENTRY ISSUANCE

The Debt Securities, Preferred Securities and Corresponding Junior Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series (“Book–Entry Securities”). Unless otherwise indicated in the applicable Prospectus Supplement for such series, the Depositary will be DTC. Book–Entry Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Book–Entry Securities represented thereby, a Book–Entry Security may not be transferred except as a whole by the Depositary for such Book–Entry Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book–entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of Book–Entry Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Book–Entry Securities on DTC’s records. The ownership interest of each actual purchaser of each Book–Entry Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Book–Entry Securities. Transfers of ownership interests in the Book–Entry Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book–Entry Securities, except in the event that use of the book–entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

To facilitate subsequent transfers, all Book–Entry Securities deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Book–Entry Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book–Entry Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Book–Entry Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

The Company and the Applied Power Trusts expect that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. as the registered holder of the Book–Entry Securities.

Although voting with respect to the Book–Entry Securities is limited to the holders of record of the Book–Entry Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Book–Entry Securities. Under its usual procedures, DTC would mail an omnibus proxy (“Omnibus Proxy”) to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts such Book–Entry Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

As long as the Book–Entry Securities are held by DTC or its nominee and DTC continues to make its same–day funds settlement system available to the Company, all payments on the Book–Entry Securities (other than Preferred Securities or Corresponding Junior Subordinated Debt Securities) will be made by the Company in immediately available funds to DTC. Distribution payments on the Preferred Securities or the Junior Subordinated Debt Securities will be made by the relevant Trustee to DTC. The Company and the Applied Power Trusts have been advised that DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant Trustee, the Applied Power Trust (as applicable) or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on Book–Entry Securities to DTC is the responsibility of the Company or the relevant Trustee (as applicable), disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Preferred Securities of such series in exchange for the Global Security representing such series of Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Security or the Securities representing such series of Preferred Securities. Further, if the Company so specifies with respect to Preferred Securities of a series, an owner of a beneficial interest in a Global Security representing Preferred Securities of such series may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, a Beneficial Owner in such Global Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities of such series so issued will be issued in such denominations as set forth in the accompanying Prospectus Supplement.

DTC may discontinue providing its services as securities depositary with respect to Debt Securities at any time by giving reasonable notice to the Company or the Indenture Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Debt Securities in exchange for all the Global Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities represented by Global Securities and, in such event, will issue individual definitive Debt Securities in exchange for all the Global Securities representing the Debt Securities. Individual definitive Debt Securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct.

The information in this section concerning DTC and DTC’s book–entry system has been obtained from sources that the Applied Power Trusts and the Company believe to be accurate, but the Applied Power Trusts and the Company assume no responsibility for the accuracy thereof. Neither the Applied Power Trusts nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

The Company and/or any Applied Power Trust may sell the Securities in any one or more of the following ways from time to time: (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company and/or an Applied Power Trust from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company’s and/or the applicable Applied Power Trust’s Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for the Company and/or an applicable Applied Power Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

Securities may also be sold directly by the Company and/or an Applied Power Trust or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company and/or an Applied Power Trust to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

If so indicated in the Prospectus Supplement, the Company and/or an Applied Power Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company and/or an Applied Power Trust. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company and/or an Applied Power Trust shall have sold to such underwriters all of such Securities other than the Securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of Securities that may stabilize, maintain, or otherwise affect the price of such Securities, such intention and a description of such transactions will be described in the Prospectus Supplement.

Agents and underwriters may be entitled under agreements entered into with the Company and/or the applicable Applied Power Trust to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

CERTAIN LEGAL MATTERS

Unless otherwise indicated in the applicable Prospectus Supplements, certain legal matters in connection with the Securities will be passed upon (i) for the Company by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to the Company, (ii) for the Applied Power Trusts (with respect to the validity of the Preferred Securities under Delaware law) by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Applied Power Trusts and the Company, and (iii) for any underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Anthony W. Asmuth III, the Corporate Secretary of the Company, is a partner in Quarles & Brady LLP. As of December 31, 1998, Mr. Asmuth owned 38,420 shares of the Company’s Class A Common Stock and served as trustee or co-trustee with sole or shared voting and dispositive powers over trusts that held an aggregate of 270,402 shares of Class A Common Stock.

EXPERTS

The consolidated financial statements of the Company as of and for the year ended August 31, 1998, and the combination of the consolidated balance sheet as of August 31, 1997, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the two years in the period then ended, after restatement for the 1998 pooling of interests, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of the Company for the years ended August 31, 1997 and 1996, prior to restatement for pooling of interests, and the separate financial statements of ZERO Corporation included in the 1997 and 1996 restated consolidated financial statements, for the years ended March 31, 1997 and 1996, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Rubicon Group plc for the year ended May 31, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers, chartered accountants and registered auditors, given on the authority of that firm as experts in accounting and auditing.

Tools & Supplies

Engineered Solutions

Actuant Corporation

2,500,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

December 21, 2004

Wachovia Securities

JPMorgan

UBS Investment Bank

Robert W. Baird & Co.

Bear, Stearns & Co. Inc.